As filed with the Securities and Exchange Commission on July 5, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Signing Day Sports, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7389	87-2792157
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

(480) 220-6814

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Nelson, Chief Executive Officer

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

(480) 220-6814

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888

Approximate date of commencement of proposed sale to the public: As soon as practicable after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JULY 5, 2024

PROSPECTUS

Signing Day Sports, Inc.

Up to 6,643,788 Shares of Common Stock

This prospectus relates to the offer and resale from time to time of:

●	up to 2,105,090 shares of common stock, par value $0.0001 per share (“common stock”), of Signing Day Sports, Inc., a Delaware corporation (“we,” “us,” “our,” “Signing Day Sports,” “the Company,” or “our company”), issued or issuable, without giving effect to applicable limitations or restrictions, to FirstFire Global Opportunities Fund, LLC, a Delaware limited liability company (“FirstFire”), without giving effect to applicable limitations or restrictions, pursuant to the Securities Purchase Agreement, dated as of June 18, 2024, between the Company and FirstFire (the “June 2024 FF Purchase Agreement”), consisting of:

●	up to 1,232,407 shares of common stock issuable upon conversion of a senior secured promissory note of the Company issued on June 18, 2024, in the principal amount of $198,611 and with guaranteed interest of $19,861 (the “June 2024 FF Note”), at an assumed alternate conversion price of $0.195 per share, assuming the application of a 110% prepayment premium;

●	up to 90,277 shares of common stock (the “June 2024 FF Commitment Shares”) that we issued to FirstFire as partial consideration for the purchase of the June 2024 FF Note;

●	up to 662,036 shares of common stock issuable upon exercise of a warrant at an initial exercise price of $0.30 per share (the “First June 2024 FF Warrant”) that we issued to FirstFire as partial consideration for the purchase of the June 2024 FF Note;

●	up to 120,370 shares of common stock issuable upon exercise of a warrant (the “Second June 2024 FF Warrant” and together with the First June 2024 FF Warrant, the “June 2024 FF Warrants”) at an initial exercise price of $0.01 per share exercisable from the date (the “Second FF Warrants Trigger Date”) of an “Event of Default” as defined by the June 2024 FF Note (an “FF Notes Event of Default”), that we issued to FirstFire as partial consideration for the purchase of the June 2024 FF Note;

●	up to 4,372,116 shares of common stock, issued or issuable, without giving effect to applicable limitations or restrictions, to FirstFire, pursuant to the Securities Purchase Agreement, dated as of May 16, 2024, between the Company and FirstFire, as amended (as amended, the “May 2024 FF Purchase Agreement”) by that certain Amendment to the Transaction Documents, dated as of June 18, 2024, between the Company and FirstFire (the “Amendment to May 2024 FF Transaction Documents”), consisting of:

●	up to 2,559,616 shares of common stock issuable upon conversion of a senior secured promissory note of the Company issued on May 16, 2024, as amended by that certain Amendment to Senior Secured Promissory Note and Warrants, dated as of May 20, 2024, between the Company and FirstFire (the “Amendment to May 2024 FF Note and May 2024 FF Warrants”), in the principal amount of $412,500 and with guaranteed interest of $41,250 (as amended, the “May 2024 FF Note” and together with the June 2024 FF Note, the “FF Notes”), at an assumed alternate conversion price of $0.195 per share, assuming the application of a 110% prepayment premium;

●	up to 187,500 shares of common stock (the “May 2024 FF Commitment Shares”) that we issued to FirstFire as partial consideration for the purchase of the May 2024 FF Note;

●	up to 1,375,000 shares of common stock issuable upon exercise of a warrant at an initial exercise price of $0.30 per share, as amended by the Amendment to May 2024 FF Note and May 2024 FF Warrants (as amended, the “First May 2024 FF Warrant”), that we issued to FirstFire as partial consideration for the purchase of the May 2024 FF Note;

●	up to 250,000 shares of common stock issuable upon exercise of a warrant at an initial exercise price of $0.01 per share exercisable from the Second FF Warrants Trigger Date, as amended by the Amendment to May 2024 FF Note and May 2024 FF Warrants (as amended, the “Second May 2024 FF Warrant” and together with the First May 2024 FF Warrant, the “May 2024 FF Warrants” and the May 2024 FF Warrants together with the June 2024 FF Warrants, the “FF Warrants”), that we issued to FirstFire as partial consideration for the purchase of the May 2024 FF Note;

●	up to 166,582 shares of common stock issued or issuable, without giving effect to applicable limitations or restrictions, to Boustead Securities, LLC, a registered broker-dealer (“Boustead” and together with FirstFire, the “Selling Stockholders”), pursuant to the Company’s letter agreement, dated August 9, 2021, between the Company and Boustead, as amended (as amended, the “Boustead Engagement Letter”), relating to placement agent services in connection with the transactions contemplated by the May 2024 FF Purchase Agreement and the Common Stock Purchase Agreement, dated as of January 5, 2024, between the Company and Tumim Stone Capital LLC (“Tumim”), which was terminated by mutual written consent as of May 16, 2024 (the “Tumim Purchase Agreement”), consisting of:

●	up to 13,125 shares of common stock issued to Boustead as partial consideration for placement agent services with respect to the May 2024 FF Purchase Agreement (the “FF Placement Agent Fee Shares”);

●	up to 96,250 shares of common stock issuable to Boustead upon exercise of a placement agent warrant at an exercise price of $0.30 per share issued as partial consideration for placement agent services with respect to the May 2024 FF Purchase Agreement (the “FF Placement Agent Warrant”);

●	up to 49,193 shares of common stock issued to Boustead as partial consideration for placement agent services with respect to the Tumim Purchase Agreement (the “Tumim Placement Agent Fee Shares”); and

●	up to an aggregate of 8,014 shares of common stock issuable to Boustead upon exercise of placement agent warrants at a weighted-average exercise price of approximately $0.44 per share issued as partial consideration for placement agent services with respect to the Tumim Purchase Agreement (collectively, the “Tumim Placement Agent Warrants” and together with the FF Placement Agent Warrant, the “Placement Agent Warrants”).

The total number of shares of common stock issuable upon conversion of the FF Notes that may be offered and resold by means of this prospectus, or 3,792,023, is based in part on an assumed conversion price per share of $0.195, which would be one of a number of alternate conversion prices that would become applicable upon the occurrence of an FF Notes Event of Default, and application of one of the other alternate conversion prices may result in a greater number of shares issuable upon such conversion. The actual maximum number of shares issuable upon conversion of the FF Notes may also be increased upon the application of full-ratchet anti-dilution provisions in the FF Notes. Similarly, the maximum number of shares issuable upon exercise of the FF Warrants may be increased upon the application of full-ratchet anti-dilution provisions in the FF Warrants. Pursuant to the Registration Rights Agreement, dated as of June 18, 2024, between the Company and FirstFire (the “June 2024 FF Registration Rights Agreement”), and the Registration Rights Agreement, dated as of May 16, 2024, between the Company and FirstFire (the “May 2024 FF Registration Rights Agreement”), if the total number of shares issuable upon conversion of the FF Notes or upon exercise of the FF Warrants becomes greater than the number that may be offered for resale by means of this prospectus, then the Company will be required to register the additional shares of common stock for resale by means of one or more separate prospectuses. See “Prospectus Summary – Private Placements – June 2024 FirstFire Private Placement” and “Prospectus Summary – Private Placements – May 2024 FirstFire Private Placement”.

The number of shares of common stock issuable upon conversion of the FF Notes or exercise of the FF Warrants will be subject to a limitation on beneficial ownership to 4.99% of the common stock that would be outstanding immediately after such conversion or exercise (the “FF Beneficial Ownership Limitation”). In addition, the June 2024 FF Purchase Agreement, the May 2024 FF Purchase Agreement, the FF Notes, the FF Warrants, and the FF Placement Agent Warrant provide that the maximum amount of shares of common stock issuable under the FF Notes, the FF Warrants, and the FF Placement Agent Warrant will be limited to no more than 19.99% of the issued and outstanding common stock of the Company as of the date of the May 2024 FF Purchase Agreement, or 3,074,792 shares of common stock, which number of shares shall be reduced, on a share-for-share basis, by the number of shares of common stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the May 2024 FF Purchase Agreement under applicable rules of the NYSE American LLC (the “NYSE American” and such limited number of shares, the “FF Exchange Limitation”), until the Company obtains stockholder approval to issue shares in excess of that amount for all shares issuable pursuant to the terms of the May 2024 FF Purchase Agreement (the “FF Stockholder Approval”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders. We may receive up to $1,088,583 in aggregate gross proceeds from the cash exercise of the FF Warrants, the FF Placement Agent Warrant, and the Tumim Placement Agent Warrants.

The Selling Stockholders may resell the shares of common stock included in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may resell the shares of common stock to which this prospectus relates in the section entitled “Plan of Distribution”. Each of the Selling Stockholders may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The Selling Stockholders will pay all brokerage fees and commissions and similar expenses in connection with the offer and resale of the shares being offered by the Selling Stockholders by means of this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and resale of the shares included in this prospectus by the Selling Stockholders, including legal and accounting fees. See “Plan of Distribution”.

Our shares of common stock are listed on the NYSE American under the symbol “SGN”. On July 3, 2024, the last reported sale price of our common stock on the NYSE American was $0.2591 per share.

Unless otherwise noted, the share and per share information in this prospectus have been adjusted to give effect to the one-for-five (1-for-5) reverse stock split (the “Reverse Stock Split”) of the outstanding common stock which became effective on April 14, 2023.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Item 1A. Risk Factors – Risks Related to Our Common Stock and Securities Convertible into Our Common Stock – We are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our stockholders could receive less information than they might expect to receive from more mature public companies.” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Annual Report”), which is incorporated by reference into this prospectus.

Investing in our securities is highly speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 21 of this prospectus, in any applicable prospectus supplement and as described in certain of the documents we may incorporate by reference herein, for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ,        2024.

You should rely only on the information contained in or incorporated by reference in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the Selling Stockholders have authorized anyone to provide you with additional information or information different from that contained in or incorporated by reference in this prospectus filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

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TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We use various trademarks, trade names and service marks in our business. For convenience, we may not include the “℠”, “®” or “™” status symbols for these marks, but such omission is not meant to indicate that we would not protect our intellectual property rights to the fullest extent allowed by law. Any other trademarks, trade names or service marks referred to in this prospectus are the property of their respective owners.

INDUSTRY AND MARKET DATA

We are responsible for the information contained in or incorporated by reference into this prospectus. This prospectus includes or incorporates by reference industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry or internal company surveys. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. The market and industry data used in or incorporated by reference into this prospectus involve risks and uncertainties that are subject to change based on various factors, including those discussed in or incorporated by reference into the section titled “Risk Factors”, any applicable prospectus supplement, and the documents incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in, or implied by, the estimates made by independent parties and by us. Furthermore, we cannot assure you that a third party using different methods to assemble, analyze or compute industry and market data would obtain the same results.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus and any applicable prospectus supplement and the other information incorporated by reference into this prospectus. You should carefully read the entire prospectus and the other information incorporated by reference into this prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, any applicable prospectus supplement, and documents referred to in “Where You Can Find More Information” and “Information Incorporated by Reference,” before making an investment decision. Some of the statements in this prospectus and the other documents incorporated by reference into this prospectus are forward-looking statements. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise noted, the share and per share information in this prospectus reflects the Reverse Stock Split ratio of 1-for-5 as if it had occurred at the beginning of the earliest period presented.

Our Company

Overview

We are a technology company developing and operating a platform aiming to give significantly more student-athletes the opportunity to go to college and continue playing sports. Our platform, Signing Day Sports, is a digital ecosystem to help athletes get discovered and recruited by coaches and recruiters across the country. We fully support football, baseball, softball, and men’s and women’s soccer, and we plan to expand the Signing Day Sports platform to include additional sports. Each sport is led by former professional athletes and coaches who know what it takes to get to the big leagues.

Signing Day Sports launched in 2019. During 2023, 3,846 aspiring high school athletes and groups throughout the United States subscribed to the Signing Day Sports platform. Colleges in the National Collegiate Athletic Association (NCAA) Division I, Division II, and Division III, and the National Association of Intercollegiate Athletics (NAIA), have utilized our platform for recruitment purposes. Signing Day Sports initially supported football athletes, and now also offers a platform for baseball, softball, and men’s and women’s soccer, resulting in even more recruiter and athlete platform participants.

We founded Signing Day Sports to reinvent the high school and college sports recruiting process for the digital era. When we started the Company, recruiting was still being done largely as it had been done since before the mass availability of Internet-connected devices and was still limited by that model. We believe that we identified the flaws in the recruiting process and the unique opportunity it presented for us to become a solution provider in the industry. We developed and operated our platform with the objective of optimizing and enhancing the sports recruitment process across all sizes of colleges and athletic departments.

Our ability to leverage modern technologies to bring coaches and student-athletes together in a mutually beneficial ecosystem has shown significant benefits for both sides of the student-athlete recruitment process. Parents and student-athletes can use the platform to understand and provide what recruiters want to see, seek and gain offers of better athletic scholarships or other financial aid packages, and maximize the potential of a student-athlete’s career. Recruiters now have a comprehensive recruitment application that shows video verification of key attribute data and gives the recruiter the ability to narrow down their search with a highly optimized search engine and student-athlete screening process.

In short, we offer a comprehensive solution that services the needs of all participants in the sports recruitment process. Our goal is to change the way sports recruitment is done for the betterment of everyone.

As of March 31, 2024, we had total assets of approximately $4.0 million with total stockholders’ equity of approximately $0.2 million.

Our sales increased 334% year-over-year in the first quarter of 2024 compared to the first quarter of 2023 and 293% year-over-year in 2023 compared to 2022, primarily due to an increase in event revenue and user subscriptions. During the three months ended March 31, 2024, more than 40% of student-athletes’ free trial subscriptions converted to paid trial subscriptions.

Our Historical Performance

The Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. We have incurred losses for each period from our inception and a significant accumulated deficit. For the three months ended March 31, 2024 and 2023, net loss was approximately $2.5 million and $0.9 million. For the fiscal years ended December 31, 2023 and 2022, our net loss was approximately $5.5 million and $6.7 million, respectively. Our cash used in operating activities was approximately $1.8 million and $0.2 million for the three months ended March 31, 2024 and 2023, respectively, and cash used in operating activities for fiscal years 2023 and 2022 was approximately $4.8 million and $4.9 million, respectively. We had an accumulated deficit of approximately $19.5 million and $17.0 million as of March 31, 2024 and December 31, 2023. We expect to incur expenses and operating losses over the next several years. We plan to finance our operations primarily using proceeds from this offering and other capital raises until our transition to profitable operations, at which point we plan to finance operations primarily from profits. These plans, if successful, will mitigate the factors which raise substantial doubt about the Company’s ability to continue as a going concern. However, there can be no assurance that our financial resources will be sufficient to remain in operation or that necessary financing will be available on satisfactory terms, if at all. There can also be no assurance that we will succeed in generating sufficient revenues to continue our operations as a going concern. For further discussion, see Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern” in the Quarterly Report on Form 10-Q for the three months ended March 31, 2024 (the “Quarterly Report”), which is incorporated by reference into this prospectus.

A Problem Worth Solving

The sports recruitment industry has several problems. Frequently, the best student-athletes are overlooked because of a lack of exposure, promotion, and experience. The dominance of the top athletic programs reduces opportunities for talented student-athletes. Many student-athletes do not know how to effectively promote themselves. Signing Day Sports has built an application to bring equal opportunity to all student-athletes looking to be recruited at every level.

We believe that our technology can help level the playing field for both student-athletes and recruiters. Any student-athlete can promote and demonstrate their talent to college coaches without economic or geographic barriers. On the other side, every recruiter who uses the platform can access the same rich level of data that can be provided by the platform’s student-athletes.

We believe our technology will help move sports recruitment toward a truly fair experience for all parties involved.

Our Solution

Signing Day Sports is a platform in the form of an app available on Apple’s App Store and Google Play for student-athletes and a website portal on personal computers for coaches and recruiters for data review. We believe Signing Day Sports is the first comprehensive sports recruitment platform. The platform interface is designed to be optimized for each participant in the sports recruitment process. The three-tiered technology platform serves student-athletes, their parents, high school and sports club coaches, college coaches, and professional scouts.

Student-athletes can upload key information and video-verified data that is critical in the recruitment process. The data fields in our player platform include the following: Video-verified measurables (such as height, weight, 40-yard dash, wingspan, hand size), academic information (such as official transcripts and SAT/ACT scores), and technical skill videos (such as drills and speed tests that exemplify player mechanics, coordination, and development).

College coaches, team managers and other recruiters can load in all student-athletes on their respective teams, sports clubs or programs. They can use the platform to communicate directly with student-athletes, track their progress in the weight room and training field, and manage other aspects of their student-athletes. Additionally, the platform serves as an important tool for recruitment and development. College coaches can manage their entire recruitment process through our platform. Our platform provides college coaches an optimized organizational system, communication tools, and verified data to make informed decisions and save program costs. Student-athletes and parents can use the platform to communicate with their coaches and managers as well as track individual performance and key metrics that are valuable to recruiters. The platform was built by athletes and recruiters for athletes and recruiters, and we believe it truly represents the future of sports recruitment.

Our Competitive Strengths

We believe our key competitive strengths include:

●	Massive Low-Cost Access to Recruiters. Recruiting events, camps, games and showcases such as those hosted by Next College Student Athlete, Gridiron Elite and Perfect Game strive to match high-level high school athletes for in-person competition. Attendees sometimes travel interstate to attend these events and typically pay an attendance fee as well. These events are typically costly to recruits’ families and present a number of practical challenges for recruits. Our app evens the playing field by allowing a student-athlete to get in front of numerous recruiters without any travel or significant costs. Recent enhancements to our app now allow student-athletes to filter and search for colleges and college coaches, get contact information and other specifics, and save favorites lists for recruiters by college or coach.

●	More Objective and Fair Player Evaluations. We believe that our platform fills a niche in the current competitive landscape by allowing recruits to put their best foot forward by submitting only their best interviews, verified athletic/academic measurables, video-verified speed testing, drill footage, and highlight and game film. Recruiters can then better assess their prospects than in traditional in-person recruitment events where chance events can throw off even the best student-athletes’ performances.

●	Valuable Student-Athlete Comparison Tools. Our platform allows coaches to evaluate prospects’ drill performances frame-by-frame, side-by-side. Additionally, our platform has verified statistics within individual recruiting profiles. Our tool offers these and a number of other unique features that recruiters and their prospects find exceptionally valuable.

●	Designed for Coaches and Recruiters. Through our platform’s verified measurables, “Film Room,” “Big Board,” and “Interview” features, our coach/recruiter-facing platform allows college coaches and recruiters to drive the recruitment process. Our platform allows recruiters to easily access and request verifiable information from thousands of student-athletes across the nation. After players submit their video-verified uploads, verified academics, and supplemental data like responses to interview questions, coaches can make well-informed decisions. Our in-platform messaging allows coaches to communicate directly with prospective recruits. All of our platform’s features are designed to produce an efficient, comprehensive and intuitive process for accessing, comparing, ranking and recruiting student-athletes by user coaches and recruiters. Our data and video-verified information can also be transferred into other data systems used by college recruiters, allowing our system to function either alone or together with other systems as needed.

●	Designed for Players and Parents. Our app’s player-facing mobile platform easily allows players to submit video-verified information, verified academic information, responses to interview questions, and other data, and be seen by hundreds of college coaches and recruiters. In the comfort of their own home or a nearby field, players can upload all the information coaches need to make a well-informed decision.

●	Educational Tools for Players and Parents. Signing Day Sports supports student-athletes and parents through the entirety of the recruiting process in three ways. First, our former college coaches, professional athletes, and player personnel directors are readily available through the Signing Day Sports app, website, social media accounts, and weekly webinars. They support and communicate regularly with student-athletes to assist them throughout the recruiting process. The second way is The Wire, Signing Day Sports’ official blog. We regularly post educational and informative blog entries that consist of interviews, player features, in-depth dives into specific recruiting processes and events, and other relevant subjects. Thousands of visitors read The Wire’s entries every month to stay up to date regarding the most recent recruiting news and updates. The third way is called “Signing Day Sports University” or “SDS University”. SDS University is a Zendesk-based customer-facing knowledge base and is composed of short, educational videos. Student-athletes, parents, and coaches can learn about our app, the collegiate recruiting process from beginning to end, and more through the SDS University video catalog. Topics range from name, image and likeness (NIL), the transfer portal, and eligibility to more specific platform tutorials like uploading videos or sharing the student-athlete’s profile link. SDS University helps leverage our internal knowledge to communicate more efficiently and with more people.

●	Senior Soccer Advisor. Our recent appointment of Kevin Grogan as Senior Soccer Advisor marks a significant event for Signing Day Sports as a soccer recruitment platform. Mr. Grogan’s distinguished background as a former professional soccer player, seasoned coach, and knowledgeable sports business consultant adds considerable depth and expertise to our team. His combination of direct on-field experience and sharp business acumen, coupled with his thorough understanding of soccer’s athletic and business dimensions, positions him to lead the enhancement of our platform’s impact on the sport. We believe this represents a clear demonstration of our commitment to achieving excellence in collegiate sports recruitment, and are confident that Mr. Grogan’s insights will bolster our ability to provide what we believe will be unparalleled recruitment services and support to young athletes. This commitment aligns with our goal to capitalize on the global appeal of soccer, creating new opportunities for emerging talent and establishing our position as a leader in the college recruitment sector.

Our Growth Strategies

The key elements of our strategy to grow our business include:

●	Completion and Development of Support for New Sports. We have offered full support for football and baseball on our platform since before 2023. More recently, our official platform support for softball launched in February 2023, and our men’s and women’s soccer platform support launched in May 2023. We plan to continue to develop support and additional features for all the sports on our platform.

●	Investment in our Platform. We will continue to invest in our technology and infrastructure to improve our product and ability to present best-in-class technology in the recruitment space, with planned features such as enhancements to the colleges/coaches search feature that we introduced in April 2024. We have also prioritized internal hires of engineers and developers to launch new features and sports platform support, while ensuring product stability and effectiveness. This focus is intended to support the stable, consistent, and cost-efficient development of updates and upgrades to our platform.

●	Launch New Products and Expand Features. Over time, we will continue to launch new products and features to meet market demand. We will prioritize the needs of college coaches and recruiters across the nation, Signing Day Sports event functionality, and the student-athletes seeking to be recruited in major sports verticals. Some of the planned features include:

●	Public Player Profile. By allowing athletes and their parents to share a public version of the student-athlete’s profile, we can ensure that the ultimate power of recruiting is in the student-athlete’s hands. We expect that the public version may be shared with coaches, other student-athletes and on social media and will contain all of the student-athlete’s data, including videos. The profile will be available to anyone, including recruiters and others that are not Signing Day Sports users. Additionally, our profile tracking is being designed to allow players to see who has viewed their profile and may be interested in recruiting them.

●	Social Community of Student-Athletes. Signing Day Sports plans to introduce social features on the platform. We expect these features will help student-athletes share and exchange videos, information, and bragging rights, and enhance the users’ sense of community. With a robust integration of LinkedIn and Facebook, student-athletes will be able to follow other student-athletes, see their profiles and videos in a feed, favorite other student-athletes, and exchange workout tips on our platform forums. Student-athletes will also be able to compete against one another for bragging rights on the leaderboard, complete tasks for badges, and take part in Signing Day Sports community challenges. These social features are expected to engage student-athletes with the Signing Day Sports platform more holistically through these social connections.

●	Upcoming AI features. The Company has implemented and, in some cases, expects to implement the following artificial intelligence (AI) features in 2024 and 2025:

●	Lead scraping AI technology to enhance customer identification and acquisition through personalized outreach based on metrics determined by experts. The Company has implemented this feature as of November 2023. The feature uses an AI algorithm that analyzes each lead’s profile to create personalized messages. The system may help us find leads that match our target market’s sport and interests, allowing us to engage with customers more efficiently, with higher response rates, and longer-lasting customers.

●	AI matchmaking for student-athletes to find the right fit based on criteria set by an institution. The Company plans to begin development of this feature in the first quarter of 2025. This feature will be an AI algorithm that takes specific needs set forth by a recruiter based on their own criteria and division level of athletics. It will then create recommendations to student-athletes within the Company’s app based on their verified metrics. The data and algorithm will be linked to previous data and analytics related to previous student-athletes recruited by those recruiters.

●	Integration of existing AI video-capturing hardware to streamline video upload and highlight tape creation. We have begun discussions with makers of AI-programed video hardware systems that can capture the video footage of student-athletes. The AI used in these devices enables cameras to recognize players in the field, allowing for more efficient and accurate highlight-tape creation. These devices also allow for minimal human management as they are programmed to follow the action of the game. Our app’s profiles will allow for easier management and integration of the resulting video highlight footage into student-athletes’ Signing Day Sports app’s video resume. We plan to have full API integration for this feature completed by the end of the first quarter of 2025.

●	Use of AI technology to confirm and enhance visual biometrics of uploaded videos that will expand on data currently available through the platform. This feature is projected to begin testing and research in 2024 and be integrated into the Company’s app in 2025. Our current systems use video capturing in order to verify certain metrics. Based on developing AI camera technology, we plan to integrate software that recognizes and 3D-models all items in videos to further verify these metrics. This hardware and modeling will produce biometrics and measurements in greater detail compared to current systems.

●	Standards assessed by AI and creation of grades/evaluations of tasks being completed based on metrics set by experts. We plan to begin development of this feature in the third quarter of 2024 and complete its integration into the Company’s platform in 2025. It will use an algorithm to use data metrics from professionals, college student-athletes, and peers, establishing standard measurements for all metrics entered into our platform. This algorithm will then produce a grade based on profile data, such as position and age, to produce a standardized grade and measurement tool.

●	Integration of AI chatbots that encourage student-athletes to spend more time on the app, including personalized nutritional plans, fitness plans, general recruiting education, and more. This feature is planned to begin in the second quarter of 2024. The chat feature will use an algorithm linked to a series of data tables with information pertaining to the interests and challenges of student-athletes. Student-athletes will be able to use the feature and receive recommended educational resources, action plans, or media-related items. The underlying algorithm will adjust output over time based on user feedback and outcomes of chatbot sessions. The algorithm will also be trained to recognize when relevant information is not available and offer to connect the user to a live Signing Day Sports representative. Based on the live representative’s chat response, the AI algorithm will document and learn the response for future chat sessions.

●	Release of My Invites. With the first iterative release of our platform’s My Invites feature, we believe that our staff can drive player subscriptions and engagement by assembling lists of student-athlete platform candidates and inviting them to our platform with as few as two mouse clicks. Our system can track whether a student-athlete deleted our email, opened it, or signed up for a subscription and analyze the data based on college coach preferences. With this functionality, we believe that we can increase the population of motivated student-athletes to our platform with uploaded verified information like transcripts, drill videos, and height and weight data. This data can then be shared with college coaches based on their preferences to facilitate their data-informed decisions, communicate with prospects, and even make offers and build their virtual team.

●	Increase Profitability through Multiple Revenue Streams. We plan to continue to develop our platform with additional features for all supported sports. We also expect increased profitability as we launch support for student-athletes in related areas such as branded apparel, including combine t-shirts and branded towels which we began offering earlier this year, branded socks and hats to be offered starting May-June 2024, and supplements and nutrition products as funds for product development become available. We expect that a growing subscriber base will allow us to increase subscription margin, increase subscriber lifetime value, and increase monthly and annual renewal profits.

●	Expand Sports Club Support. Prominent youth sports organizations in the United States are involved in many different sports including soccer, baseball, softball, lacrosse, basketball, and track and field. Sports clubs are often more competitive than high school athletic programs, and club players often demonstrate a commitment to continue playing sports at the next level. As we expand our platform to other sports and offer more features for sports that it currently supports, we will prioritize support for youth club sports organizations. Our support will be the expansion of a sales team to directly work with club coaches and organizations. We expect that club teams and organizations will embed our platform fees into their annual fees so that they can offer enhanced recruitment support for players and their parents, while providing their coaches with a tool to streamline the recruitment process. As described below, we have formed a strategic alliance and official sponsorship with a major sports club organization with Elite Development Program Soccer, or EDP, based on this model.

●	Grow and Broaden Brand Awareness. Our brand awareness has developed primarily within our football vertical. With strategic collaborations with football associations, organizations, digital media, social media, event marketing, and organizational alliances, we expect to grow our brand throughout the United States. Additionally, as we launch new sport verticals, we will have many opportunities to increase brand and product awareness through additional markets. We will broaden our reach through educating players, parents, and coaches through best-in-class technology and compelling value.

●	Pursue Strategic Geographies for Product Expansion. With youth sports being played across the world, we will seek to expand our platform and technology to other countries across the globe. Through disciplined research, we will seek to expand our product to areas with significant children’s sport participation, technology adoption, and access to recruiters. We expect to prioritize the North America markets first, then replicate and introduce products suited to the local. For example, our platform’s support for soccer could provide a significant solution to inefficiencies in the student-athlete recruitment process in markets like Mexico and Europe.

●	Digital Marketing Campaigns

●	Business-to-consumer (B2C) digital marketing. Through an expanded B2C digital marketing campaign, we will promote and advertise our products and services to thousands of high-school-aged football players and parents across the nation. With our planned combination of compelling content, brand influencers, and a marketing website, we expect significant growth in individual subscriber growth. In particular, we will prioritize parent-friendly social media platforms such as Facebook, X, and Instagram, and our campaigns will support and educate parents on the recruitment process while providing our value proposition through our products, services and technology.

●	Business-to-business (B2B) digital marketing. Through an expanded B2B digital marketing campaign, we will promote and advertise our products and services to high school and sports club coaches, athletic directors, sports club owners, and their business development teams.

●	Digital marketing techniques. Our digital marketing campaigns will utilize search engine optimization, pay per click, digital ads, and other effective techniques to increase team and organizational subscriptions.

●	Strategic Alliance and Sponsorship Agreements. Our focus on key strategic alliance and sponsorship agreements is aimed to both increase overall player subscriptions and marketing.

●	The U.S. Army Bowl: Over the course of our agreement, we will continue to be the official recruitment platform for the U.S. Army Bowl, or the Bowl, an annual national all-star game for U.S. high school football, which was held under our co-supervision in December 2022 and December 2023 at Ford Center at The Star in Frisco, Texas. Aside from having priority on-site access to many of the top players in the game, we can promote ourselves, advertise to, and onboard more than an estimated 10,000 student-athletes each year as a sponsor through the game’s advertising channels. U.S. Army Bowl national combines are again planned throughout 2024. Each participant in the combine series pays Signing Day Sports an entry fee. Data collected and analyzed by our platform are part of the selection process for determining whether student-athletes participating in the combines may advance to the Bowl and/or National Combine events. Student-athletes participating in Bowl combines receive one month of access to the Signing Day Sports recruiting platform with registration, a Signing Day Sports recruiting profile with personal guidance from recruiting experts, video highlights from their combine, and tools to put their game highlights into their profiles on the Signing Day Sports platform. Since the beginning of this collaboration, a significant percentage of combine participants have converted to paid platform subscriptions. During the three months ended March 31, 2024, more than 40% of combine free trial subscriptions converted to paying subscriptions. See Item 1. “Business – Sales and Marketing – Strategic Alliance and Sponsorship Agreements” in the 2023 Annual Report for further information regarding the terms of this agreement.

●	Elite Development Program Soccer: Under our strategic alliance with Elite Development Program Soccer, or EDP, one of the largest organizers of youth soccer leagues and tournaments in the U.S., EDP will offer its student-athletes promotional one-year subscriptions to our platform, provide us with customer data, and promote our recruiting platform as its “Exclusive Recruiting Platform Provider”. We will promote EDP, give access to student-athlete data, and consult with EDP to implement and improve our platform’s features for its student-athletes. Subscription revenues from EDP referrals will be shared between us. See Item 1. “Business – Sales and Marketing – Strategic Alliance and Sponsorship Agreements” in the 2023 Annual Report for further information regarding the terms of this agreement.

●	Potential Accretive Acquisitions. We are currently evaluating potential acquisition targets (although no such acquisition target has yet been identified) that could bolster subscriber growth, branding awareness, and revenue shares. These potential acquisitions range from owners of specific game events, student-athlete development programs, and technologies to boost subscriber growth and revenue.

●	Events and Marketing. Through key collaborations, our events team will conduct on-site Signing Day Sports platform registration with high school-aged athletes and their parents. Specifically, at these events, student-athletes will have the opportunity to purchase, download, and upload key data and information on-site. These events will include football skills camps, soccer tournaments, 7v7 football tournaments, baseball showcases, and state-wide combines. Our hosted combine events are expected to continue to be an effective means for gaining exposure to our brand and registering new users on our platform. We plan to increase the number of our hosted combine events and utilize media to increase attendance and exposure at these events.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	present three years, and may instead present only two years, of audited financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this report;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	comply with certain greenhouse gas emissions disclosure and related third-party assurance requirements;

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1,235,000,000, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions and accommodations available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including as to: (i) the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (ii) scaled executive compensation disclosures; (iii) presenting three years of audited financial statements; and (iv) compliance with certain greenhouse gas emissions disclosure and related third-party assurance requirements.

Significant Voting Power of Certain Beneficial Owners, Executive Officers and Directors

Our executive officers and directors collectively beneficially own approximately 11.0% of our outstanding common stock. Dennis Gile, our largest stockholder and a former officer and director, beneficially owns and has voting power over approximately 13.6% of our outstanding common stock. John Dorsey, the second-largest beneficial owner of our common stock and a former officer and director, beneficially owns and has voting power over approximately 8.6% of our outstanding common stock. As a result, both Mr. Gile and Mr. Dorsey individually, and our executive officers and directors collectively, are able to exercise significant influence over all matters requiring stockholder approval.

Our Corporate History and Structure

Signing Day Sports, LLC, an Arizona limited liability company (“SDS LLC – AZ”), was formed on January 21, 2019. SDS LLC – AZ formed two wholly-owned subsidiaries, Signing Day Sports Football, LLC, an Arizona limited liability company (“SDSF LLC”), and Signing Day Sports Baseball, LLC, an Arizona limited liability company (“SDSB LLC”), on September 29, 2020 and November 25, 2020, respectively.

On June 5, 2020, a process to change SDS LLC – AZ into a Delaware corporation was initiated (collectively, the “Arizona-to-Delaware Conversion Process”). On that date, a certificate of formation of Signing Day Sports, LLC, a Delaware limited liability company (“SDS LLC – DE”), and a certificate of conversion of SDS LLC – AZ into SDS LLC – DE, were filed with the Delaware Secretary of State. On September 9, 2021, a certificate of incorporation (as amended prior to the effectiveness of the Amended and Restated Certificate of Incorporation (as defined below), the “Certificate of Incorporation”) of Signing Day Sports, Inc., a Delaware corporation (“SDS Inc. – DE”), and a certificate of conversion of SDS LLC – DE into SDS Inc. – DE were filed with the Delaware Secretary of State. From September 9, 2021 to July 11, 2022, SDS Inc. – DE operated as the successor entity to SDS LLC – AZ, and SDS LLC – AZ continued to be registered as an active entity with the Arizona Corporation Commission while its conversion into SDS LLC – DE pended.

A unanimous written consent of the board of directors of SDS Inc. – DE, dated as of March 25, 2022, approved the form of an Agreement and Plan of Merger between SDS LLC – AZ, SDSF LLC, SDSB LLC, and SDS Inc. – DE (the “Merger Agreement”) and related merger documents, the related merger transactions, the form of certain Settlement Agreements (as defined below), the form of a Shareholder Agreement among the Company and the stockholders of the Company (the “Shareholder Agreement”), and a proposed capitalization table of SDS Inc. – DE, approved and ratified the Certificate of Incorporation and approved amended and restated bylaws of SDS Inc. – DE, and approved and ratified related matters. In anticipation of the execution of the Merger Agreement and its consummation, in April 2022 and May 2022, SDS LLC – AZ, SDS Inc. – DE, and each of the members or stockholders of SDS LLC – AZ, SDSF LLC, SDSB LLC, and SDS Inc. – DE, entered into a Settlement Agreement and Release (each individually, the “Settlement Agreement,” and collectively, the “Settlement Agreements”), which provided, among other things, for the mutual general release of all claims by the parties against and relating to SDS LLC – AZ, SDSF LLC, SDSB LLC, and SDS Inc. – DE, and confirmed the owners and related amounts of all outstanding shares of common stock of SDS Inc. represented by the capitalization table exhibit to the Settlement Agreements. The stockholders of SDS Inc. – DE and the members of SDS LLC – AZ executed unanimous written consents, dated as of May 17, 2022 and July 6, 2022, respectively, approving the Merger Agreement and related transactions, the form of the Settlement Agreements, the form of the Shareholder Agreement, an updated capitalization table of SDS Inc., and approved and ratified the Certificate of Incorporation, the amended and restated bylaws, the prior corporate actions that were taken in connection with the Arizona-to-Delaware Conversion Process, and certain related matters.

On May 17, 2022, the Shareholder Agreement was entered into by and among the Company and the stockholders of the Company. The Shareholder Agreement provided certain restrictions, rights and obligations relating to the proposed sale, transfer or other disposition of the shares of the Company. The Shareholder Agreement terminated in accordance with its terms upon the closing of the Company’s initial public offering of its common stock on November 16, 2023 and listing on the NYSE American in connection with the closing.

On July 11, 2022, the Merger Agreement was executed. On the same date, pursuant to the Merger Agreement, a certificate of merger was filed with the Delaware Secretary of State and a statement of merger was filed with the Arizona Secretary of State effecting the merger of SDS LLC – AZ, SDSF LLC, and SDSB LLC with and into SDS Inc. – DE, and SDS Inc. – DE succeeded to the rights, property, obligations, and liabilities of each of SDS LLC – AZ, SDSF LLC, and SDSB LLC.

The releases of claims under the Settlement Agreements with each of Dennis Gile, Dorsey Family Holdings, LLC, an Arizona limited liability company (“Dorsey LLC”), Joshua A. Donaldson Revocable Trust, and Zone Right, LLC, a California limited liability company (“Zone Right”), are subject to certain specific exceptions for claims under certain separate agreements or instruments. For a further description of the Settlement Agreements, including the rights subject to exceptions referenced in the Settlement Agreements, see Item 13. “Certain Relationships and Related Transactions, and Director Independence – Transactions With Related Persons” in the 2023 Annual Report.

On March 13, 2023, the Reverse Stock Split, in which each five shares of the outstanding common stock were automatically combined and converted into one share of outstanding common stock, was approved by the board of directors, and was approved by stockholders holding a majority of the voting power of our issued and outstanding voting capital stock as of April 4, 2023. On April 14, 2023, we filed a certificate of amendment to the Certificate of Incorporation, which provided for the Reverse Stock Split, and the Reverse Stock Split became effective on the same date.

The Reverse Stock Split combined each five shares of our outstanding common stock into one share of common stock, without any change in the number of authorized shares of common stock or the par value per share of common stock. The Reverse Stock Split, correspondingly adjusted, among other things, the exercise price of our warrants, conversion price of our convertible notes, and exercise price of our stock options then outstanding. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share.

On May 5, 2023, the amendment and restatement of the Certificate of Incorporation was approved by stockholders holding a majority of the voting power of our issued and outstanding voting capital stock, and on May 9, 2023, the amended and restated Certificate of Incorporation (“Amended and Restated Certificate of Incorporation”) was filed with the Delaware Secretary of State and became effective the same date. Effective the same date, the second amended and restated bylaws of the Company were adopted by unanimous written consent of the board of directors; and on December 4, 2023, the board of directors unanimously approved an amendment to such bylaws (as amended, “Second Amended and Restated Bylaws”). On February 27, 2024, the amendment and restatement of the Amended and Restated Certificate of Incorporation was approved by stockholders holding a majority of the voting power of our issued and outstanding voting capital stock, and on the same date, the Second Amended and Restated Certificate of Incorporation of the Company (“Second Amended and Restated Certificate of Incorporation”) was filed with the Delaware Secretary of State and became effective upon filing. The Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws contain certain provisions relating to limitations of liability and indemnification of directors and certain officers, provide advance notice procedures for stockholder proposals at stockholder meetings, and other matters. See “Description of Securities – Anti-Takeover Provisions” and “Description of Securities – Limitation on Liability and Indemnification of Directors and Certain Officers” in Exhibit 4.1 to the 2023 Annual Report, which is incorporated by reference herein.

As of the date of this prospectus, we have no subsidiaries.

Our fiscal year ends on December 31. Neither we nor any of our predecessors have been in bankruptcy, receivership or any similar proceeding.

Corporate Information

Our principal executive offices are located at 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255 and our telephone number is (480) 220-6814. We maintain a website at https://www.signingdaysports.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Retrospective Presentation of Reverse Stock Split

Except as otherwise indicated, all references to our common stock, share data, per share data and related information has been adjusted for the Reverse Stock Split ratio of 1-for-5 as if it had occurred at the beginning of the earliest period presented.

Private Placements

June 2024 FirstFire Private Placement

On June 18, 2024, the Company entered into the June 2024 FF Purchase Agreement, between the Company and FirstFire, pursuant to which, as a private placement transaction, the Company was required to issue FirstFire the June 2024 FF Note, a senior secured promissory note, in the principal amount of $198,611; 90,277 June 2024 FF Commitment Shares, as partial consideration for the purchase of the June 2024 FF Note; the First June 2024 FF Warrant for the purchase of up to 662,036 shares of common stock at an initial exercise price of $0.30 per share, as partial consideration for the purchase of the June 2024 FF Note; and the Second June 2024 FF Warrant for the purchase of up to 120,370 shares of common stock at an initial exercise price of $0.01 per share exercisable from the date of an FF Notes Event of Default, as partial consideration for the purchase of the June 2024 FF Note.

The Company also entered into a Security Agreement, dated as of June 18, 2024, between the Company and FirstFire, under which the Company agreed to grant FirstFire a security interest to secure the Company’s obligations under the June 2024 FF Note in all assets of the Company, except for a certificate of deposit account with Commerce Bank of Arizona (“CBAZ”) with an approximate balance of $2,100,000 together with (i) all interest, whether now accrued or hereafter accruing; (ii) all additional deposits made to such account; (iii) any and all proceeds from such account; and (iv) all renewals, replacements and substitutions for any of the foregoing (the “CBAZ Collateral”), which is subject to that certain Assignment of Deposit Account, dated as of December 11, 2023, between the Company and CBAZ (the “Assignment of Deposit Account”), until the full repayment of that certain promissory note in the original principal amount of $2,000,000 issued by the Company to CBAZ, dated as of December 11, 2023 and maturing on December 11, 2024 (the “Second CBAZ Promissory Note”), pursuant to that certain Business Loan Agreement, dated as of December 11, 2023, between the Company and CBAZ (the “Second CBAZ Loan Agreement”).

The closing of the transaction contemplated by the June 2024 FF Purchase Agreement, including FirstFire’s payment of the purchase price of $175,000, was subject to certain conditions. On June 18, 2024, such conditions were met. As a result, the June 2024 FF Commitment Shares, the June 2024 FF Note and the June 2024 FF Warrants were issued as of June 18, 2024, and FirstFire paid $175,000, of which the Company received $154,500 in net proceeds after deductions of the placement agent’s fee of $12,250 and non-accountable expense allowance of $1,750, and FirstFire counsel’s fees of $6,500.

June 2024 FF Purchase Agreement

Under the June 2024 FF Purchase Agreement, until the June 2024 FF Note has been fully converted or repaid, the June 2024 FF Note holder will have participation rights and rights of first refusal on any offers of the Company’s securities other than offerings previously disclosed in the Company’s reports filed with the SEC or any Excluded Issuance (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement), and most favored nation rights on any offers of the Company’s securities other than for an Excluded Issuance. The Company will also be prohibited from effecting or entering into an agreement involving a Variable Rate Transaction (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement) other than pursuant to an “at-the-market” agreement with a registered broker-dealer, whereby such registered broker-dealer is acting as principal in the purchase of common stock from the Company or an Equity Line of Credit (as defined in the June 2024 FF Note and the May 2024 FF Note), without the consent of FirstFire, which may not be unreasonably withheld. In addition, the Company may not issue or agree, propose, or offer to issue any shares of common stock or securities with underlying common stock prior to the 30th calendar day after the date of the June 2024 FF Purchase Agreement other than an Excluded Issuance.

The June 2024 FF Purchase Agreement (as well as the June 2024 FF Note and the June 2024 FF Warrants) provides that the maximum amount of shares of common stock issuable under the June 2024 FF Note and the June 2024 FF Warrants is limited to the FF Exchange Limitation until the Company obtains the FF Stockholder Approval. The Company is required to hold a meeting of stockholders on or before the date that is six months after the date of the June 2024 FF Purchase Agreement, for the purpose of obtaining the FF Stockholder Approval, with the recommendation of the Company’s board of directors that such proposal be approved; the Company must solicit proxies from the Company’s stockholders in connection with the proposal in the same manner as all other management proposals in such proxy statement; and all management-appointed proxyholders must vote their proxies in favor of such proposal. In addition, all members of the Company’s board of directors and all of the Company’s executive officers must vote in favor of such proposal, for purposes of obtaining the FF Stockholder Approval, with respect to all of the Company’s securities then held by such persons, and the Company must generally use the Company’s commercially reasonable efforts to obtain the FF Stockholder Approval. If the Company does not obtain the FF Stockholder Approval at the first meeting at which the proposal is voted upon, the Company must call a stockholder meeting as often as possible thereafter to seek the FF Stockholder Approval until the FF Stockholder Approval is obtained.

June 2024 FF Registration Rights Agreement

As required by the June 2024 FF Purchase Agreement, the Company entered into the June 2024 FF Registration Rights Agreement, between the Company and FirstFire, pursuant to which the Company agreed to register the resale of the June 2024 FF Commitment Shares and the shares of common stock underlying the June 2024 FF Note and the June 2024 FF Warrants under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement. The Company agreed to file the registration statement with the SEC within 90 calendar days from the date of the June 2024 FF Purchase Agreement and to have the registration statement declared effective by the SEC within 120 days from the date of the June 2024 FF Purchase Agreement. The Company also granted FirstFire certain piggyback registration rights pursuant to the June 2024 FF Purchase Agreement. The registration statement of which this prospectus forms a part was filed with the SEC in order to comply with these requirements. Pursuant to the June 2024 FF Registration Rights Agreement, if the total number of shares issuable upon conversion of the June 2024 FF Note or upon exercise of the June 2024 FF Warrants becomes greater than the number that may be offered for resale by means of the prospectus that forms a part of the registration statement, then the Company will be required to register the additional shares of common stock for resale by means of one or more separate prospectuses.

June 2024 FF Note

The principal amount of the June 2024 FF Note is based on an original issue discount of 10% and will bear interest at the rate of 10% per annum on a 365-day basis. The interest will be guaranteed, which requires that all interest that would accrue through the latest date of maturity (equal to approximately $19,861) be paid. The June 2024 FF Note will mature on the earlier of the 12-month anniversary date of the issuance date, or June 18, 2025, and the date of the consummation of a sale, conveyance or disposition of all or substantially all of the assets of the Company, or the consolidation, merger or other business combination of the Company with or into any other entity when the Company is not the survivor.

Under the June 2024 FF Note, the Company is required to make eight monthly amortization payments of approximately $27,309 each, commencing October 18, 2024, and pay the entire remaining outstanding balance on June 18, 2025. The Company may prepay the June 2024 FF Note any time prior to an FF Notes Event of Default on 15 trading days’ prior written notice for an amount equal to 110% of the principal amount then outstanding and 110% of the accrued and unpaid interest outstanding.

Under the June 2024 FF Note, the holder of the June 2024 FF Note may at any time and from time to time, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation, convert the outstanding principal amount and accrued interest under the June 2024 FF Note into shares of common stock at an initial conversion price of $0.30 per share, subject to adjustment, including adjustments under full-ratchet anti-dilution provisions for any issuances of securities at a lower price per share or per underlying share of common stock to match the price of such lower-priced securities, other than for an Excluded Issuance (the “FF Notes Fixed Conversion Price”). If the Company fails to make an amortization payment when due under the June 2024 FF Note, the balance remaining under the June 2024 FF Note will become convertible, and the conversion price will become the lower of the then-applicable FF Notes Fixed Conversion Price and 80% of the lowest closing price of the common stock during the ten trading days prior to the date of a conversion of the June 2024 FF Note. If an FF Notes Event of Default occurs under the June 2024 FF Note, then the balance remaining under the June 2024 FF Note will become convertible at the lower of the FF Notes Fixed Conversion Price, the closing price of the common stock on the date of the FF Notes Event of Default (or the next trading day if such date is not on a trading day), and $0.195 per share.

An FF Notes Event of Default will occur upon the occurrence of any of the following: The failure to pay obligations when due; failure to issue shares upon conversions as required; a material breach of representations and warranties or covenants; the entry of material judgments against certain of the Company’s subsidiaries; the initiation of bankruptcy or insolvency proceedings of certain of the Company’s subsidiaries; defaults on other indebtedness; failure to remain subject to and compliant with the Exchange Act; failure to maintain intellectual property and other necessary assets; the restatement of any financial statements; disclosure or attempted disclosure of material non-public information to the June 2024 FF Note holder; unavailability of Rule 144 under the Securities Act (“Rule 144”) for resales of the Company’s securities on or after six months from the issuance date of the June 2024 FF Note; and the delisting or suspension of listing of the Company’s common stock by the NYSE American. The occurrence of an FF Notes Event of Default will result in a number of additional obligations to the June 2024 FF Note holder, including acceleration and multiplication by 125% of the June 2024 FF Note balance; default interest at the rate of the lesser of (i) 15% per annum and (ii) the maximum amount permitted by law from the due date thereof until the same is paid; and the increase of the principal balance of the June 2024 FF Note by $3,000 each calendar month until the June 2024 FF Note is repaid in its entirety.

If at any time prior to the full repayment or full conversion of all amounts owed under the June 2024 FF Note the Company receives cash proceeds from any source or series of related or unrelated sources on or after the date of the June 2024 FF Note, including but not limited to, payments from customers, the issuance of equity or debt, the incurrence of Indebtedness (as defined in the June 2024 FF Note and the May 2024 FF Note), a merchant cash advance, sale of receivables or similar transaction, the exercise of outstanding warrants of the Company, the issuance of securities pursuant to an Equity Line of Credit of the Company or the Company’s offering of securities under Regulation A under the Securities Act, or the Company’s sale of assets (including but not limited to real property), the Company shall, within one business day of the Company’s receipt of such proceeds, inform the holder of the June 2024 FF Note of or publicly disclose such receipt, following which the holder of the June 2024 FF Note shall have the right in its sole discretion to require the Company to immediately apply up to 100% of such proceeds to repay all or any portion of the outstanding principal amount and interest (including any default interest) then due under the June 2024 FF Note, not including any such proceeds used to repay the May 2024 FF Note. The 110% prepayment premium will apply to any repayment of the June 2024 FF Note pursuant to this requirement prior to the occurrence of an FF Notes Event of Default.

The June 2024 FF Note will be a senior secured obligation of the Company, with priority over all existing and future indebtedness of the Company, except that the June 2024 FF Note provides that it will be pari passu in priority to the May 2024 FF Note, and junior in priority to the Second CBAZ Promissory Note. The Company may not incur any Indebtedness that is senior to or pari passu with the obligations under the June 2024 FF Note. During the period that any obligation under the June 2024 FF Note remains outstanding, the Company may not, without the June 2024 FF Note holder’s prior written consent, declare or pay any dividends or other distributions on shares of capital stock except in the form of shares of common stock or distributions pursuant to a stockholders’ rights plan approved by a majority of the Company’s disinterested directors. The Company also may not repurchase any capital stock or repay any indebtedness other than the May 2024 FF Note and the Second CBAZ Promissory Note while the Company has any obligation under the June 2024 FF Note without FirstFire’s written consent. The Company also may not (a) change the nature of its business; (b) sell, divest, change the structure of any material assets other than in the ordinary course of business; (c) enter into a Variable Rate Transaction (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement); or (d) enter into any merchant cash advance transaction, sale of receivables transaction, or any other similar transaction, without the consent of FirstFire, which may not be unreasonably withheld. The June 2024 FF Note also contains a most favored nations provision with respect to the issuance of any debt securities of the Company.

June 2024 FF Warrants

First June 2024 FF Warrant

The First June 2024 FF Warrant will be exercisable for up to 662,036 shares of common stock from the date of issuance until the fifth anniversary of the date of issuance. The holder may exercise the First June 2024 FF Warrant by a “cashless” exercise if the Market Price (as defined below) is less than the exercise price then in effect and there is no effective registration statement for the resale of the shares. The “Market Price” is defined as the highest traded price of the common stock during the 30 trading days before the date of the cashless exercise. The number of shares issuable upon cashless exercise will equal (i) the product of (a) the number of shares of common stock that the holder elects to purchase under the First June 2024 FF Warrant, times (b) the Market Price less the exercise price, divided by (ii) the Market Price.

Under the First June 2024 FF Warrant, the holder of the First June 2024 FF Warrant may at any time and from time to time, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation, exercise the First June 2024 FF Warrant to purchase shares of common stock at an initial exercise price of $0.30 per share, subject to adjustment, including adjustments under full-ratchet anti-dilution provisions for any issuances of securities at a lower price per share or per underlying share of common stock other than for an Excluded Issuance, or for any issuances of securities at a price which varies or may vary with the market price of the common stock, to match the price of such lower-priced or variable-priced securities, or for other dilution events. Simultaneous with any adjustment to the exercise price as a result of an anti-dilution adjustment, the number of shares underlying the First June 2024 FF Warrant will be adjusted proportionately so that after such adjustment the aggregate exercise price payable under the First June 2024 FF Warrant for the adjusted number of shares underlying the First June 2024 FF Warrant will be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise). The First June 2024 FF Warrant also contains rights to any rights to purchase securities of the Company distributed pro rata to the stockholders of the Company.

Second June 2024 FF Warrant

The Second June 2024 FF Warrant will be exercisable for up to 120,370 shares of common stock at an initial exercise price of $0.01 per share from the Second FF Warrants Trigger Date until the fifth anniversary of the Second FF Warrants Trigger Date, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation. The Second June 2024 FF Warrant will automatically be cancelled if the June 2024 FF Note is fully repaid in cash prior to any FF Notes Event of Default. The Second June 2024 FF Warrant otherwise has the same terms and conditions as the First June 2024 FF Warrant.

Placement Agent Compensation Relating to June 2024 FirstFire Private Placement

Under the Boustead Engagement Letter, Boustead acted as placement agent in the transaction described above. Pursuant to the Boustead Engagement Letter, the Company paid Boustead a commission of $12,250, equal to 7% of the gross proceeds from this transaction, and a non-accountable expense allowance of $1,750, equal to 1% of the gross proceeds from this transaction. Boustead waived any rights to compensation from the issuance of warrants to purchase common stock of the Company under the Boustead Engagement Letter with respect to this transaction, and deferred any rights to compensation from the issuance of shares of common stock under the Boustead Engagement Letter with respect to this transaction.

June 2024 Amendment to May 2024 Transaction Documents with FirstFire

On June 18, 2024, the Company entered into the Amendment to May 2024 FF Transaction Documents, between the Company and FirstFire. The Amendment to May 2024 FF Transaction Documents contained agreements relating to the May 2024 FF Purchase Agreement and the May 2024 FF Note and an amendment to the original May 2024 FF Purchase Agreement.

The Amendment to May 2024 FF Transaction Documents provided that neither the Company’s execution of the June 2024 FF Purchase Agreement and the related transaction documents, nor the Company’s issuance of securities to FirstFire pursuant to the June 2024 FF Purchase Agreement and the related transaction documents, will cause a breach of any provision of the May 2024 FF Purchase Agreement or an FF Notes Event of Default. The Amendment to May 2024 FF Transaction Documents further provided that the issuance of the June 2024 FF Note was permitted, and that the June 2024 FF Note will be pari passu in priority to the May 2024 FF Note, notwithstanding anything to the contrary in the May 2024 FF Purchase Agreement or the May 2024 FF Note. In addition, the original May 2024 FF Purchase Agreement was amended to delete a provision that, upon meeting certain terms and conditions, at the Company’s option, FirstFire would be required to fund the purchase price of at least an additional $175,000 under the same terms and conditions as the May 2024 FF Purchase Agreement and related transaction documents.

May 2024 FirstFire Private Placement

On May 16, 2024, the Company entered into the May 2024 FF Purchase Agreement, between the Company and FirstFire, pursuant to which, as a private placement transaction, the Company was required to issue the May 2024 FF Note, a senior secured promissory note, in the principal amount of $412,500; 187,500 May 2024 FF Commitment Shares, as partial consideration for the purchase of the May 2024 FF Note, the First May 2024 FF Warrant to purchase up to 1,375,000 shares of common stock at an initial exercise price of $0.30 per share, as partial consideration for the purchase of the May 2024 FF Note; and the Second May 2024 FF Warrant to purchase up to 250,000 shares of common stock at an initial exercise price of $0.01 per share, as partial consideration for the purchase of the May 2024 FF Note.

The Company also entered into a Security Agreement, dated as of May 16, 2024, between the Company and FirstFire, under which the Company agreed to grant FirstFire a security interest to secure the Company’s obligations under the May 2024 FF Note in all assets of the Company, except for the CBAZ Collateral, until the full repayment of the Second CBAZ Promissory Note, pursuant to the Second CBAZ Loan Agreement.

The closing of the initial transaction contemplated by the May 2024 FF Purchase Agreement, including FirstFire’s payment of the purchase price of $375,000, was subject to certain conditions. On May 20, 2024, such conditions were met. As a result, the May 2024 FF Commitment Shares, the May 2024 FF Note and the May 2024 FF Warrants were released from escrow and issued as of May 16, 2024, and FirstFire paid $375,000, of which the Company received $336,500 in net proceeds after deductions of the placement agent’s fee of $26,250 and non-accountable expense allowance of $3,750, and FirstFire counsel’s fees of $8,500.

May 2024 FF Purchase Agreement

Under the May 2024 FF Purchase Agreement, until the May 2024 FF Note has been fully converted or repaid, the May 2024 FF Note holder will have participation rights and rights of first refusal on any offers of the Company’s securities other than offerings previously disclosed in the Company’s reports filed with the SEC or any Excluded Issuance, and most favored nation rights on any offers of the Company’s securities other than for an Excluded Issuance. The Company will also be prohibited from effecting or entering into an agreement involving a Variable Rate Transaction (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement) other than pursuant to an “at-the-market” agreement with a registered broker-dealer, whereby such registered broker-dealer is acting as principal in the purchase of common stock from the Company or an Equity Line of Credit, without the consent of FirstFire, which may not be unreasonably withheld. In addition, the Company may not issue or agree, propose, or offer to issue any shares of common stock or securities with underlying common stock prior to the 30th calendar day after the date of the May 2024 FF Purchase Agreement.

The May 2024 FF Purchase Agreement (as well as the May 2024 FF Note and the May 2024 FF Warrants) provides that the maximum amount of shares of common stock issuable under the May 2024 FF Note and the May 2024 FF Warrants is limited to the FF Exchange Limitation until the Company obtains the FF Stockholder Approval allowing the Company to issue shares in excess of the FF Exchange Limitation. The Company is required to hold a meeting of stockholders on or before the date that is six months after the date of the May 2024 FF Purchase Agreement, for the purpose of obtaining the FF Stockholder Approval, with the recommendation of the Company’s board of directors that such proposal be approved; the Company must solicit proxies from the Company’s stockholders in connection with the proposal in the same manner as all other management proposals in such proxy statement; and all management-appointed proxyholders must vote their proxies in favor of such proposal. In addition, all members of the Company’s board of directors and all of the Company’s executive officers must vote in favor of such proposal, for purposes of obtaining the FF Stockholder Approval, with respect to all of the Company’s securities then held by such persons, and the Company must generally use the Company’s commercially reasonable efforts to obtain the FF Stockholder Approval. If the Company does not obtain the FF Stockholder Approval at the first meeting at which the proposal is voted upon, the Company must call a stockholder meeting as often as possible thereafter to seek the FF Stockholder Approval until the FF Stockholder Approval is obtained.

May 2024 FF Registration Rights Agreement

As required by the May 2024 FF Purchase Agreement, the Company entered into the May 2024 FF Registration Rights Agreement, dated as of May 16, 2024, between the Company and FirstFire), pursuant to which the Company agreed to register the resale of the May 2024 FF Commitment Shares and the shares of common stock underlying the May 2024 FF Note and the May 2024 FF Warrants under the Securities Act pursuant to a registration statement. The Company agreed to file the registration statement with the SEC within 90 calendar days from the date of the May 2024 FF Purchase Agreement and have the registration statement declared effective by the SEC within 120 days from the date of the May 2024 FF Purchase Agreement. The Company also granted FirstFire certain piggyback registration rights pursuant to the May 2024 FF Purchase Agreement. The registration statement of which this prospectus forms a part was filed with the SEC in order to comply with these requirements. Pursuant to the May 2024 FF Registration Rights Agreement, if the total number of shares issuable upon conversion of the May 2024 FF Notes or upon exercise of the May 2024 FF Warrants becomes greater than the number that may be offered for resale by means of the prospectus that forms a part of the registration statement, then the Company will be required to register the additional shares of common stock for resale by means of one or more separate prospectuses.

May 2024 FF Note

The principal amount of the May 2024 FF Note is based on an original issue discount of 10% and will bear interest at the rate of 10% per annum on a 365-day basis. The interest will be guaranteed, which requires that all interest that would accrue through the latest date of maturity (equal to $41,250) be paid. The May 2024 FF Note will mature on the earlier of the 12-month anniversary date of the issuance date, or May 16, 2025, and the date of the consummation of a sale, conveyance or disposition of all or substantially all of the assets of the Company, or the consolidation, merger or other business combination of the Company with or into any other entity when the Company is not the survivor.

Under the May 2024 FF Note, the Company is required to make eight monthly amortization payments of $56,715 each, commencing September 16, 2024, and pay the entire remaining outstanding balance on May 16, 2025. The Company may prepay the May 2024 FF Note any time prior to an FF Notes Event of Default on 15 trading days’ prior written notice for an amount equal to 110% of the principal amount then outstanding and 110% of the accrued and unpaid interest outstanding.

Under the May 2024 FF Note, the holder of the May 2024 FF Note may at any time and from time to time, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation, convert the outstanding principal amount and accrued interest under the May 2024 FF Note into shares of common stock at the initial FF Notes Fixed Conversion Price. If the Company fails to make an amortization payment when due under the May 2024 FF Note, the balance remaining under the May 2024 FF Note will become convertible, and the conversion price will become the lower of the then-applicable FF Notes Fixed Conversion Price and 80% of the lowest closing price of the common stock during the ten trading days prior to the date of a conversion of the May 2024 FF Note. If an FF Notes Event of Default occurs, then the balance remaining under the May 2024 FF Note will become convertible at the lower of the FF Notes Fixed Conversion Price, the closing price of the common stock on the date of the FF Notes Event of Default (or the next trading day if such date is not on a trading day), and $0.195 per share.

An FF Notes Event of Default will occur upon the occurrence of any of the following: The failure to pay obligations when due; failure to issue shares upon conversions as required; a material breach of representations and warranties or covenants; the entry of material judgments against certain of the Company’s subsidiaries; the initiation of bankruptcy or insolvency proceedings of certain of our subsidiaries; defaults on other indebtedness; failure to remain subject to and compliant with the Exchange Act; failure to maintain intellectual property and other necessary assets; the restatement of any financial statements; disclosure or attempted disclosure of material non-public information to the May 2024 FF Note holder; unavailability of Rule 144 for resales of the Company’s securities on or after six months from the issuance date of the May 2024 FF Note; and the delisting or suspension of listing of the Company’s common stock by the NYSE American. The occurrence of an FF Notes Event of Default will result in a number of additional obligations to the May 2024 FF Note holder, including acceleration and multiplication by 125% of the May 2024 FF Note balance; default interest at the rate of the lesser of (i) 15% per annum and (ii) the maximum amount permitted by law from the due date thereof until the same is paid; and the increase of the principal balance of the May 2024 FF Note by $3,000 each calendar month until the May 2024 FF Note is repaid in its entirety.

If, at any time prior to the full repayment or full conversion of all amounts owed under the May 2024 FF Note, the Company receives cash proceeds from any source or series of related or unrelated sources on or after the date of the May 2024 FF Note, including but not limited to, payments from customers, the issuance of equity or debt, the incurrence of Indebtedness, a merchant cash advance, sale of receivables or similar transaction, the exercise of outstanding warrants of the Company, the issuance of securities pursuant to an Equity Line of Credit of the Company or the Company’s offering of securities under Regulation A under the Securities Act, or the Company’s sale of assets (including but not limited to real property), the Company shall, within one business day of the Company’s receipt of such proceeds, inform the holder of the May 2024 FF Note of or publicly disclose such receipt, following which the holder of the May 2024 FF Note shall have the right in its sole discretion to require the Company to immediately apply up to 100% of such proceeds to repay all or any portion of the outstanding principal amount and interest (including any default interest) then due under the May 2024 FF Note. The 110% prepayment premium will apply to any repayment of the May 2024 FF Note pursuant to this requirement prior to the occurrence of an FF Notes Event of Default.

The May 2024 FF Note will be a senior secured obligation of the Company, with priority over all existing and future indebtedness of the Company, except that the May 2024 FF Note will be junior in priority to the Second CBAZ Promissory Note and, in accordance with the Amendment to May 2024 FF Transaction Documents, pari passu in priority to the June 2024 FF Note. The Company may not incur any Indebtedness that is senior to or pari passu with the obligations under the May 2024 FF Note. During the period that any obligation under the May 2024 FF Note remains outstanding, the Company may not, without the May 2024 FF Note holder’s prior written consent, declare or pay any dividends or other distributions on shares of capital stock except in the form of shares of common stock or distributions pursuant to a stockholders’ rights plan approved by a majority of the Company’s disinterested directors. The Company also may not repurchase any capital stock or repay any indebtedness other than the Second CBAZ Promissory Note while the Company has any obligation under the May 2024 FF Note without FirstFire’s written consent. The Company also may not (a) change the nature of its business; (b) sell, divest, change the structure of any material assets other than in the ordinary course of business; (c) enter into a Variable Rate Transaction (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement); or (d) enter into any merchant cash advance transaction, sale of receivables transaction, or any other similar transaction, without the consent of FirstFire, which may not be unreasonably withheld. The May 2024 FF Note also contains a most favored nations provision with respect to the issuance of any debt securities of the Company.

May 2024 FF Warrants

First May 2024 FF Warrant

The First May 2024 FF Warrant will be exercisable for up to 1,375,000 shares of common stock from the date of issuance until the fifth anniversary of the date of issuance. The holder may exercise the First May 2024 FF Warrant by a “cashless” exercise if the Market Price is less than the exercise price then in effect and there is no effective registration statement for the resale of the shares. The number of shares issuable upon cashless exercise will equal (i) the product of (a) the number of shares of common stock that the holder elects to purchase under the First May 2024 FF Warrant, times (b) the Market Price less the exercise price, divided by (ii) the Market Price.

Under the First May 2024 FF Warrant, the holder of the First May 2024 FF Warrant may at any time and from time to time, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation, exercise the First May 2024 FF Warrant to purchase shares of common stock at an initial exercise price of $0.30 per share, subject to adjustment, including adjustments under full-ratchet anti-dilution provisions for any issuances of securities at a lower price per share or per underlying share of common stock other than for an Excluded Issuance, or for any issuances of securities at a price which varies or may vary with the market price of the common stock, to match the price of such lower-priced or variable-priced securities, or for other dilution events. Simultaneous with any adjustment to the exercise price as a result of an anti-dilution adjustment, the number of shares underlying the First May 2024 FF Warrant will be adjusted proportionately so that after such adjustment the aggregate exercise price payable under the First May 2024 FF Warrant for the adjusted number of shares underlying the First May 2024 FF Warrant will be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise). The First May 2024 FF Warrant also contains rights to any rights to purchase securities of the Company distributed pro rata to the stockholders of the Company.

Second May 2024 FF Warrant

The Second May 2024 FF Warrant will be exercisable for up to 250,000 shares of common stock at an initial exercise price of $0.01 per share from the Second FF Warrants Trigger Date until the fifth anniversary of the Second FF Warrants Trigger Date, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation. The Second May 2024 FF Warrant will automatically be canceled if the May 2024 FF Note is fully repaid in cash prior to any FF Notes Event of Default. The Second May 2024 FF Warrant otherwise has the same terms and conditions as the First May 2024 FF Warrant.

Placement Agent Compensation Relating to May 2024 FirstFire Private Placement

Under the Boustead Engagement Letter, under which Boustead acted as the placement agent in connection with the initial transaction contemplated by the May 2024 FF Purchase Agreement, the Company paid to Boustead a cash fee of $26,250, equal to 7% of the purchase price of the May 2024 FF Note, and a non-accountable expense allowance of $3,750, equal to 1% of the purchase price of the May 2024 FF Note. The Company also issued Boustead 13,125 shares of common stock, equal to 7% of the May 2024 FF Commitment Shares. In addition, the Company issued the FF Placement Agent Warrant to purchase up to 7% of the shares issuable upon exercise of the First May 2024 FF Warrant, or 96,250 shares, with an exercise price of $0.30 per share. The number of shares that may be issued upon exercise of the FF Placement Agent Warrant is limited by the FF Exchange Limitation until the Company obtains the FF Stockholder Approval. The FF Placement Agent Warrant will be exercisable for a period of five years from the date of issuance, contains cashless exercise provisions, and may have certain registration rights.

Under the Boustead Engagement Letter, the Company also issued to Boustead a placement agent warrant to purchase up to a number of shares equal to 7% of the shares of common stock issuable upon exercise of the Second May 2024 FF Warrant, or 17,500 shares, at an exercise price of $0.01 per share (the “Second May 2024 Placement Agent Warrant”), exercisable for five years from the Second FF Warrants Trigger Date.

On June 18, 2024, the Company entered into a Warrant Cancellation Agreement, dated as of June 18, 2024, between the Company and Boustead, which provided that the Second May 2024 Placement Agent Warrant was cancelled and of no further effect, and that no other compensation will be issued to Boustead by the Company in lieu of the Second May 2024 PA Warrant. No portion of the Second May 2024 Placement Agent Warrant had been exercised prior to its cancellation.

Placement Agent Compensation Relating to Tumim Purchase Agreement

On January 26, 2024, the Company was required to issue to Tumim 661,102 shares of common stock as consideration for its commitment to purchase shares of our common stock from time to time at our direction under the Tumim Purchase Agreement (the “Tumim Commitment Shares”) in an amount valued at $500,000 in the aggregate, subject to a prohibition under the Tumim Purchase Agreement on issuances or sales of shares of common stock to Tumim that would result in Tumim beneficially owning more than 4.99% of the outstanding shares of the Company’s common stock (the “Tumim Beneficial Ownership Limitation”). The per share value of the Tumim Commitment Shares was required to be calculated by dividing (i) $500,000 by (ii) the average of the daily volume-weighted average prices (“VWAPs”) during the five consecutive trading day period ending on (and including) the trading day immediately prior to the date of the filing of the initial registration statement to register under the Securities Act the offer and resale by Tumim of all of the shares of common stock that could be issued and sold by the Company to Tumim from time to time under the Tumim Purchase Agreement (the “Tumim Registration Statement”). If any shares that were otherwise required to be issued as Tumim Commitment Shares were not permitted to be issued due to the Tumim Beneficial Ownership Limitation, the Company was required to pay to Tumim in cash the amount equal to the product of (i) the number of shares that may not be issued as Tumim Commitment Shares due to the Tumim Beneficial Ownership Limitation and (ii) the average of the daily VWAPs during the five consecutive trading day period ending on (and including) the trading day immediately prior to the date of the initial filing of the Tumim Registration Statement. Accordingly, on January 26, 2024, the date of the initial filing with the SEC of the Tumim Registration Statement, the Company issued the Tumim Commitment Shares to Tumim, which were valued at $470,360.45 in the aggregate, based on the average of the daily VWAPs during the five consecutive trading day period ending on (and including) the trading day immediately prior to the date of the initial filing of the Tumim Registration Statement, which constituted approximately 4.99% of the outstanding shares of common stock, and, due to the Tumim Beneficial Ownership Limitation and pursuant to the terms and conditions of the Tumim Purchase Agreement summarized above, we paid Tumim $29,639.55 in cash, which equaled the number of the Tumim Commitment Shares that would have been issued but for the application of the Tumim Beneficial Ownership Limitation, multiplied by the average of the daily VWAPs during the five consecutive trading day period ending on (and including) the trading day immediately prior to the date of the initial filing of the Tumim Registration Statement.

We sold a total of 114,496 shares of common stock to Tumim pursuant to the terms and subject to the conditions of the Tumim Purchase Agreement, for total gross proceeds of $50,627. The sales were made over the course of four purchases, as follows: On March 6, 2024, 11,386 shares were sold at a price per share of $0.63973. On March 12, 2024, 30,849 shares were sold at a price per share of $0.42218. On March 18, 2024, 54,045 shares were sold at a price per share of $0.45876. On March 27, 2024, 18,216 shares were sold at a price per share of $0.30334. See Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Committed Equity Financing Facility” of the Quarterly Report, which is incorporated by reference herein.

Under the Boustead Engagement Letter, Boustead acted as the placement agent in connection with the transactions contemplated by the Tumim Purchase Agreement. We agreed to issue Boustead 49,193 Tumim Placement Agent Fee Shares in connection with our issuance of the Tumim Commitment Shares to Tumim on January 26, 2024, equal to 7% of the number of Tumim Commitment Shares that would have been issued but for the application of the Tumim Beneficial Ownership Limitation, as a fee pursuant to the Boustead Engagement Letter. Under the Boustead Engagement Letter, we were also required to pay Boustead a cash fee equal to 7% of the amount actually paid by Tumim to the Company pursuant to the Tumim Purchase Agreement and a non-accountable expense allowance equal to 1% of the amount actually paid by Tumim to the Company pursuant to the Tumim Purchase Agreement. In addition, we were required to issue the Tumim Placement Agent Warrants to purchase a number of shares equal to 7% of the number of shares of common stock issued to Tumim pursuant to purchases under the Tumim Purchase Agreement, at an exercise price equal to the applicable purchase price per share. Accordingly, in connection with the sales of shares under the Tumim Purchase Agreement described above, the Company issued Boustead four Tumim Placement Agent Warrants: (i) On March 6, 2024 for the purchase of 797 shares at an exercise price of $0.63973 per share; (ii) on March 12, 2024 for the purchase of 2,159 shares at an exercise price of $0.42218 per share; (iii) on March 18, 2024 for the purchase of 3,783 shares at an exercise price of $0.45876 per share; and (iv) on March 27, 2024 for the purchase of 1,275 shares at an exercise price of $0.30334 per share, respectively. Boustead and its affiliates are not in any manner related to Tumim or any of Tumim’s affiliates. Boustead’s compensation under the Boustead Engagement Letter in connection with the Tumim Purchase Agreement is subject to reduction or adjustment to the extent that such compensation is determined to be in excess of or otherwise noncompliant with applicable rules of FINRA. See also Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Contractual Obligations – Contractual Obligations to Boustead Securities, LLC” of the Quarterly Report, which is incorporated by reference herein.

The Offering

Common stock offered by the Selling Stockholders:	Up to 6,643,788 shares of common stock, consisting of:

	●	up to 6,477,206 shares of common stock issued or issuable to FirstFire consisting of:

		●	up to 1,232,407 shares of common stock issuable upon conversion of the June 2024 FF Note;

		●	up to 90,277 June 2024 FF Commitment Shares;

		●	up to 662,036 shares of common stock issuable upon exercise of the First June 2024 FF Warrant;

		●	up to 120,370 shares of common stock issuable upon exercise of the Second June 2024 FF Warrant;

		●	up to 2,559,616 shares of common stock issuable upon conversion of the May 2024 FF Note;

		●	up to 187,500 May 2024 FF Commitment Shares;

		●	up to 1,375,000 shares of common stock issuable upon exercise of the First May 2024 FF Warrant;

		●	up to 250,000 shares of common stock issuable upon exercise of the Second May 2024 FF Warrant;

	●	up to 166,582 shares of common stock issued or issuable to Boustead consisting of:

		●	up to 13,125 FF Placement Agent Fee Shares;

		●	up to 96,250 shares of common stock issuable upon exercise of the FF Placement Agent Warrant;

		●	up to 49,193 Tumim Placement Agent Fee Shares; and

		●	up to an aggregate of 8,014 shares of common stock issuable upon exercise of the Tumim Placement Agent Warrants.

Shares of common stock outstanding(1):	16,017,086 shares of common stock (as of July 2, 2024).

Use of proceeds:	We will not receive any proceeds from the sales of outstanding common stock by the Selling Stockholders. We have not received, and will not receive, any cash proceeds from the issuance of the May 2024 FF Commitment Shares, the FF Placement Agent Fee Shares, or the Tumim Placement Agent Fee Shares. We will not receive any proceeds from the issuance of shares of common stock upon conversion of any of the FF Notes. We may receive up to $1,088,583 in aggregate gross proceeds from the cash exercise of the FF Warrants, the FF Placement Agent Warrant, and the Tumim Placement Agent Warrants. Any proceeds that we receive from the cash exercise of the FF Warrants, the FF Placement Agent Warrant, or the Tumim Placement Agent Warrants will be used for working capital and general corporate purposes. See “Use of Proceeds”.

Risk factors:	Investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 21 of this prospectus, and in the “Risk Factors” section in any applicable prospectus supplement and any document incorporated by reference herein, before deciding to invest in our common stock.

Trading market and symbol:	Our common stock is listed on the NYSE American under the symbol “SGN”.

(1)	The number of shares of common stock outstanding is based on 16,017,086 shares of common stock outstanding as of July 2, 2024, and excludes the following securities as of such date:

●	586,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $2.50 per share;

●	728,240 shares of common stock issuable upon full conversion of the June 2024 FF Note in the principal amount of $198,611 and with guaranteed interest of $19,861 at its current conversion price of $0.30 per share, without application of a 110% prepayment premium;

●	1,512,500 shares of common stock issuable upon full conversion of the May 2024 FF Note in the principal amount of $412,500 and with guaranteed interest of $41,250 at its current conversion price of $0.30 per share, without application of a 110% prepayment premium;

●	662,036 shares of common stock issuable upon exercise of the First June 2024 FF Warrant at an exercise price of $0.30 per share;

●	120,370 shares of common stock issuable upon exercise of the Second June 2024 FF Warrant at an exercise price of $0.01 per share commencing on the Second FF Warrants Trigger Date;

●	1,375,000 shares of common stock issuable upon exercise of First May 2024 FF Warrant at an exercise price of $0.30 per share;

●	250,000 shares of common stock issuable upon exercise of the Second May 2024 FF Warrant at an exercise price of $0.01 per share commencing on the Second FF Warrants Trigger Date;

●	299,333 shares of common stock issuable upon the exercise of stock options at a weighted-average exercise price of approximately $2.71 per share, which have been granted to certain employees, consultants, officers, and directors of the Company under the Signing Day Sports, Inc. 2022 Equity Incentive Plan, as amended (the “Plan”);

●	2,250,000 shares of common stock that are reserved for issuance under the Plan, which is inclusive of 1,742,841 shares of restricted common stock and the 299,333 shares issuable upon the exercise of stock options that have been granted under the Plan;

●	280,804 shares of common stock issuable upon exercise of outstanding placement agent warrants (including the FF Placement Agent Warrant and the Tumim Placement Agent Warrants) at a weighted-average exercise price of approximately $1.69 per share; and

●	84,000 shares of common stock issuable upon exercise of a warrant issued to the representative of the underwriters in the Company’s initial public offering at an exercise price of $6.75 per share (the “Representative’s Warrant”).

DESCRIPTION OF SECURITIES

The description of our authorized capital stock and our outstanding securities as of the date of the filing of the Annual Report is incorporated by reference to Exhibit 4.1 to the 2023 Annual Report, and supplemented or updated as follows:

As of July 2, 2024, there were 16,017,086 shares of common stock, and owned by 82 stockholders of record, which does not include holders whose shares are held in nominee or “street name” accounts through banks, brokers or other financial institutions, and no shares of preferred stock issued and outstanding.

Options

On August 31, 2022, we established the Signing Day Sports, Inc. 2022 Equity Incentive Plan (as amended, the “Plan”). On February 27, 2024, the Plan was amended to increase the number of shares of common stock reserved for issuance under the Plan. The purpose of the Plan is to grant restricted stock, stock options and other forms of incentive compensation to our officers, employees, directors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan is 2,250,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. As of July 2, 2024, 207,826 shares remain available for issuance under the Plan. For a further description of the terms of the Plan, please see Item 11. “Executive Compensation – Signing Day Sports, Inc. 2022 Equity Incentive Plan” in the 2023 Annual Report.

As of July 2, 2024, we have granted stock options to certain employees, consultants, officers, and directors that may be exercised to purchase a total of 106,000 shares of common stock at an exercise price of $3.10 per share, 83,333 shares of common stock at an exercise price of $2.50 per share, 10,000 shares of common stock at an exercise price of $5.00 per share, and 100,000 shares of common stock at an exercise price of $2.25 per share. A number of these options remain subject to certain vesting conditions. The options will terminate on dates ranging from September 2032 to November 2033 except that options will generally terminate within three months of termination of the Continuous Service (as defined in the Plan) of the grantee. The description above does not include granted stock options or portions of granted stock options that subsequently terminated unexercised due to employee departures.

We have filed registration statements on Form S-8 with the SEC to register the potential exercise of these options.

April 2024 Note

On April 25, 2024, the Company issued a promissory note to Daniel Nelson, the Chief Executive Officer, Chairman and a director of the Company, dated April 25, 2024, in the base principal amount of $100,000 (the “April 2024 Note”). The April 2024 Note permits Mr. Nelson to make advances under the April 2024 Note of up to $100,000 in addition to the $100,000 base principal amount. On May 1, 2024, Mr. Nelson advanced $75,000 subject to the terms of the April 2024 Note. On June 14, 2024, Mr. Nelson advanced $2,500 subject to the terms of the April 2024 Note. The base principal and all advances under the April 2024 Note will accrue interest at a monthly rate of 3.5%, compounded monthly, while such funds are outstanding, from the 30th day following the date of issuance of the April 2024 Note to the 150th day following the date of issuance of the April 2024 Note, such that total interest of $3,500 will accrue as of the end of the first month, $3,622.50 as of the end of the second month, and so on, with respect to the base principal, assuming that it is not prepaid. The base principal, any advances, and accrued interest will become payable on the earlier of June 25, 2024 or upon the Company receiving any funding of $1,000,000 (the “April 2024 Note Maturity Date”). The Company is required to make full repayment of the balance of the base principal, advances, and accrued interest within two business days of receiving a written demand from Mr. Nelson on or after the April 2024 Note Maturity Date. The Company may prepay the base principal, any advances, and any interest then due without penalty.

FirstFire Senior Secured Promissory Notes

For a description of the terms and rights of the June 2024 FF Note, see “Prospectus Summary – Private Placements – June 2024 FirstFire Private Placement”. For a description of the terms and rights of the May 2024 FF Note, see “Prospectus Summary – Private Placements – May 2024 FirstFire Private Placement”.

FirstFire Warrants

For a description of the terms and rights of the June 2024 FF Warrants, see “Prospectus Summary – Private Placements – June 2024 FirstFire Private Placement”. For a description of the terms and rights of the May 2024 FF Warrants, see “Prospectus Summary – Private Placements – May 2024 FirstFire Private Placement”.

Placement Agent Warrant for May 2024 FirstFire Private Placement

For a description of the terms and rights of the FF Placement Agent Warrant, see “Prospectus Summary – Placement Agent Compensation Relating to May 2024 FirstFire Private Placement”.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, the applicable prospectus supplement, the information set forth under Item 1A. “Risk Factors” of the 2023 Annual Report, which is incorporated herein by reference except to the extent that the risk factors stated therein are amended, restated and updated hereby, and in other filings we make with the SEC, before purchasing our common stock. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus and in the reports incorporated herein by reference, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Risks Related to the Company’s Business, Operations and Industry

Our current level of indebtedness and other financial commitments could adversely affect our financial condition or liquidity, and we could have difficulty fulfilling our obligations under our indebtedness, which may have a material adverse effect on us.

As of July 2, 2024, we had outstanding indebtedness and other financial commitments totaling approximately $1.0 million, compared to less than $100,000 in cash and cash equivalents. Our current level of indebtedness and other financial commitments increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of our indebtedness and other financial commitments. The level of our indebtedness and other financial commitments could have other important consequences on our business, including:

●	making it more difficult for us to satisfy our obligations with respect to indebtedness and other financial commitments;

●	increasing our vulnerability to adverse changes in general economic, industry, and competitive conditions;

●	requiring us to dedicate a significant portion of our cash flows from operations to make payments on our indebtedness and other financial commitments, thereby reducing the availability of our cash flows to fund working capital and other general corporate purposes;

●	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

●	restricting us from capitalizing on business opportunities;

●	placing us at a competitive disadvantage compared to our competitors that have less debt;

●	limiting our ability to borrow additional funds for working capital, acquisitions, debt service requirements, execution of our business strategy, or other general corporate purposes;

●	requiring us to provide additional credit support, such as letters of credit or other financial guarantees, to our customers or suppliers, thereby limiting our availability of funds;

●	limiting our ability to enter into certain commercial arrangements because of concerns of counterparty risks; and

●	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors that have less debt.

The occurrence of any one or more of these circumstances could have a material adverse effect on us.

Our ability to make scheduled payments on and to refinance our indebtedness, including on our outstanding promissory notes, depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business, and other factors (many of which are beyond our control), including the availability of financing in the international banking and capital markets. We cannot be certain that our business will generate sufficient cash flows from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, including the outstanding notes, to refinance our debt, or to fund our other liquidity needs.

If we are unable to meet our debt service obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, including the outstanding notes. Failure to successfully restructure or refinance our debt could cause us to default on our debt obligations and would impair our liquidity. Our ability to restructure or refinance our debt will depend on the condition of the capital markets, which is outside of our control, and our financial condition at such time. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations.

Moreover, in the event of a default of our debt service obligations, if not cured or waived, the holders of the applicable indebtedness, including holders of our outstanding notes, could elect to declare all the funds borrowed to be due and payable, together with accrued and unpaid interest. Our assets or cash flows may not be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. A default in our debt service obligations in respect of the FF Notes may permit FirstFire to declare all amounts owed under the FF Notes immediately due and payable and to institute foreclosure proceedings against its collateral, which consists of all assets of the Company except for the CBAZ Collateral. Any such default, event of default if not cured or waived, or declaration of acceleration could force us into bankruptcy, reorganization, insolvency, or liquidation.

The FF Notes and any other credit or similar agreements into which we may enter in the future may restrict our operations, particularly our ability to respond to changes or to take certain actions regarding our business.

The FF Notes contain a number of restrictive covenants that impose operating and financial restrictions on us and limit our ability to engage in acts that may be in our long-term interest, including restrictions on our ability to incur debt, create liens and encumbrances, engage in certain fundamental changes, dispose of assets, repurchase our stock, repay indebtedness owed to any affiliates (which include the indebtedness under a promissory note issued to Daniel Nelson, the Chief Executive Officer, Chairman and a director of the Company, on April 25, 2024 for $100,000 base principal, a $75,000 advance made on May 1, 2024, and a $2,500 advance made on June 14, 2024, bearing interest at a monthly rate of 3.5%, compounded monthly, while such funds are outstanding, from the 30th day following the date of issuance of the April 2024 Note to the 150th day following the date of issuance of the April 2024 Note, maturing on the earlier of June 25, 2024 or upon the Company receiving any funding of $1,000,000 and thereafter due upon demand of repayment), raise capital from certain types of transactions, and engage in transactions with affiliates, in each case subject to limitations and exceptions set forth in the FF Notes. In addition, the FF Notes provide that the FF Notes’ holders may demand that any cash proceeds from any source be applied to repay all or any portion of the outstanding principal amount and interest (including any default interest) then due under the FF Notes, which may adversely affect the Company’s ability to manage its cash flow and availability of capital resources.

The FF Notes also contain customary events of default, such as the failure to pay obligations when due, failure to issue shares upon conversions as required, a material breach of representations and warranties or covenants, the entry of material judgments against certain of our subsidiaries, the initiation of bankruptcy or insolvency proceedings of certain of our subsidiaries, defaults on other indebtedness, failure to remain subject to and compliant with the Exchange Act, failure to maintain intellectual property and other necessary assets, the restatement of any financial statements, disclosure or attempted disclosure of material non-public information to the FF Notes’ holders, unavailability of Rule 144 for resales of the Company’s securities, or the delisting or suspension of listing of the Company’s common stock by the NYSE American. The occurrence of an FF Notes Event of Default would result in a number of additional obligations to the holder of the May 2024 FF Note or the June 2024 FF Note, including acceleration of its balance multiplied by 125%; default interest at the rate of the lesser of (i) 15% per annum and (ii) the maximum amount permitted by law from the due date thereof until the same is paid; and the increase of the principal balance by $3,000 each calendar month until the respective promissory note is repaid in its entirety. In addition, subject to customary cure rights, we may be subject to foreclosure on the collateral securing the rights of the FF Notes’ holders, which could force us into bankruptcy or liquidation.

In the event that the FF Notes’ holders accelerated the repayment of borrowings, we may not have sufficient assets to repay that indebtedness. Any acceleration of amounts due under the FF Notes would likely have a material adverse effect on us, potentially including forcing us into bankruptcy or liquidation. As a result of these restrictions and default conditions, we may be limited in how we conduct business, unable to raise additional debt or equity financing to operate during general economic or business downturns, or unable to compete effectively or to take advantage of new business opportunities.

In addition, we may enter into other credit agreements or other debt arrangements from time to time which contain similar or more extensive restrictive covenants and events of default, in which case we may face similar or additional limitations as a result of the terms of those credit agreements or other debt arrangements.

We will need to obtain additional funding to continue operations. If we fail to obtain the necessary financing or fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations and we may be forced to significantly delay, scale back or discontinue our operations.

We will require additional capital to fund our operations, and if we fail to obtain necessary financing, our business plan may not be successful.

Our operations have consumed substantial amounts of cash since inception, and we expect they will continue to consume substantial amounts of cash as we aggressively build our platform and our internal marketing, compliance and other administrative functions. We will require additional capital to maintain our business operations, and we may also need to raise additional funds sooner if our operating and other expenses are higher than we expect.

Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we currently expect.

If a lack of available capital means that we are unable to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected.

Relatively high interest rates may adversely impact our business.

Due to recent increases in inflation, the U.S. Federal Reserve has raised its benchmark interest rate. Increases in the federal benchmark rate have resulted in an increase in market interest rates, which may increase our interest expense and the costs of refinancing any existing indebtedness or obtaining new debt. Consequently, relatively high interest rates will increase cost of capital and the cost of borrowings for any other corporate purpose. As a result, if we need or seek significant borrowings and interest rates remain elevated or increase, the cost of such borrowing to us could be significant, which may have a significant adverse impact on our financial condition and results of operations.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred net losses since our inception in 2019, and we may never achieve or sustain profitability. Federal net operating loss, or NOL, carryforwards we generated since our incorporation in September 2021 may be carried forward indefinitely but may only be used to offset 80% of our taxable income annually. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income or taxes may be limited. We have not completed a study to assess whether an ownership change for purposes of Section 382 or 383 has occurred, or whether there have been multiple ownership changes since our inception. For purposes of Section 382 or 383, we may have experienced ownership changes in the past and may experience ownership changes in the future as a result of shifts in our stock ownership (some of which shifts are outside our control). As a result, if we earn net taxable income, our ability to use our pre-change NOL carryforwards or other pre-change tax attributes to offset such taxable income or the tax thereon will be subject to limitations. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. Therefore, if we attain profitability, we may be unable to use a material portion of our NOL carryforwards and other tax attributes, which could adversely affect our future cash flows.

We are dependent on our management team, and the loss of any key member of this team may prevent us from implementing our business plan in a timely manner, or at all.

Our success depends largely upon the continued services of our executive officers and other key personnel, particularly Daniel Nelson, our Chief Executive Officer and Chairman; Damon Rich, our Interim Chief Financial Officer; Jeffry Hecklinski, our President; and Craig Smith, our Secretary and Chief Operating Officer. Our executive officers or key employees may terminate their employment with us at any time without penalty. In addition, we do not maintain key person life insurance policies on any of our employees or any of our contract parties. The loss of one or more of these executive officers or key employees could seriously harm our business and may prevent us from implementing our business plan in a timely manner, or at all.

Risks Related to This Offering

Substantial future sales or issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, or the perception in the public markets that these sales or issuances may occur, may depress our stock price. Also, future issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall. The expiration of lock-up agreements that restrict the issuance of new common stock or the trading of outstanding common stock could also cause the market price of our common stock to decline.

The conversion or exercise of our outstanding convertible or exercisable securities and resale of the underlying common stock, and any other future issuances of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock, would result in a decrease in the ownership percentage of existing stockholders, i.e., dilution, which may cause the market price of our common stock to decline. We cannot predict the effect, if any, of future issuances, conversions, or exercises of our securities, on the price of our common stock. In all events, future issuances of our common stock would result in the dilution of your holdings. In addition, the perception that new issuances of our securities are likely to occur, or the perception that holders of securities convertible or exercisable for common stock are likely to sell their securities, could adversely affect the market price of our common stock. The effect of such dilution may be magnified as to all shares that are not or may eventually not be subject to restrictions on resale as enumerated below.

Under the May 2024 FF Note, which has principal of $412,500 and guaranteed interest of $41,250, the Company may be required to issue up to 1,663,750 shares of common stock upon full conversion at the initial conversion price of $0.30 per share if the 110% prepayment premium is applicable. Under the June 2024 FF Note, which has principal of $198,611 and guaranteed interest of $19,861, up to 801,064 shares of common stock will become issuable upon full conversion at the initial conversion price of $0.30 per share if the 110% prepayment premium is applicable. Each of the FF Notes also provides that upon a missed amortization payment the conversion price will be reduced to the lesser of the then-applicable conversion price and 80% of the lowest closing price of the common stock during the ten trading days prior to the date of a conversion. Each of the FF Notes also provides that upon an FF Notes Event of Default the conversion price will be reduced to the lesser of the then-applicable conversion price; $0.195 per share; and the closing price of the common stock on the date of the FF Notes Event of Default. In addition, the FF Notes and the FF Warrants contain full-ratchet anti-dilution and related provisions that will reduce the conversion price and exercise price to match the price of such lower-priced securities, other than for an Excluded Issuance, and proportionately increase the number of shares of common stock issuable under these securities. For example, an issuance of securities at a price 25% lower than the FF Notes Fixed Conversion Price and the exercise price of the First June 2024 FF Warrant and the First May 2024 Warrant, or $0.225 per share, would cause each of the FF Notes and the First June 2024 FF Warrant and the First May 2024 Warrant to become convertible into or exercisable for approximately 33% more shares of common stock than they were initially convertible into or exercisable to purchase. In addition, if the Second FF Warrants Trigger Date occurs, then the Second May 2024 FF Warrant and the Second June 2024 FF Warrant will be exercisable for up to 250,000 and 120,370 shares of common stock at an initial exercise price of $0.01 per share, respectively. These conversion and exercise rights will initially be subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments – June 2024 FirstFire Private Placement – June 2024 FF Purchase Agreement”) prior to the FF Stockholder Approval (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments – June 2024 FirstFire Private Placement – June 2024 FF Purchase Agreement”), and restrictions on resale. However, we are required to take certain measures and generally use commercially reasonable efforts to obtain the FF Stockholder Approval to allow issuances greater than the FF Exchange Cap, and to file one or more registration statements to register the resale of these underlying shares, which, once effective, will allow such shares to be resold immediately into the public market without restriction.

In addition, we have issued placement agent warrants to purchase up to 280,804 shares of common stock at a weighted-average exercise price of approximately $1.69 per share. 104,264 of these shares are being registered for resale by means of this prospectus, subject to the FF Exchange Cap with respect to the FF Placement Agent Warrant, which will no longer apply if we obtain the FF Stockholder Approval pursuant to the requirements described above. The remaining shares are issuable pursuant to placement agent warrants that may be subject to piggyback registration rights which may require us to include them in registration statements filed in other offerings to register the resale of the shares underlying the placement agent warrants, which, once effective, will allow such shares to be resold immediately into the public market without restriction.

As of July 2, 2024, we have also granted 1,742,841 shares of restricted common stock under the Plan to officers, directors, employees, and consultants that remain outstanding, and options to purchase 299,333 shares of common stock issuable upon the exercise of stock options at a weighted-average exercise price of approximately $2.71 per share. We have filed registration statements on Form S-8 to register the offerings of these shares as well as other shares under stock options or other equity compensation that may be granted to our officers, directors, employees, and consultants or reserved for future issuance under the Plan. Subject to the satisfaction of vesting conditions and the expiration of lock-up agreements, all of these shares registered under the registration statements on Form S-8 will be available for resale immediately in the public market without restriction other than those restrictions imposed on sales by affiliates pursuant to Rule 144.

In addition, in connection with our initial public offering in November 2023, we, our executive officers, directors and stockholders holding 5% or more of our shares (as well as holders of convertible or exercisable securities which convert into or are exercisable into common stock) at that time entered into lock-up agreements that prevent us and the other locked-up parties, subject to certain exceptions, from offering or selling shares of capital stock for up to 12 months, from the date on which the trading of our common stock commenced, or November 14, 2023, as to our directors, officers and security holders, and from the closing date of our initial public offering, or November 16, 2023, as to us. In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived by the underwriter of our initial public offering, at any time and without notice. If the restrictions under the lock-up agreements are waived, our common stock may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our common stock.

Additionally, our employees, executive officers, and directors may enter into Rule 10b5-1 trading plans providing for sales of shares of our common stock from time to time. Under a Rule 10b5-1 trading plan, a broker executes trades pursuant to parameters established by the employee, director, or officer when entering into the plan, without further direction from the employee, officer, or director. A Rule 10b5-1 trading plan may be amended or terminated in some circumstances. Our employees, executive officers, and directors also may buy or sell additional shares outside of a Rule 10b5-1 trading plan when they are not in possession of material, non-public information, subject to the expiration of the lock-up restrictions and Rule 144 requirements referred to above. Actual or potential resales of our common stock by our employees, executive officers, and directors as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales could also cause the trading price of our common stock to decline and make it more difficult for you to sell shares of our common stock. The market price of shares of our common stock may drop significantly when the lock-up agreements and other restrictions on resale by our existing stockholders and beneficial owners lapse. The effect of these grants on the value of your shares may therefore be substantial.

We also expect that significant additional capital may be needed in the future beyond that raised in this offering to continue our planned operations, including expanding research and development, hiring new personnel, marketing our products, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities, or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

In the event that the market price of shares of our common stock drops significantly when the restrictions on resale by our existing stockholders lapse, existing stockholders’ dilution might be reduced to the extent that the decline in the price of shares of our common stock impedes our ability to raise capital through the issuance of additional shares of our common stock or other equity securities. However, in the event that our capital-raising ability is weakened as a result of a lower stock price, we may be unable to continue to fund our operations, which may further harm the value of our stock price.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The Selling Stockholders may sell the shares being offered by means of this prospectus at different times and at different prices.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any prospectus supplement or documents incorporated by reference herein or therein may contain, forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections “Prospectus Summary” and “Risk Factors” in this prospectus and under Item 1. “Business,” Item 1A. “Risk Factors,” and Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the 2023 Annual Report, and may be contained in our prospectus supplements or future SEC reports. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	anticipated benefits from strategic alliances and collaborations with certain sports organizations or celebrity professional sports consultants;

●	our ability to implement certain desired artificial intelligence features into our platform;

●	our anticipated ability to obtain additional funding to develop additional services and offerings;

●	expected market acceptance of our existing and new offerings;

●	anticipated competition from existing online offerings or new offerings that may emerge;

●	anticipated favorable impacts from strategic changes to our business on our net sales, revenues, income from continuing operations, or other results of operations;

●	our expected ability to attract new users and customers, with respect to football, sports other than football, or both;

●	our expected ability to increase the rate of subscription renewals;

●	our expected ability to slow the rate of user attrition;

●	our expected ability and third parties’ abilities to protect intellectual property rights;

●	our expected ability to adequately support future growth;

●	our expected ability to comply with user data privacy laws and other legal requirements;

●	anticipated legal and regulatory requirements and our ability to comply with such requirements; and

●	our expected ability to attract and retain key personnel to manage our business effectively.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus, in the 2023 Annual Report  under Item 1A. “Risk Factors”, the other documents incorporated by reference herein and under a similar heading in any applicable prospectus supplement, and the risks detailed from time to time in our future SEC reports or registration statements. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus and any applicable prospectus supplement and documents incorporated by reference herein relate only to events or information as of the date they are made. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the Selling Stockholders. We will receive gross proceeds of up to $1,088,583 in aggregate gross proceeds from the cash exercise of the FF Warrants, the FF Placement Agent Warrant, and the Tumim Placement Agent Warrants.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the near future. Bank line of credit covenants and other restrictive loan covenants generally prohibit us from paying cash dividends. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also Item 1A. “Risk Factors – Risks Related to Our Common Stock – We do not expect to declare or pay dividends on our common stock in the foreseeable future.” in the 2023 Annual Report, which is incorporated by reference herein.

SELLING STOCKHOLDERS

The shares of common stock being offered by the Selling Stockholders consist of: (i) up to 1,232,407 shares of common stock issuable upon conversion of the June 2024 FF Note; (ii) up to 90,277 June 2024 FF Commitment Shares; (iii) up to 662,036 shares of common stock issuable upon exercise of the First June 2024 FF Warrant; (iv) up to 120,370 shares of common stock issuable upon exercise of the Second June 2024 FF Warrant; (v) up to 2,559,616 shares of common stock issuable upon conversion of the May 2024 FF Note; (vi) up to 187,500 May 2024 FF Commitment Shares; (vii) up to 1,375,000 shares of common stock issuable upon exercise of the First May 2024 FF Warrant; (viii) up to 250,000 shares of common stock issuable upon exercise of the Second May 2024 FF Warrant; (ix) up to 13,125 FF Placement Agent Fee Shares; (x) up to 96,250 shares of common stock issuable upon exercise of the FF Placement Agent Warrant; (xi) up to 49,193 Tumim Placement Agent Fee Shares; and (xii) up to an aggregate of 8,014 shares of common stock issuable upon exercise of the Tumim Placement Agent Warrants. We are registering the shares for resale in order to permit the Selling Stockholders to offer the shares for resale from time to time and to comply with requirements under the May 2024 FF Registration Rights Agreement and the June 2024 FF Registration Rights Agreement.

Except as disclosed below, the Selling Stockholders have not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years other than with respect to the ownership of these securities, and, except as disclosed below, based on the information provided to us by the Selling Stockholders, none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of our common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each of the Selling Stockholders. The third column lists the number of shares of common stock that may be offered by means of this prospectus by the Selling Stockholders. The fourth column assumes the sale of all of the shares of common stock being offered by the Selling Stockholders pursuant to this prospectus.

Applicable percentage ownership is based on 16,017,086 shares of common stock outstanding as of July 2, 2024. For purposes of computing percentage ownership after this offering, we have assumed that the FF Notes will be converted into all of the shares of common stock that may be offered by means of this prospectus upon conversion thereof, that the FF Warrants will be exercised to purchase all of the shares of common stock that may be offered by means of this prospectus upon exercise thereof, and that the Placement Agent Warrants will be exercised to purchase all of the shares of common stock that may be offered by means of this prospectus upon exercise thereof. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares subject to warrants, convertible notes, or other exercisable or convertible securities held by that person that are currently exercisable or convertible or that will become exercisable or convertible within 60 days of July 2, 2024. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Notwithstanding the foregoing, the FF Notes and the FF Warrants are subject to the FF Beneficial Ownership Limitation, such that we shall not effect any conversion or exercise of the FF Notes or the FF Warrants, and no holder has the right to convert or exercise such securities, to the extent that after giving effect to the issuance of common stock upon conversion or exercise thereof, the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion or exercise. In addition, the FF Notes, the FF Warrants, and the FF Placement Agent Warrant will be subject to the FF Exchange Limitation until we obtain the FF Stockholder Approval. Where noted in the footnotes to the table below, the amount and percentage of common stock beneficially owned listed in the table have been reduced to give effect to the FF Beneficial Ownership Limitation and the FF Exchange Limitation as applicable.

The number of shares being offered by this prospectus does not give effect to the FF Beneficial Ownership Limitation or to the FF Exchange Limitation.

The Selling Stockholders may sell all, some or none of the shares being offered in this offering. See “Plan of Distribution”.

	Common Stock Beneficially Owned Prior to this Offering					Common Stock Beneficially Owned After this Offering
Name	Number of Shares		Percentage of Outstanding Shares(1)	Number of Shares Being Offered		Number of Shares	Percentage of Outstanding Shares
FirstFire Global Opportunities Fund, LLC(2)	830,605	(2)	4.99%	6,477,206	(2)	-	-
Boustead Securities, LLC(3)	427,122	(3)	2.61%	166,582	(3)	-	-

(1)	Based on 16,017,086 shares of common stock issued and outstanding as of July 2, 2024. Any exercisable or convertible securities exercisable or convertible within 60 days of July 2, 2024 have been included in the denominator with respect to the respective beneficial owner only.

(2)	The number of shares of common stock that are beneficially owned consists of (i) 187,500 May 2024 FF Commitment Shares, (ii) 90,277 June 2024 FF Commitment Shares, (iii) 1,512,500 shares of common stock issuable upon full conversion of the May 2024 FF Note in the principal amount of $412,500 and with guaranteed interest of $41,250 at its current conversion price of $0.30 per share and without application of a 110% prepayment premium, (iv) 728,240 shares of common stock issuable upon full conversion of the June 2024 FF Note in the principal amount of $198,611 and with guaranteed interest of $19,861 at its current conversion price of $0.30 per share and without application of a 110% prepayment premium, (v) 1,375,000 shares of common stock issuable upon exercise of the First May 2024 FF Warrant, (vi) 250,000 shares of common stock issuable upon exercise of the Second May 2024 FF Warrant, (vii) 662,036 shares of common stock issuable upon exercise of the First June 2024 FF Warrant, and (viii) 120,370 shares of common stock issuable upon exercise of the Second June 2024 FF Warrant, reduced in the table above to give effect to the FF Beneficial Ownership Limitation. The number of shares being offered consists of (i) 187,500 May 2024 FF Commitment Shares, (ii) 90,277 June 2024 FF Commitment Shares, (iii) 2,559,616 shares of common stock issuable upon full conversion of the May 2024 FF Note, at an assumed alternate conversion price of $0.195 per share, assuming the application of a 110% prepayment premium, (iv) 1,232,407 shares of common stock issuable upon full conversion of the June 2024 FF Note, at an assumed alternate conversion price of $0.195 per share, assuming the application of a 110% prepayment premium, (v) 1,375,000 shares of common stock issuable upon exercise of the First May 2024 FF Warrant, (vi) 250,000 shares of common stock issuable upon exercise of the Second May 2024 FF Warrant, (vii) 662,036 shares of common stock issuable upon exercise of the First June 2024 FF Warrant, and (viii) 120,370 shares of common stock issuable upon exercise of the Second June 2024 FF Warrant, in each case without giving effect to the FF Beneficial Ownership Limitation or the FF Exchange Limitation. Eliezer Fireman has sole voting and investment power over the shares held by FirstFire.

(3)	The number of shares of common stock that are beneficially owned consists of (i) 13,125 FF Placement Agent Fee Shares, (ii) 49,193 Tumim Placement Agent Fee Shares, (iii) 96,250 shares of common stock issuable upon exercise of the FF Placement Agent Warrant, without giving effect to the FF Exchange Limitation, (iv) 8,014 shares of common stock in aggregate issuable upon exercise of the Tumim Placement Agent Warrants, (v) 84,000 shares of common stock issuable upon exercise of the Representative’s Warrant, and (vi) 176,540 shares of common stock issuable upon exercise of a placement agent warrant at an exercise price of $2.50 per share issued on December 23, 2021 in connection with a private placement (the “Pre-IPO Placement Agent Warrant”). The number of shares of common stock being offered consists of (i) 13,125 FF Placement Agent Fee Shares, (ii) 49,193 Tumim Placement Agent Fee Shares, (iii) 96,250 shares of common stock issuable upon exercise of the FF Placement Agent Warrant, without giving effect to the FF Exchange Limitation, and (iv) 8,014 shares of common stock issuable upon exercise of the Tumim Placement Agent Warrants. Lincoln Smith has sole voting and investment power over the securities held by Boustead. Boustead is a registered broker-dealer. Boustead acted as the representative of the underwriters of our initial public offering and received the Representative’s Warrant as partial consideration for underwriter services. Boustead has also acted the Company’s placement agent, and was issued the FF Placement Agent Fee Shares, the Tumim Placement Agent Fee Shares, the FF Placement Agent Warrant, the Tumim Placement Agent Warrants, and the Pre-IPO Placement Agent Warrant as partial consideration for placement agent services.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares of common stock offered by this prospectus under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares of common stock offered by this prospectus, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with Rule 2121 of FINRA; and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.

Pursuant to the May 2024 FF Purchase Agreement and the June 2024 FF Purchase Agreement, until the date that the FF Notes are fully repaid or fully converted, FirstFire will not execute any “short sale” (as defined in Rule 200 of Regulation SHO under the Exchange Act) of the common stock which establishes a net short position with respect to the common stock.

Except as described above, in connection with the sale of shares of common stock offered by this prospectus or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. Except as described above, the Selling Stockholders may also sell shares of common stock offered by this prospectus short and deliver these shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealers or other financial institutions of shares of common stock offered by this prospectus, which shares such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transactions).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares of common stock offered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The shares of common stock offered by this prospectus will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The June 2024 FF Registration Rights Agreement and the May 2024 FF Registration Rights Agreement contain certain registration requirements with respect to certain of the shares of common stock being offered by means of this prospectus. See “Prospectus Summary – June 2024 FirstFire Private Placement – June 2024 FF Registration Rights Agreement” and “Prospectus Summary – May 2024 FirstFire Private Placement – May 2024 FF Registration Rights Agreement”. Certain registration requirements may also apply to the FF Placement Agent Fee Shares, the FF Placement Agent Warrant, the Tumim Placement Agent Fee Shares, and the Tumim Placement Agent Warrants pursuant the Boustead Engagement Letter. The registration statement of which this prospectus forms a part is intended to address these registration requirements. We are also required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. In addition, we agreed to indemnify FirstFire and certain related persons against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, the Exchange Act, or any other law.

Our common stock is currently listed on the NYSE American under the symbol “SGN”.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Bevilacqua PLLC.

As of the date of this prospectus, Bevilacqua PLLC owns 15,000 shares of common stock. Bevilacqua PLLC received these shares as partial consideration for legal services previously provided to us.

EXPERTS

The financial statements of the Company as of and for the fiscal years ended December 31, 2023 and December 31, 2022 are incorporated into this prospectus by reference in reliance upon the report incorporated by reference of BARTON CPA, an independent registered public accounting firm (“Barton”), appearing therein (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as disclosed in Note 1 to the consolidated financial statements), and upon the authority of said firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

Marcum LLP (“Marcum”) audited our consolidated financial statements for the year ended December 31, 2021. On March 6, 2023, Marcum resigned as our independent registered public accounting firm. The audit report issued by Marcum on January 24, 2023, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles, but included an explanatory paragraph that there was substantial doubt as to the Company’s ability to continue as a going concern. Marcum did not provide an audit report on our financial statements for any period subsequent to December 31, 2021. Marcum has not provided any audit services to the Company subsequent to January 24, 2023.

During the year ended December 31, 2021 and subsequently during 2022 and through March 6, 2023, (i) there were no “disagreements” between us and Marcum (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K promulgated by the SEC (“Regulation S-K”) and the related instructions to this item) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such period, and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, other than as described below.

During the year ended December 31, 2021, in connection with the audit of our financial statements as of and for the year ended December 31, 2021, several material weaknesses in our internal control over financial reporting were identified. The material weaknesses related to the following: a) Ineffective controls over period end financial disclosures and reporting process: Due to resource constraints, we have not formally defined internal controls over the period end financial disclosure and reporting process, including the identification of subsequent events, which increases susceptibility to fraud or error, and b) Revenue recognition – customer contracts: In connection with Marcum’s testing of revenue, several test selections did not have documentation such as a corresponding contract or third party written documentation of the customer’s order.

We provided Marcum with a copy of the foregoing disclosures and requested Marcum to furnish us with a letter addressed to the SEC stating whether or not Marcum agrees with the above disclosures. A copy of Marcum’s letter is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

On March 1, 2023, we engaged Barton as our new independent registered public accounting firm. During the year ended December 31, 2021 and subsequently during 2022 and through March 1, 2023, we (or any person on our behalf) did not consult with Barton regarding any of the matters described in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is https://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at https://www.signingdaysports.com. Information accessible on or through our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities that we are offering. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 29, 2024;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 15, 2024;

●	our Current Reports on Form 8-K (and any amendments thereto on Form 8-K/A) filed with the SEC on January 8, 2024, January 29, 2024, February 14, 2024, February 28, 2024, March 6, 2024, March 11, 2024, April 11, 2024, April 17, 2024, April 26, 2024, May 3, 2024, May 17, 2024, May 21, 2024, June 14, 2024, and June 20, 2024 (other than information furnished and not filed); and

●	The description of the common stock which is contained in the Company’s Registration Statement on Form 8-A filed with the SEC on November 9, 2023 (File No. 001-41863) pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement made in a document incorporated by reference into this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus or such prospectus supplement to the extent that a statement contained in this prospectus or such prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or such prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to Signing Day Sports, Inc., Attn: Secretary, 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255, or by calling us at (480) 220-6814.

Signing Day Sports, Inc.

Up to 6,643,788

Shares of Common Stock

Prospectus

, 2024

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Unless the context indicates otherwise, “we,” “us,” “our,” “Signing Day Sports,” “the Company,” “our company” and similar references in this “Part II. Information Not Required in the Prospectus” refer to the operations of Signing Day Sports, Inc., a Delaware corporation.

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts, commissions and non-accountable expense allowance, payable by us in connection with the sale of shares of the Company’s common stock, par value $0.0001 per share (“common stock”), being registered. All amounts, other than the registration fee of the Securities and Exchange Commission (“SEC”), are estimates. We will pay all these expenses.

Amount
SEC registration fee	$291.22
Accounting fees and expenses	5,000
Legal fees and expenses	15,000
Transfer agent fees and expenses	5,000
Printing and related fees	2,000
Total	$27,291.22

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Second Amended and Restated Certificate of Incorporation of the Company authorizes the Company to indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Second Amended and Restated Bylaws of the Company, as amended by Amendment No. 1 to the Second Amended and Restated Bylaws (as amended, the “Second Amended and Restated Bylaws”), require that we indemnify our directors and executive officers to the fullest extent permitted by law, provided that we may modify the extent of such indemnification by individual contracts with directors and executive officers, and also provided that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our board of directors, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law, or (iv) such indemnification is required to be made under the indemnification rights enforcement provision of the Second Amended and Restated Bylaws. Our obligation, if any, to indemnify any person pursuant to the Second Amended and Restated Bylaws who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

The Second Amended and Restated Bylaws also provide for advancement of expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or executive officer of the Company, or is or was serving at the request of the Company as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses actually and reasonably incurred by any director or executive officer in defending such proceeding, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses. Notwithstanding the foregoing, generally no advance shall be made by the Company to an executive officer of the Company (except by reason of the fact that such executive officer is or was a director of the Company) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the Company’s interest. The Company’s obligation, if any, to indemnify any person pursuant to the Second Amended and Restated Bylaws who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity. The Second Amended and Restated Bylaws also permit the Company to indemnity its other officers, employees and other agents as set forth in the DGCL. The board of directors has the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the board of directors shall determine.

We have also separately entered into an indemnification agreement with each of our directors and executive officers. Each indemnification agreement provides for indemnification to the fullest extent permitted by law, including: (i) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer, or on their behalf, in connection with any proceeding other than proceedings by or in the right of the Company or any claim, issue or matter therein, if the director or executive officer acted in good faith and in a manner the director or executive officer reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the director or executive officer’s conduct was unlawful; (ii) all expenses actually and reasonably incurred by a director or executive officer, or on their behalf, in connection with a proceeding by or in the right of the Company if the director or executive officer acted in good faith and in a manner the director or executive officer reasonably believed to be in or not opposed to the best interests of the Company, provided that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the director or executive officer shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made; (iii) to the extent that a director or executive officer is, by reason of the director or executive officer’s director or executive officer status, a party to and is successful, on the merits or otherwise, in any proceeding, including by dismissal of such proceeding with or without prejudice, then the director or executive officer shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all expenses actually and reasonably incurred by the director or executive officer or on the director or executive officer’s behalf in connection therewith; and (iv) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer or on a director or executive officer’s behalf if, by reason of the director or executive officer’s status as a director or executive officer, the director or executive officer is, or is threatened to be made, a party to or participant in any proceeding (including a proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the director or executive officer, except where the payment is finally determined (under the procedures, and subject to the presumptions, set forth in the indemnification agreements) to be unlawful. The Company shall also advance all such expenses incurred by or on behalf of each director or executive officer in connection with any of the above proceedings by reason of the director or executive officer’s director or executive officer status within 30 days after the receipt by the Company of a statement or statements from the director or executive officer requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the director or executive officer and shall include or be preceded or accompanied by a written undertaking by or on behalf of the director or executive officer to repay any expenses advanced if it shall ultimately be determined that the director or executive officer is not entitled to be indemnified against such expenses. Any advances and undertakings to repay shall be unsecured and interest free. The indemnification agreements also provide for payments by the Company for the entire amount of any judgment or settlement of any action, suit or proceeding in which it is liable or would be liable if joined in such action, subject to the other terms and provisions of the indemnification agreements, and certain other indemnification and payment obligations. The indemnification agreements also provide that if we maintain a directors’ and officers’ liability insurance policy, that each director and executive officer will be covered by the policy to the maximum extent of the coverage available for any of the Company’s directors or executive officers.

We have obtained standard directors and officers liability insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the indemnification agreements described above or otherwise as a matter of law.

The underwriting agreement with the underwriters of the Company’s initial public offering, filed as Exhibit 1.1 to this registration statement, provides for indemnification, under certain circumstances, by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued or agreed to issue the following securities, which issuances were not registered under the Securities Act. Unless otherwise noted, the share and per share information in this “Part II. Information Not Required in the Prospectus – Item 15. Recent Sales of Unregistered Securities” have been adjusted to give effect to the one-for-five (1-for-5) reverse stock split of the outstanding common stock which became effective on April 14, 2023.

Settlement Agreements with Stockholders

Under our Settlement Agreement with Dennis Gile, dated as of May 12, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Mr. Gile’s direct or indirect ownership of shares of the capital stock of Signing Day Sports, Inc., a Delaware corporation (“SDS Inc. – DE”), or Mr. Gile’s direct or indirect ownership of membership interests of Signing Day Sports, LLC, an Arizona limited liability company (“SDS LLC – AZ”), Signing Day Sports, LLC, a Delaware limited liability company (“SDS LLC – DE”), Signing Day Sports Football, LLC, an Arizona limited liability company (“SDSF LLC”), or Signing Day Sports Baseball, LLC, an Arizona limited liability company (“SDSB LLC”), as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Mr. Gile may have under the terms of that certain Severance General Waiver and Release Agreement between Mr. Gile and the Company, dated March 22, 2022 (the “Severance Agreement”), including the releases of any and all claims against the Company and certain related parties as contained therein, Mr. Gile’s agreement to be terminated effective on January 1, 2022 and receive a severance payment of $53,500 pursuant to Section 1 of the Severance Agreement, paid in March 2022, all of which terms were to remain in force notwithstanding the provisions of the Settlement Agreement. Further, Mr. Gile irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Mr. Gile believed should have been paid or were owed to Mr. Gile by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Gile owned 2,816,377 shares of common stock pursuant to the Settlement Agreement. Mr. Gile also irrevocably covenanted that he would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Dorsey Family Holdings, LLC, an Arizona limited liability company (“Dorsey LLC”), John Dorsey, in his individual capacity, and his spouse, Elena Dorsey, to the extent of such spouse’s community property interest, if any (together, “Dorsey”), dated as of April 25, 2022, the parties agreed, among other things, (1) that Dorsey had held 959,940 shares of SDS Inc. – DE’s common stock at that time, (2) that prior to the anticipated redomestication of SDS LLC – AZ to Delaware as a Delaware limited liability company and conversion to a Delaware corporation, Dorsey was a member of SDS LLC – AZ and was a party to SDS LLC – AZ’s Fourth Amended Limited Liability Company Operating Agreement dated July 16, 2021 (the “SDS LLC – AZ Operating Agreement”), (3) that the SDS LLC – AZ Operating Agreement provided Dorsey, among other things, certain anti-dilution protections whereby SDS LLC – AZ would have been required to issue additional equity to Dorsey if SDS LLC – AZ were to have issued additional equity which would have the effect of reducing Dorsey’s ownership below 11% of SDS LLC – AZ’s outstanding equity (the “Dorsey Anti-Dilution Provision”), (4) that on April 25, 2022, Dorsey LLC would receive a total of 350,000 shares of common stock of SDS Inc. – DE in exchange for Dorsey’s cancellation, waiver, and release of all of Dorsey’s rights under the Dorsey Anti-Dilution Provision in the SDS LLC – AZ Operating Agreement, (5) to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Dorsey Anti-Dilution Provision, Dorsey’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Dorsey’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Dorsey may have under the terms of that certain Offer of Employment between John Dorsey and SDS LLC – AZ, dated January 13, 2022, or that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Dorsey otherwise relating to, and has not issued to Dorsey, any simple agreement for future equity or convertible note. Further, Dorsey irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Dorsey believed should have been paid or were owed to Dorsey by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Dorsey LLC owned 1,309,940 shares of common stock pursuant to the Settlement Agreement. Dorsey also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged. Mr. Dorsey is deemed to beneficially own the shares of common stock owned by Dorsey LLC and has sole voting and dispositive power over its shares.

Under our Settlement Agreement with Joshua A. Donaldson Revocable Trust and Joshua Donaldson, an individual (together, “Donaldson”), dated as of May 17, 2022, the parties agreed, among other things, (1) that Donaldson had held 210,000 shares of SDS Inc. – DE’s common stock at that time, (2) that prior to the anticipated redomestication of SDS LLC – AZ to Delaware as a Delaware limited liability company and conversion to a Delaware corporation, Donaldson was a member of SDS LLC – AZ and was a party to the SDS LLC – AZ Operating Agreement, (3) that the SDS LLC – AZ Operating Agreement provided Donaldson, among other things, certain anti-dilution protections whereby SDS LLC – AZ would have been required to issue additional equity to Donaldson if SDS LLC – AZ were to have issued additional equity which would have the effect of reducing Donaldson’s ownership below 3.5% of SDS LLC – AZ’s outstanding equity (the “Donaldson Anti-Dilution Provision”), (4) that on April 25, 2022, Donaldson would receive a total of 60,000 shares of common stock of SDS Inc. – DE in exchange for Donaldson’s cancellation, waiver, and release of all of Donaldson’s rights under the Donaldson Anti-Dilution Provision in the SDS LLC – AZ Operating Agreement, (5) we and Donaldson agreed that the Celebrity Endorsement / Licensing Agreement between SDSB LLC and JDRAINMAN20 INC., a Florida limited liability company, dated March 1, 2021 (the “Endorsement Agreement”), remains in full force and effect, that Donaldson confirmed that Donaldson received 1% ownership in SDS LLC – AZ in consideration for the licenses granted under the Endorsement Agreement, which 1% interest converted into 60,000 shares, or 1% of the outstanding shares of SDS Inc. – DE at the time of the conversion of SDS LLC – DE into SDS Inc. – DE, (6) to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Donaldson Anti-Dilution Provision, Donaldson’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Donaldson’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Donaldson may have under the terms of the Endorsement Agreement. Further, Donaldson irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Donaldson believed should have been paid or were owed to Donaldson by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Joshua Donaldson, Trustee of the Joshua A. Donaldson Revocable Trust, owned 270,000 shares of common stock pursuant to the Settlement Agreement. Donaldson also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Noah (Jed) Smith and his spouse, Glory Smith, to the extent of such spouse’s community property interest, if any (together, “Smith”), dated as of May 13, 2022, the parties agreed, among other things, (1) that Dennis Gile agreed and contracted to fulfill certain obligations to Smith, including, but not limited to, granting a profits interest that was intended to be a membership interest in SDS LLC – AZ as well as a percentage of future profits from the operations or sale of SDS LLC – AZ, pursuant to that certain Contribution and Profit-Sharing Agreement between Mr. Gile and Smith, dated April 5, 2019, as amended by that certain First Amendment to Contribution and Profit-Sharing Agreement dated December 9, 2019, and that certain Second Amendment to Contribution and Profit-Sharing Agreement dated August 21, 2020, all attached as an exhibit to the Settlement Agreement (collectively, the “Smith Contribution and Profit-Sharing Agreement”), (2) that Mr. Smith held 300,000 shares of common stock in SDS Inc. – DE in exchange for Smith’s previous contributions to SDS LLC – AZ, (3) that on May 13, 2022, Mr. Smith would receive an additional 100,000 shares of common stock of SDS Inc. – DE in exchange for the termination of Smith’s rights under the Smith Contribution and Profit-Sharing Agreement, (4) that following such receipt of such additional shares, Mr. Smith would have a total of 400,000 shares of common stock, and (5) to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Smith Contribution and Profit-Sharing Agreement, Smith’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Smith’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Smith may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Smith otherwise relating to, and has not issued to Smith, any simple agreement for future equity or convertible note. Further, Smith irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Smith believed should have been paid or were owed to Smith by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Smith owned 400,000 shares of common stock pursuant to the Settlement Agreement. Smith also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Midwestern Interactive, LLC (“Midwestern”), dated as of May 2, 2022, the parties agreed, among other things, (1) that Dennis Gile agreed and contracted to fulfill certain obligations to Midwestern, including, but not limited to, granting a profits interest that was intended to be a membership interest in SDS LLC – AZ as well as a percentage of future profits from the operations or sale of SDS LLC – AZ, in exchange for Midwestern’s contribution of $250,000 in-kind investment, pursuant to the terms of that certain Contribution and Profit-Sharing Agreement between Mr. Gile and Midwestern dated August 23, 2019, attached as an exhibit to the Settlement Agreement (the “Midwestern Contribution and Profit-Sharing Agreement”), (2) that (i) the only outstanding shares of capital stock of SDS Inc. – DE that Midwestern owned were as set forth on the capitalization table attached as an exhibit to the Settlement Agreement, (ii) such shares were issued to Midwestern pursuant to the Midwestern Contribution and Profit-Sharing Agreement, and (iii) as a result of the issuance of such shares, Midwestern’s rights under the Midwestern Contribution and Profit-Sharing Agreement were thereby terminated and the Midwestern Contribution and Profit-Sharing Agreement was of no further force or effect, and (3) to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Midwestern Contribution and Profit-Sharing Agreement, Midwestern’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Midwestern’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Midwestern may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Midwestern otherwise relating to, and has not issued to Midwestern, any simple agreement for future equity or convertible note. Further, Midwestern irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Midwestern believed should have been paid or were owed to Midwestern by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Midwestern owned 80,000 shares of common stock pursuant to the Settlement Agreement. Midwestern also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Virginia Byrd, an individual, and Byrd Enterprises of Arizona, Inc., an Arizona corporation, dated as of May 13, 2022 (together, “Byrd”), the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Byrd’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Byrd’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Byrd may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Byrd otherwise relating to, and has not issued to Byrd, any simple agreement for future equity or convertible note. Further, Byrd irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Byrd believed should have been paid or were owed to Byrd by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Byrd Enterprises of Arizona, Inc. owned 767,785 shares of common stock pursuant to the Settlement Agreement. Byrd also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Zone Right, LLC, a California limited liability company (“Zone Right”), Glen Kim and his spouse, Jessica Lee, to the extent of such spouse’s community property interest, if any, dated as of April 26, 2022 (the “Zone Right Parties”), the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Zone Right Parties’ direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or the Zone Right Parties’ direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or the Zone Right Parties may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, other than as otherwise disclosed in this registration statement, the Company has no agreements with the Zone Right Parties otherwise relating to, and has not issued to the Zone Right Parties, any Simple Agreement for Future Equity or convertible note. Further, the Zone Right Parties irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that the Zone Right Parties believed should have been paid or were owed to the Zone Right Parties by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Zone Right owned 483,833 shares of common stock pursuant to the Settlement Agreement. The Zone Right Parties also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged. Glen Kim is deemed to beneficially own the shares of common stock owned by Zone Right and has sole voting and dispositive power over its shares.

Under our Settlement Agreement with Clayton Adams, dated as of May 3, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Mr. Adams’ direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Mr. Adams’ direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Mr. Adams may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Mr. Adams otherwise relating to, and has not issued to Mr. Adams, any simple agreement for future equity or convertible note. Further, Mr. Adams irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Mr. Adams believed should have been paid or were owed to Mr. Adams by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Adams owned 363,274 shares of common stock pursuant to the Settlement Agreement. Mr. Adams also irrevocably covenanted that he would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Matthew Atkinson and his spouse, Penny Atkinson, to the extent of such spouse’s community property interest, if any (together, “Atkinson”), dated as of May 13, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Atkinson’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Atkinson’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Atkinson may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Atkinson otherwise relating to, and has not issued to Atkinson, any simple agreement for future equity or convertible note. Further, Atkinson irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Atkinson believed should have been paid or were owed to Atkinson by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Atkinson owned 383,274 shares of common stock pursuant to the Settlement Agreement. Atkinson also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Bayston Family Limited Partnership, Brett Bayston, an individual, and his/her spouse, Shari L. Bayston, to the extent of such spouse’s community property interest, if any (together, “Bayston”), dated as of April 26, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Bayston’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Bayston’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Bayston may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Bayston otherwise relating to, and has not issued to Bayston, any simple agreement for future equity or convertible note. Further, Bayston irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Bayston believed should have been paid or were owed to Bayston by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Bayston Family Limited Partnership owned 150,000 shares of common stock pursuant to the Settlement Agreement. Bayston also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with DeWayne L. Corvin and his/her spouse, Becky Corvin, to the extent of such spouse’s community property interest, if any (together, “Corvin”), dated as of May 4, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Corvin’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Corvin’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Corvin may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Corvin otherwise relating to, and has not issued to Corvin, any simple agreement for future equity or convertible note. Further, Corvin irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Corvin believed should have been paid or were owed to Corvin by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Corvin owned 11,976 shares of common stock pursuant to the Settlement Agreement. Corvin also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with 35’sNextChapters, LLC (“35’sNextChapters”), dated as of May 13, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to 35’sNextChapters’ direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or 35’sNextChapters’ direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or 35’sNextChapters may have under the terms of that certain Invitation to Join the Board of Directors between Ronald Saslow and the Company or that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with 35’sNextChapters otherwise relating to, and has not issued to 35’sNextChapters, any convertible note or Invitation to Join the Board of Directors between Ronald Saslow and the Company. Further, 35’sNextChapters irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that 35’sNextChapters believed should have been paid or were owed to 35’sNextChapters by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that 35’sNextChapters owned 150,000 shares of common stock pursuant to the Settlement Agreement. 35’sNextChapters also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged. Ronald Saslow, a former director of the Company, as Manager of 35’sNextChapters, is deemed to beneficially own the shares of common stock owned by 35’sNextChapters and has sole voting and dispositive power over its shares.

Under our Settlement Agreement with William Greene, dated as of May 1, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Mr. Greene’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Mr. Greene’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Mr. Greene may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Mr. Greene otherwise relating to, and has not issued to Mr. Greene, any simple agreement for future equity or convertible note. Further, Mr. Greene irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Mr. Greene believed should have been paid or were owed to Mr. Greene by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Greene owned 15,000 shares of common stock pursuant to the Settlement Agreement. Mr. Greene also irrevocably covenanted that he would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Herbert and Sandra Irvine, as Joint Tenants with Right of Survivorship (“Irvine”), dated as of May 3, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Irvine’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Irvine’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Irvine may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Irvine otherwise relating to, and has not issued to Irvine, any simple agreement for future equity or convertible note. Further, Irvine irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Irvine believed should have been paid or were owed to Irvine by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Irvine owned 17,964 shares of common stock pursuant to the Settlement Agreement. Irvine also irrevocably covenanted that Irvine would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Jonathan Byrd, an individual, and his/her spouse, Abigail R. Byrd, to the extent of such spouse’s community property interest, if any (together, the “Byrds”), dated as of May 13, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Byrds’ direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or the Byrds’ direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or the Byrds may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with the Byrds otherwise relating to, and has not issued to the Byrds, any simple agreement for future equity or convertible note. Further, the Byrds irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that the Byrds believed should have been paid or were owed to the Byrds by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Jonathan Byrd owned 7,408 shares of common stock pursuant to the Settlement Agreement. The Byrds also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Jeffrey L. Smith, Trustee of the Jeffrey L. Smith Living Trust (the “Smith Trust”), dated as of April 27, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Smith Trust’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or the Smith Trust’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or the Smith Trust may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with the Smith Trust otherwise relating to, and has not issued to the Smith Trust, any simple agreement for future equity or convertible note. Further, the Smith Trust irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that the Smith Trust believed should have been paid or were owed to the Smith Trust by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that the Smith Trust owned 37,037 shares of common stock pursuant to the Settlement Agreement. The Smith Trust also irrevocably covenanted that it would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Shawn Olson and Jill Olson (the “Olsons”), dated as of April 29, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Olsons’ direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or the Olsons’ direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or the Olsons may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with the Olsons otherwise relating to, and has not issued to the Olsons, any simple agreement for future equity or convertible note. Further, the Olsons irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that the Olsons believed should have been paid or were owed to the Olsons by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that the Olsons owned 59,702 shares of common stock pursuant to the Settlement Agreement. The Olsons also irrevocably covenanted that they would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with John and Valerie Russell, as Trustees of the Valerie P. Russell Revocable Trust (the “Russell Trust”), dated as of May 3, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to the Russell Trust’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or the Russell Trust’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or the Russell Trust may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with the Russell Trust otherwise relating to, and has not issued to the Russell Trust, any simple agreement for future equity or convertible note. Further, the Russell Trust irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that the Russell Trust believed should have been paid or were owed to the Russell Trust by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that the Russell Trust owned 5,988 shares of common stock pursuant to the Settlement Agreement. The Russell Trust also irrevocably covenanted that it would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Spencer Bayston, an individual, dated as of April 26, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Mr. Bayston’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Mr. Bayston’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Mr. Bayston may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Mr. Bayston otherwise relating to, and has not issued to Mr. Bayston, any simple agreement for future equity or convertible note. Further, Mr. Bayston irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Mr. Bayston believed should have been paid or were owed to Mr. Bayston by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Bayston owned 120,000 shares of common stock pursuant to the Settlement Agreement. Mr. Bayston also irrevocably covenanted that he would not sue us or the other released parties in respect of any of the matters released and discharged.

Under our Settlement Agreement with Deene Beauchamp, dated as of May 3, 2022, the parties agreed, among other things, to a general release and discharge of claims against us, our officers and directors, certain other affiliates and related parties, and our stockholders as listed on an exhibit to the agreement, including without limitation, claims relating to Mr. Beauchamp’s direct or indirect ownership of shares of SDS Inc. – DE’s capital stock, or Mr. Beauchamp’s direct or indirect ownership of membership interests of SDS LLC – AZ, SDS LLC – DE, SDSF LLC, or SDSB LLC, as applicable, provided, however, that nothing in the Settlement Agreement was intended to release any rights that any party or Mr. Beauchamp may have under that certain Simple Agreement for Future Equity and/or Convertible Note, as applicable. As of the date of this registration statement, the Company has no agreements with Mr. Beauchamp otherwise relating to, and has not issued to Mr. Beauchamp, any simple agreement for future equity or convertible note. Further, Mr. Beauchamp irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever released and waived their rights to any claim, distributions, payments, or other amounts that Mr. Beauchamp believed should have been paid or were owed to Mr. Beauchamp by SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE. Each party also agreed, in order to make sure there was a clear understanding regarding the capitalization of SDS Inc. – DE, irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely to forever release and waive any claims that they may have had with respect to ownership interests in SDS LLC – AZ, SDS LLC – DE, SDSF LLC, SDSB LLC, or SDS Inc. – DE, whether past, present, future, or contingent, and affirmed that he, she, or it did not own any interests in SDS Inc. – DE beyond that set forth on the capitalization table attached as an exhibit to the Settlement Agreement. The parties therefore agreed that Mr. Beauchamp owned 5,988 shares of common stock pursuant to the Settlement Agreement. Mr. Beauchamp also irrevocably covenanted that he would not sue us or the other released parties in respect of any of the matters released and discharged.

Private Placements

Private Placement of SAFEs

From March 2021 to July 2021, we raised an aggregate of $1,980,000 from investors in exchange for securities called Simple Agreements for Future Equity (collectively, the “SAFEs”). For a description of the terms of the SAFEs, see “Description of Securities – SAFEs” in Exhibit 4.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Annual Report”), which is incorporated by reference herein.

SAFE Cancellations and Exchanges

From September 22, 2022 to October 11, 2022, we entered into cancellation and exchange agreements with the holders of the SAFEs. Under these agreements, each SAFE holder agreed to cancel and exchange the holder’s SAFE for a number of shares of common stock equal to the purchase amount under the SAFE divided by approximately $3.35, based on a $25 million valuation for the Company. As a result, SAFEs that were purchased in the aggregate amount of $1,980,000 were cancelled and exchanged for a total of 591,048 shares of common stock.

Private Placement of 6% Convertible Unsecured Promissory Notes

From October 2021 to December 2021, we conducted a private placement of 6% convertible unsecured promissory notes due three years from the date of execution and entered into related subscription agreements and investor rights and lockup agreements with a number of accredited investors. Pursuant to the agreements, we issued 27 convertible notes for aggregate loans of $6,305,000. In accordance with a settlement notice issued on November 13, 2023 by the Company to the holders of the 6% convertible unsecured promissory notes to address possible claims with respect to the increase of the outstanding principal under the convertible notes to 110% of the outstanding principal amount, the holders of the 6% convertible unsecured promissory notes, the Company issued a settlement notice to the holders of the 6% convertible unsecured promissory notes undertaking to effect conversions as if 110% of the principal being converted was being converted. The convertible notes incurred interest at 6% annually.

In connection with the closing of the initial public offering of the Company’s common stock and listing of the common stock for trading on NYSE American LLC (the “NYSE American”), and in accordance with the settlement notice referred to above, on November 16, 2023, the outstanding principal under the convertible notes automatically converted into 2,774,200 shares of common stock at a conversion price equal to 50% of the price of the common stock in the initial public offering, $5.00 per share, pursuant to the adjustment provisions under the convertible notes. Upon automatic conversion, any interest accrued under the convertible notes was waived in accordance with their terms.

328,000 of the 2,774,200 shares of common stock issued upon conversion of the convertible notes were registered for resale upon issuance pursuant to the Registration Statement on Form S-1 (File No. 333-271951), as amended, initially filed with the SEC on May 15, 2023, and declared effective by the SEC on November 13, 2023 (the “IPO Registration Statement”). For a further description of the terms of these convertible notes, see “Description of Securities – 6% Convertible Unsecured Promissory Notes” in Exhibit 4.1 to the 2023 Annual Report.

Under the Company’s letter agreement, dated August 9, 2021, as amended (as amended, the “Boustead Engagement Letter”), between the Company and Boustead Securities, LLC, a registered broker-dealer (“Boustead”), Boustead acted as placement agent in connection with this private placement. We were required to pay Boustead fees totaling 7% of the gross proceeds and a non-accountable expense allowance equal to 1% of the gross proceeds. In December 2021, we issued Boustead a warrant to purchase 176,540 shares of common stock, equal to 7% of the original principal amount of the Company’s 6% convertible unsecured promissory notes divided by the convertible notes’ applicable conversion price, at an exercise price equal to the convertible notes’ applicable per-share conversion price, or $2.50 per share. The warrant will be exercisable for a period of five years from the date of issuance and contains cashless exercise provisions. Boustead may also have certain “piggyback” registration rights with respect to this warrant.

Private Placement of 8% Convertible Unsecured Promissory Notes and Warrants

From August 2022 to January 2023, we conducted a private placement of the Company’s 8% convertible unsecured promissory notes and respective warrants under subscription agreements with a number of accredited investors. Pursuant to the agreements, we issued 15 convertible notes and respective warrants for aggregate loans of $1,465,000. The convertible notes incurred interest at 8% annually, and were initially due to mature on August 8, 2023 unless converted in accordance with their terms. On August 7, 2023, an agreement was signed with the holders of the majority of the outstanding balance under these convertible notes. The agreement amended the maturity date of all of these convertible notes to August 8, 2025. Pursuant to the agreement, a provision in the convertible notes providing for an increase of the outstanding balance under the convertible notes to 120% of the original principal amount upon non-repayment by the maturity date was accelerated, and the outstanding balance under the convertible notes was increased in aggregate to $1,758,000. The agreement also provided for the immediate conversion of the additional amount of the outstanding balance under the convertible notes into 146,500 shares of common stock at $2.00 per share instead of the applicable optional conversion price, approximately $3.29 per share at the time of the conversion, not including any accrued but unpaid interest, which was waived with respect to the converted outstanding balance. As a result, the 8% convertible unsecured promissory notes’ aggregate underlying principal was $1,465,000 both before and after such increase of the outstanding balance and conversion of such increase.

In connection with the closing of the initial public offering of the Company’s common stock and listing of the common stock for trading on the NYSE American, on November 16, 2023, the outstanding principal under the convertible notes automatically converted into 586,000 shares of common stock at a conversion price equal to 50% of the price of the common stock in the initial public offering, $5.00 per share, pursuant to the adjustment provisions under the convertible notes. Upon automatic conversion, any interest accrued under the convertible notes was waived in accordance with their terms.

200,000 of the 586,000 shares of common stock issued upon conversion of the convertible notes were registered for resale upon issuance pursuant to the IPO Registration Statement. For a further description of the terms applicable to these convertible notes and warrants, see “Description of Securities – 8% Convertible Unsecured Promissory Notes” and “Description of Securities – Warrants – Investor Warrants – Warrants Issued With 8% Unsecured Promissory Notes”, respectively, in Exhibit 4.1 to the 2023 Annual Report.

Under the Boustead Engagement Letter, Boustead acted as placement agent in connection with this private placement. We were required to pay Boustead fees totaling 7% of the gross proceeds and a non-accountable expense allowance equal to 1% of the gross proceeds. Boustead waived any rights to placement agent warrant compensation with respect to this private placement.

Private Placements of 8% Unsecured Promissory Notes and Warrants

In March 2023 and April 2023 we conducted one private placement, and in May 2023 we completed a subsequent private placement, in which we issued 8% unsecured promissory notes and respective warrants to a number of accredited investors under subscription agreements. Pursuant to the agreements, we issued promissory notes for aggregate loans of $2,350,000, which incurred interest at the annual rate of 8%, and respective warrants to purchase an aggregate of 940,000 shares of common stock exercisable at $2.50 per share.

In connection with the closing of the initial public offering of the Company’s common stock and listing of the common stock for trading on the NYSE American, on November 16, 2023, the warrants issued with the promissory notes were automatically exercised to purchase a total of 940,000 shares of common stock for $2.50 per share of common stock, and the principal balance under the promissory notes became immediately due and was deemed repaid in the amount of the aggregate exercise price for the automatic exercise of the unexercised portion of the warrants. All 940,000 of the shares of common stock issued upon automatic exercise of the warrants were registered for resale upon issuance pursuant to the IPO Registration Statement. Any remaining balance outstanding under the promissory notes was required to be repaid in cash within three business days of the closing of the initial public offering. For a further description of the private placements and the terms applicable to these notes and warrants, see “Description of Securities – 8% Unsecured Promissory Notes”, and “Description of Securities – Warrants – Investor Warrants – Warrants Issued With 8% Unsecured Promissory Notes”, respectively, in Exhibit 4.1 to the 2023 Annual Report.

Under the Boustead Engagement Letter, Boustead acted as placement agent in connection with this private placement. We were required to pay Boustead fees totaling 7% of the gross proceeds and a non-accountable expense allowance equal to 1% of the gross proceeds. We initially issued placement agent warrants to Boustead to purchase an aggregate of 65,800 shares of common stock, equal to 7% of the shares of common stock issuable upon exercise of the warrants issued with the 8% nonconvertible promissory notes, at an exercise price of $2.50 per share. Pursuant to the Boustead Engagement Letter, as amended on November 4, 2023, the Company canceled each of these warrants and issued a single warrant to purchase 65,800 shares of common stock at an exercise price equal to 135% of the public offering price per share in the initial public offering of the common stock. Pursuant to a Warrant Cancellation Agreement, dated as of November 13, 2023, between the Company and Boustead, the Company cancelled this warrant and it was agreed that no other compensation will be issued to Boustead by the Company or any of its affiliates in lieu of the warrant.

Private Placement of 15% OID Promissory Notes

On August 2, 2023, August 18, 2023, September 11, 2023, and September 22, 2023, we conducted a private placement in which we issued 15% original issue discount (“15% OID”) promissory notes for total principal of $352,942 to certain accredited investors in a private placement for gross proceeds of $300,000. The principal under the 15% OID promissory notes accrue 5% interest annually, and principal and interest under the notes were required to be repaid by December 31, 2023. The notes could be prepaid without a premium or penalty.

On November 20, 2023, the Company repaid the aggregate balance of $117,648 under two 15% OID promissory notes, and on November 29, 2023, the Company repaid the balance of $117,647 under one 15% OID promissory note. On December 29, 2023, the Company repaid the balance of $117,647 under the last outstanding 15% OID promissory note.

Boustead waived any rights to placement agent fees, expenses, and warrant compensation with respect to our private placement of 15% OID promissory notes.

Common Stock Purchase Agreement with Tumim Stone Capital LLC

On November 16, 2023, the Company entered into a Term Sheet for an Equity Line of Credit with 3i Management (the “ELOC Term Sheet”). The ELOC Term Sheet was non-binding except as described below, and was subject to the preparation and execution of definitive documentation to effect the transactions contemplated under the ELOC Term Sheet. The ELOC Term Sheet provided that 3i LP (“3i”) will commit to invest up to $25,000,000 as an equity line of credit under which the Company could require 3i to make purchases of its common stock for a 24-month term, as follows. Under the proposed terms of the equity line of credit, the Company could send a purchase notice (the “ELOC Purchase Notice”) between 4:00 PM and 6:30 PM Eastern Time stating the number of shares that 3i could be required to purchase, subject to a purchase limit (the “ELOC Purchase Limit”). The Company could raise additional capital three trading days after the date that the ELOC Purchase Notice is sent (the “ELOC Purchase Notice Date”). The purchase price for shares to be purchased pursuant to an ELOC Purchase Notice would be 95% of the lowest daily volume weighted average price during the three trading days following the ELOC Purchase Notice Date. The ELOC Purchase Limit would be equal to the lesser of (i) 100% of the average daily trading volume over the five days before the ELOC Purchase Notice Date, (ii) 30% of the daily trading volume on the ELOC Purchase Notice Date, or (iii) $2,000,000.

The ELOC Term Sheet provided that the Company would be required to file a registration statement with the SEC for the offering of any shares under the equity line of credit within 30 calendar days and to cause such registration statement to be effective within 60 calendar days. Any purchase pursuant to an ELOC Purchase Notice would be subject to a commitment fee equal to 2% of the amount purchased, paid in cash or shares of common stock, based on the price equal to the five-day average volume-weighted average price prior to the filing of the registration statement in accordance with the other terms described above. 3i would not be required to purchase or hold more than 4.99% of the outstanding common stock of the Company.

The ELOC Term Sheet also contained the following binding terms: Upon the signing of the ELOC Term Sheet, the Company was required to pay $50,000 to 3i’s legal counsel for payment of legal and due diligence fees. In addition, if the Company did not close the equity line of credit by February 15, 2024, the Company would be required to issue the Investor a warrant to purchase 750,000 shares of common stock, at an exercise price of $0.01 per share, with full ratchet and anti-dilution protections and registration rights.

Pursuant to the ELOC Term Sheet, on January 5, 2024 (the “Tumim Closing Date”), the Company entered into a common stock purchase agreement, dated as of January 5, 2024 (the “Tumim Purchase Agreement”), with Tumim Stone Capital LLC (“Tumim”), an affiliate of 3i, pursuant to which, upon the terms and subject to the satisfaction of the conditions contained in the Tumim Purchase Agreement, Tumim originally committed to purchase, at the Company’s direction in its sole discretion, up to an aggregate of $25,000,000 of the Company’s common stock, subject to certain limitations set forth in the Tumim Purchase Agreement, from time to time during the term of the Tumim Purchase Agreement. As of March 31, 2024, under the Tumim Purchase Agreement, we had sold 114,496 shares of common stock to Tumim at an average price per share of approximately $0.44 pursuant to the Tumim Purchase Agreement for aggregate gross proceeds of $50,627. Concurrently with the execution of the Tumim Purchase Agreement, the Company and Tumim also entered into a registration rights agreement, dated as of January 5, 2024 (the “Tumim Registration Rights Agreement”), pursuant to which the Company agreed to file with the SEC one or more registration statements to register under the Securities Act the offer and resale by Tumim of all of the shares of common stock that may be issued and sold by the Company to Tumim from time to time under the Tumim Purchase Agreement (the initial such registration statement, the “Tumim Registration Statement”). On January 26, 2024, we filed the Tumim Registration Statement, and on February 14, 2024, the Tumim Registration Statement was declared effective.

Sales of common stock by the Company to Tumim under the Tumim Purchase Agreement could occur from time to time at the Company’s sole discretion, over a period commencing upon the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Tumim Purchase Agreement (the “Commencement”), including that the Tumim Registration Statement was declared effective by the SEC, and ending on the first day of the month next following the 24-month anniversary of the Tumim Closing Date, unless the Tumim Purchase Agreement was terminated earlier under its terms.

On February 15, 2024, the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Tumim Purchase Agreement occurred. Accordingly, the date of the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Tumim Purchase Agreement (the “Commencement Date”) occurred on February 15, 2024.

From and after the Commencement Date, the Company had the right, but not the obligation, from time to time at the Company’s sole discretion, to direct Tumim to purchase amounts of common stock that were specified by the Company to Tumim in writing, subject to certain maximum amounts calculated pursuant to the Tumim Purchase Agreement (each such purchase, a “VWAP Purchase”). The purchase price per share to be paid by Tumim for shares of common stock that the Company could elect to sell to Tumim would be equal to 95% of the lowest daily volume-weighted average price (the “VWAP”) of the common stock during the three consecutive trading days immediately following the date that the purchase notice with respect to the particular VWAP Purchase (each, a “VWAP Purchase Notice”) was timely delivered from the Company to Tumim, provided that (i) the Company could not deliver more than one VWAP Purchase Notice to Tumim on any single trading day, (ii) at least three trading days elapsed since the trading day on which the most recent VWAP Purchase Notice was delivered by the Company to Tumim, (iii) the closing sale price of the common stock on such date was not lower than $0.15, as adjusted for stock splits and similar transactions as set forth in the Tumim Purchase Agreement, and (iv) all shares of common stock subject to all prior VWAP Purchases by Tumim under the Tumim Purchase Agreement had been received by Tumim electronically as set forth in the Tumim Purchase Agreement. The maximum number of shares of common stock that could be required to be purchased pursuant to a VWAP Purchase Notice would be equal to the lowest of: (i) 100% of the average daily trading volume in the common stock for the five consecutive trading day period ending on (and including) the trading day immediately preceding the applicable day Tumim received a VWAP Purchase Notice; (ii) the product obtained by multiplying (A) the daily trading volume in the common stock on the applicable day Tumim received a VWAP Purchase Notice and (B) 0.30; and (iii) the quotient obtained by dividing (A) $2,000,000 by (B) the VWAP of the common stock on the trading day immediately preceding the applicable day Tumim received a VWAP Purchase Notice. There were no upper limits on the price per share that Tumim could be required to pay for shares of common stock the Company directed Tumim to purchase in a VWAP Purchase under the Tumim Purchase Agreement. The purchase price per share of common stock that the Company directed Tumim to purchase in a VWAP Purchase under the Tumim Purchase Agreement would be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction during the period used to determine the purchase price to be paid by Tumim for such shares in such VWAP Purchase.

Tumim had no right to require the Company to sell any shares of common stock to Tumim, but Tumim was obligated to make purchases of common stock as directed by the Company, subject to the satisfaction of conditions set forth in the Tumim Purchase Agreement on the Commencement Date and thereafter at each time that the Company directed Tumim to purchase shares of common stock under the Tumim Purchase Agreement. Actual sales of common stock by the Company to Tumim under the Tumim Purchase Agreement depended on a variety of factors to be determined by the Company in its sole discretion from time to time, including, among others, market conditions, the trading price of the common stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations.

The Company could not issue or sell any shares of its common stock to Tumim under the Tumim Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by Tumim and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 promulgated thereunder), would result in Tumim beneficially owning more than 4.99% of the outstanding shares of the Company’s common stock (the “Tumim Beneficial Ownership Limitation”).

Under the applicable rules of the NYSE American, in no event could the Company issue to Tumim under the Tumim Purchase Agreement more than 2,648,385 shares of common stock (the “Tumim Exchange Cap”), which number of shares represents 19.99% of the shares of the common stock outstanding immediately prior to the execution of the Tumim Purchase Agreement, until the Company obtained stockholder approval (the “Tumim Stockholder Approval”) to issue shares of common stock in excess of the Tumim Exchange Cap, without requiring the shares to be priced at or above a certain minimum amount per share under the NYSE American listing rules. The Tumim Exchange Cap was not applicable to limit the number of shares of common stock that the Company could sell to Tumim in any VWAP Purchase that the Company effected pursuant to the Tumim Purchase Agreement (if any), to the extent the purchase price per share paid by Tumim for the shares of common stock in such VWAP Purchase was equal to or greater than the greater of book or market value of the common stock (calculated in accordance with the applicable listing rules of the NYSE American) at the time the Company delivered the VWAP Purchase Notice for such VWAP Purchase to Tumim, adjusted as required by the NYSE American to take into account the Company’s payment of cash and/or stock having an aggregate value of $500,000 (the “Tumim Commitment Fee”) to Tumim and the amount paid as reimbursement for the legal fees and disbursements of Tumim’s counsel in connection with the Tumim Purchase Agreement, each as described in more detail below, and otherwise as may be necessary to ensure compliance with the applicable rules of the NYSE American.

Pursuant to the Tumim Purchase Agreement, the Company was obligated to convene a special meeting of its stockholders at the earliest reasonably practical date, but in no event later than 120 days after the date of the Tumim Purchase Agreement for the purpose of obtaining the Tumim Stockholder Approval, and to use its reasonable best efforts to obtain the Tumim Stockholder Approval at such stockholder meeting. Accordingly, as set forth in the definitive proxy materials the Company filed with the SEC on December 29, 2023 and on January 2, 2024, the Company scheduled a special meeting of stockholders (the “February 2024 Special Stockholders’ Meeting”) to be held on February 27, 2024 for the purpose of, among other things, obtaining the Tumim Stockholder Approval. If the Company had not obtained the Tumim Stockholder Approval at the February 2024 Special Stockholders’ Meeting on February 27, 2024, the Tumim Purchase Agreement would have required the Company to convene another stockholders’ meeting at least every three months after February 27, 2024 for the purpose of obtaining the Tumim Stockholder Approval, until the earlier of (i) the date on which the Tumim Stockholder Approval was finally obtained and (ii) the termination of the Tumim Purchase Agreement.

On February 27, 2024, at the February 2024 Special Stockholders’ Meeting, the Company obtained the Tumim Stockholder Approval. As a result, the Company could issue more than the limited number of shares as defined by the Tumim Exchange Cap, at prices that could be below the greater of book or market value of the common stock (calculated in accordance with the applicable listing rules of the NYSE American) at the time the Company delivered the VWAP Purchase Notice for such VWAP Purchase to Tumim, adjusted as required by the NYSE American to take into account the Company’s payment of the Tumim Commitment Fee to Tumim and the amount paid as reimbursement for the legal fees and disbursements of Tumim’s counsel in connection with the Tumim Purchase Agreement. However, the Tumim Purchase Agreement continued to provide that the Company could not issue or sell any shares of common stock under the Tumim Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of NYSE American.

The net proceeds from sales under the Tumim Purchase Agreement to the Company depended on the frequency and prices at which the Company sold shares of its common stock to Tumim. The Company expected that any proceeds received by the Company from such sales to Tumim would be used for working capital and general corporate purposes.

There were no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Tumim Purchase Agreement or the Tumim Registration Rights Agreement, other than a prohibition (with certain limited exceptions) on the Company entering into specified Variable Rate Transactions (as defined in the Tumim Purchase Agreement). Such transactions would include, among others, the issuance of convertible securities with a conversion or exercise price that was based upon or varied with the trading price of the common stock after the date of issuance, or the Company effecting or entering into an agreement to effect an “equity line of credit,” an “at the market offering” or other similar continuous offering with a third party, in which the Company could offer, issue or sell common stock or any securities exercisable, exchangeable or convertible into common stock at future determined prices. Such restrictions would remain in effect for a period commencing on the Tumim Closing Date and ending on the earlier of (i) the first day of the month next following the 24-month anniversary of the Tumim Closing Date and (ii) the six-month anniversary of the effective date of the termination of the Tumim Purchase Agreement pursuant to its terms. During the term of the Tumim Purchase Agreement, Tumim covenanted not to enter into or effect, in any manner whatsoever, directly or indirectly, any short sales of the common stock or hedging transaction which establishes a net short position with respect to the common stock.

On the date of the initial filing with the SEC of the Tumim Registration Statement, the Company was required to issue to Tumim 661,102 shares of common stock as consideration for its commitment to purchase shares of our common stock from time to time at our direction under the Tumim Purchase Agreement (the “Tumim Commitment Shares”) in an amount valued at $500,000 in the aggregate, subject to the Tumim Beneficial Ownership Limitation. The per share value of the Tumim Commitment Shares was required to be calculated by dividing (i) the $500,000 Tumim Commitment Fee, by (ii) the average of the daily VWAPs during the five consecutive trading day period ending on (and including) the trading day immediately prior to the date of the initial filing of the Tumim Registration Statement. If any shares that were otherwise required to be issued as Tumim Commitment Shares were not permitted to be issued due to the Tumim Beneficial Ownership Limitation, the Company was required to pay to Tumim in cash the amount equal to the product of (i) the number of shares that could not be issued as Tumim Commitment Shares due to the Tumim Beneficial Ownership Limitation and (ii) the average of the daily VWAPs during the five consecutive trading day period ending on (and including) the trading day immediately prior to the date of the initial filing of the Tumim Registration Statement. Accordingly, on the date of the initial filing with the SEC of the Tumim Registration Statement, the Company issued the Tumim Commitment Shares to Tumim, which were valued at $470,360.45 in the aggregate, based on the average of the daily VWAPs during the five consecutive trading day period ending on (and including) the trading day immediately prior to the date of the initial filing of the Tumim Registration Statement, which constituted approximately 4.99% of the outstanding shares of common stock, and, due to the Tumim Beneficial Ownership Limitation and pursuant to the terms and conditions of the Tumim Purchase Agreement summarized above, we paid Tumim $29,639.55 in cash, which equaled the number of the Tumim Commitment Shares that would have been issued but for the application of the Tumim Beneficial Ownership Limitation, multiplied by the average of the daily VWAPs during the five consecutive trading day period ending on (and including) the trading day immediately prior to the date of the initial filing of the Tumim Registration Statement. In the event that the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Tumim Purchase Agreement had not occurred by February 15, 2024, the Company would have been required to pay Tumim $500,000 less any amount of the Tumim Commitment Fee previously paid in cash upon the return and cancellation of the Tumim Commitment Shares. As noted above, on February 14, 2024, the SEC declared the Tumim Registration Statement effective, and, on February 15, 2024, the other conditions to the occurrence of the Commencement Date were satisfied. As such, the contingent requirement to pay Tumim the Tumim Commitment Fee in cash upon the return and cancellation of the Tumim Commitment Shares expired without effect. In addition, as required under the Tumim Purchase Agreement, the Company reimbursed Tumim for the reasonable legal fees and disbursements of Tumim’s legal counsel in the amount of $75,000.

The Tumim Purchase Agreement provided that it would automatically terminate upon the earliest of (i) the first day of the month next following the 24-month anniversary of the Tumim Closing Date, (ii) Tumim’s purchase of shares of common stock having an aggregate purchase price equal to $25,000,000 under the Tumim Purchase Agreement, or (iii) the occurrence of certain other events set forth in the Tumim Purchase Agreement. The Company had the right to terminate the Tumim Purchase Agreement at any time after the Commencement Date, at no cost or penalty, upon five trading days’ prior written notice to Tumim, subject to certain conditions and the survival of certain provisions of the Tumim Purchase Agreement and the Tumim Registration Rights Agreement. Tumim had the right to terminate the Tumim Purchase Agreement upon five trading days’ prior written notice after the occurrence of certain events, including if the Commencement Date had not occurred on or prior to February 15, 2024, upon the occurrence of a Material Adverse Effect (as defined in the Tumim Purchase Agreement) or upon the occurrence of certain other events. The Tumim Purchase Agreement was also subject to immediate termination upon mutual written consent of Tumim and the Company. Neither the Company nor Tumim may assign or transfer their respective rights and obligations under the Tumim Purchase Agreement, and no provision of the Tumim Purchase Agreement or the Tumim Registration Rights Agreement may be modified or waived by the Company or Tumim.

In the event that the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Tumim Purchase Agreement had not occurred by February 15, 2024, and Tumim had terminated the Tumim Purchase Agreement as a result, the Company was required to issue to Tumim warrants to purchase 750,000 shares as a break-up fee (the “Penny Warrants”). The Penny Warrants were required to have an exercise price of $0.01 per share, subject to full-ratchet price protection with a floor price equal to the par value of the Company’s common stock, and customary antidilution protection. The Penny Warrants were required to have a term of five years. In addition, the Company was required to file a registration statement on Form S-1 covering the resale by Tumim of all of the shares of common stock that may be issued upon exercise of the Penny Warrants, which was required to be declared effective by the SEC by the earlier of the 45th calendar day after the date that such registration statement was filed if subject to review by the SEC, and the 5th calendar day after the date that such registration statement was filed if the Company was notified that it would not be reviewed by the SEC. The Company was required to maintain the effectiveness of the registration statement until the later of the date that the Penny Warrants were terminated and all shares that were purchased by exercise of the Penny Warrants were sold. As noted above, on February 14, 2024, the SEC declared the Tumim Registration Statement effective, and, on February 15, 2024, the other conditions to the occurrence of the Commencement Date were satisfied. As such, the contingent requirement to issue the Penny Warrants and comply with the related registration requirements expired without effect.

The Tumim Purchase Agreement and the Tumim Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

On May 16, 2024, the Company and Tumim agreed by mutual written consent and pursuant to its terms to terminate the Tumim Purchase Agreement, effective immediately.

In connection with this termination, Tumim also waived the prohibition under the Tumim Purchase Agreement on the Company entering into a Variable Rate Transaction (as defined in the Tumim Purchase Agreement) which otherwise would have survived termination of the Tumim Purchase Agreement for a six-month period.

Under the Boustead Engagement Letter, Boustead acted as the placement agent in connection with the transactions contemplated by the CEFF Purchase Agreement. We agreed to issue Boustead 49,193 shares of common stock in connection with our issuance of the CEFF Commitment Shares to Tumim on January 26, 2024, equal to 7% of the number of CEFF Commitment Shares that would have been issued but for the application of the CEFF Beneficial Ownership Limitation, as a fee pursuant to the Boustead Engagement Letter. Under the Boustead Engagement Letter, we were also required to pay Boustead a cash fee equal to 7% of the amount actually paid by Tumim to the Company pursuant to the CEFF Purchase Agreement and a non-accountable expense allowance equal to 1% of the amount actually paid by Tumim to the Company pursuant to the CEFF Purchase Agreement. The Company was also required to issue to Boustead warrants to purchase a number of shares equal to 7% of the shares of common stock issued to Tumim pursuant to purchases under the CEFF Purchase Agreement, with an exercise price equal to the applicable purchase price per share. The warrants that were required to be issued to Boustead will be exercisable for a period of five years from the date of issuance and contain cashless exercise provisions. Boustead also has certain registration rights with respect to these warrants, which Boustead has waived with respect to the IPO Registration Statement and the CEFF Registration Statement. Boustead and its affiliates are not in any manner related to Tumim or any of Tumim’s affiliates. Boustead’s compensation under the Boustead Engagement Letter in connection with the CEFF Purchase Agreement is subject to reduction or adjustment to the extent that such compensation is determined to be in excess of or otherwise noncompliant with applicable rules of FINRA.

May 2024 FirstFire Private Placement

On May 16, 2024, the Company entered into a Securities Purchase Agreement, dated as of May 16, 2024, between the Company and FirstFire Global Opportunities Fund, LLC, a Delaware limited liability company (“FirstFire”), as amended (as amended, the “May 2024 FF Purchase Agreement”) by that certain Amendment to the Transaction Documents, dated as of June 18, 2024, between the Company and FirstFire (the “Amendment to May 2024 FF Transaction Documents”), pursuant to which, as a private placement transaction, the Company was required to issue FirstFire a senior secured promissory note, as amended by that certain Amendment to Senior Secured Promissory Note and Warrants, dated as of May 20, 2024, between the Company and FirstFire (the “Amendment to May 2024 FF Note and May 2024 FF Warrants”), in the principal amount of $412,500 (as amended, the “May 2024 FF Note”); 187,500 shares of common stock (the “May 2024 FF Commitment Shares, as partial consideration for the purchase of the May 2024 FF Note; a warrant to purchase up to 1,375,000 shares of common stock at an initial exercise price of $0.30 per share, as amended by the Amendment to May 2024 FF Note and May 2024 FF Warrants (as amended, the “First May 2024 FF Warrant”), as partial consideration for the purchase of the May 2024 FF Note; and a warrant to purchase up to 250,000 shares of common stock at an initial exercise price of $0.01 per share exercisable from the date of an “Event of Default” as defined by the May 2024 FF Note (an “FF Notes Event of Default”) under the May 2024 FF Note, as amended by the Amendment to May 2024 FF Note and May 2024 FF Warrants (as amended, the “Second May 2024 FF Warrant” and together with the First May 2024 FF Warrant, the “May 2024 FF Warrants”), as partial consideration for the purchase of the May 2024 FF Note.

The Company also entered into a Security Agreement, dated as of May 16, 2024, between the Company and FirstFire, under which the Company agreed to grant FirstFire a security interest to secure the Company’s obligations under the May 2024 FF Note in all assets of the Company except for a certificate of deposit account with Commerce Bank of Arizona (“CBAZ”) with an approximate balance of $2,100,000 together with (i) all interest, whether now accrued or hereafter accruing; (ii) all additional deposits made to such account; (iii) any and all proceeds from such account; and (iv) all renewals, replacements and substitutions for any of the foregoing (the “CBAZ Collateral”), which is subject to that certain Assignment of Deposit Account, dated as of December 11, 2023, between the Company and CBAZ, until the full repayment of that certain promissory note in the original principal amount of $2,000,000 issued by the Company to CBAZ, dated as of December 11, 2023 and maturing on December 11, 2024 (the “Second CBAZ Promissory Note”), pursuant to that certain Business Loan Agreement, dated as of December 11, 2023, between the Company and CBAZ (the “Second CBAZ Loan Agreement”).

The closing of the initial transaction contemplated by the May 2024 FF Purchase Agreement, including FirstFire’s payment of the purchase price of $375,000, was subject to certain conditions. On May 20, 2024, such conditions were met. As a result, the May 2024 FF Commitment Shares, the May 2024 FF Note and the May 2024 FF Warrants were released from escrow and issued as of May 16, 2024, and FirstFire paid $375,000, of which the Company received $336,500 in net proceeds after deductions of the placement agent’s fee of $26,250 and non-accountable expense allowance of $3,750, and FirstFire counsel’s fees of $8,500.

May 2024 FF Purchase Agreement

Under the May 2024 FF Purchase Agreement, until the May 2024 FF Note has been fully converted or repaid, the May 2024 FF Note holder will have participation rights and rights of first refusal on any offers of the Company’s securities other than offerings previously disclosed in the Company’s reports filed with the SEC or any Excluded Issuance (as defined in “—June 2024 FirstFire Private Placement – June 2024 FF Purchase Agreement”), and most favored nation rights on any offers of the Company’s securities other than for an Excluded Issuance. The Company will also be prohibited from effecting or entering into an agreement involving a Variable Rate Transaction (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement) other than pursuant to an “at-the-market” agreement with a registered broker-dealer, whereby such registered broker-dealer is acting as principal in the purchase of common stock from the Company or an Equity Line of Credit (as defined in the May 2024 FF Note and the June 2024 FF Note (as defined in “—June 2024 FirstFire Private Placement”), without the consent of FirstFire, which may not be unreasonably withheld. In addition, the Company may not issue or agree, propose, or offer to issue any shares of common stock or securities with underlying common stock prior to the 30th calendar day after the date of the May 2024 FF Purchase Agreement.

The May 2024 FF Purchase Agreement (as well as the May 2024 FF Note and the May 2024 FF Warrants) provides that the maximum amount of shares of common stock issuable under the May 2024 FF Note and the May 2024 FF Warrants is limited to the FF Exchange Limitation (as defined below) until we obtain stockholder approval (the “FF Stockholder Approval”) to issue shares in excess of 19.99% of the issued and outstanding common stock of the Company as of the date of the May 2024 FF Purchase Agreement, or 3,074,792 shares of common stock, which number of shares shall be reduced, on a share-for-share basis, by the number of shares of common stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the May 2024 FF Purchase Agreement under applicable rules of the NYSE American and such limited number of shares, the “FF Exchange Limitation”). The Company is required to hold a meeting of stockholders on or before the date that is six months after the date of the May 2024 FF Purchase Agreement, for the purpose of obtaining the FF Stockholder Approval, with the recommendation of the Company’s board of directors that such proposal be approved; the Company must solicit proxies from the Company’s stockholders in connection with the proposal in the same manner as all other management proposals in such proxy statement; and all management-appointed proxyholders must vote their proxies in favor of such proposal. In addition, all members of the Company’s board of directors and all of the Company’s executive officers must vote in favor of such proposal, for purposes of obtaining the FF Stockholder Approval, with respect to all of the Company’s securities then held by such persons, and the Company must generally use the Company’s commercially reasonable efforts to obtain the FF Stockholder Approval. If the Company does not obtain the FF Stockholder Approval at the first meeting at which the proposal is voted upon, the Company must call a stockholder meeting as often as possible thereafter to seek the FF Stockholder Approval until the FF Stockholder Approval is obtained.

May 2024 FF Registration Rights Agreement

As required by the May 2024 FF Purchase Agreement, the Company entered into a Registration Rights Agreement, dated as of May 16, 2024, between the Company and FirstFire (the “May 2024 FF Registration Rights Agreement”), pursuant to which the Company agreed to register the resale of the May 2024 FF Commitment Shares and the shares of common stock underlying the May 2024 FF Note and the May 2024 FF Warrants under the Securities Act pursuant to a registration statement. The Company agreed to file the registration statement with the SEC within 90 calendar days from the date of the May 2024 FF Purchase Agreement and have the registration statement declared effective by the SEC within 120 days from the date of the May 2024 FF Purchase Agreement. The Company also granted FirstFire certain piggyback registration rights pursuant to the May 2024 FF Purchase Agreement. This registration statement was filed with the SEC in order to comply with these requirements. Pursuant to the May 2024 FF Registration Rights Agreement, if the total number of shares issuable upon conversion of the May 2024 FF Notes or upon exercise of the May 2024 FF Warrants becomes greater than the number that may be offered for resale by means of the prospectus that forms a part of this registration statement, then the Company will be required to register the additional shares of common stock for resale by means of one or more separate prospectuses.

May 2024 FF Note

The principal amount of the May 2024 FF Note is based on an original issue discount of 10% and will bear interest at the rate of 10% per annum on a 365-day basis. The interest will be guaranteed, which requires that all interest that would accrue through the latest date of maturity (equal to $41,250) be paid. The May 2024 FF Note will mature on the earlier of the 12-month anniversary date of the issuance date, or May 16, 2025, and the date of the consummation of a sale, conveyance or disposition of all or substantially all of the assets of the Company, or the consolidation, merger or other business combination of the Company with or into any other entity when the Company is not the survivor.

Under the May 2024 FF Note, the Company is required to make eight monthly amortization payments of $56,715 each, commencing September 16, 2024, and pay the entire remaining outstanding balance on May 16, 2025. The Company may prepay the May 2024 FF Note any time prior to an FF Notes Event of Default on 15 trading days’ prior written notice for an amount equal to 110% of the principal amount then outstanding and 110% of the accrued and unpaid interest outstanding.

Under the May 2024 FF Note, the holder of the May 2024 FF Note may at any time and from time to time, subject to a limitation on beneficial ownership to 4.99% of the common stock that would be outstanding immediately after conversion or exercise (the “FF Beneficial Ownership Limitation”) and the FF Exchange Limitation, convert the outstanding principal amount and accrued interest under the May 2024 FF Note into shares of common stock at an initial conversion price of $0.30 per share, subject to adjustment, including adjustments under full-ratchet anti-dilution provisions for any issuances of securities at a lower price per share or per underlying share of common stock to match the price of such lower-priced securities, other than for an Excluded Issuance (the “FF Notes Fixed Conversion Price”). If the Company fails to make an amortization payment when due under the May 2024 FF Note, the balance remaining under the May 2024 FF Note will become convertible, and the conversion price will become the lower of the then-applicable FF Notes Fixed Conversion Price and 80% of the lowest closing price of the common stock during the ten trading days prior to the date of a conversion of the May 2024 FF Note. If an FF Notes Event of Default occurs, then the balance remaining under the May 2024 FF Note will become convertible at the lower of the FF Notes Fixed Conversion Price, the closing price of the common stock on the date of the FF Notes Event of Default (or the next trading day if such date is not on a trading day), and $0.195 per share.

An FF Notes Event of Default will occur upon the occurrence of any of the following: The failure to pay obligations when due; failure to issue shares upon conversions as required; a material breach of representations and warranties or covenants; the entry of material judgments against certain of the Company’s subsidiaries; the initiation of bankruptcy or insolvency proceedings of certain of our subsidiaries; defaults on other indebtedness; failure to remain subject to and compliant with the Exchange Act; failure to maintain intellectual property and other necessary assets; the restatement of any financial statements; disclosure or attempted disclosure of material non-public information to the May 2024 FF Note holder; unavailability of Rule 144 under the Securities Act (“Rule 144”) for resales of the Company’s securities on or after six months from the issuance date of the May 2024 FF Note; and the delisting or suspension of listing of the Company’s common stock by the NYSE American. The occurrence of an FF Notes Event of Default will result in a number of additional obligations to the May 2024 FF Note holder, including acceleration and multiplication by 125% of the May 2024 FF Note balance; default interest at the rate of the lesser of (i) 15% per annum and (ii) the maximum amount permitted by law from the due date thereof until the same is paid; and the increase of the principal balance of the May 2024 FF Note by $3,000 each calendar month until the May 2024 FF Note is repaid in its entirety.

If, at any time prior to the full repayment or full conversion of all amounts owed under the May 2024 FF Note, the Company receives cash proceeds from any source or series of related or unrelated sources on or after the date of the May 2024 FF Note, including but not limited to, from payments from customers, the issuance of equity or debt, the incurrence of Indebtedness (as defined in the June 2024 FF Note and the May 2024 FF Note), a merchant cash advance, sale of receivables or similar transaction, the exercise of outstanding warrants of the Company, the issuance of securities pursuant to an Equity Line of Credit of the Company or the Company’s offering of securities under Regulation A under the Securities Act, or the Company’s sale of assets (including but not limited to real property), the Company shall, within one business day of the Company’s receipt of such proceeds, inform the holder of the May 2024 FF Note of or publicly disclose such receipt, following which the holder of the May 2024 FF Note shall have the right in its sole discretion to require the Company to immediately apply up to 100% of such proceeds to repay all or any portion of the outstanding principal amount and interest (including any default interest) then due under the May 2024 FF Note. The 110% prepayment premium will apply to any repayment of the May 2024 FF Note pursuant to this requirement prior to the occurrence of an FF Notes Event of Default.

The May 2024 FF Note will be a senior secured obligation of the Company, with priority over all existing and future indebtedness of the Company, except that the May 2024 FF Note will be junior in priority to the Second CBAZ Promissory Note and, in accordance with the Amendment to May 2024 FF Transaction Documents, pari passu in priority to the June 2024 FF Note. The Company may not incur any Indebtedness that is senior to or pari passu with the obligations under the May 2024 FF Note. During the period that any obligation under the May 2024 FF Note remains outstanding, the Company may not, without the May 2024 FF Note holder’s prior written consent, declare or pay any dividends or other distributions on shares of capital stock except in the form of shares of common stock or distributions pursuant to a stockholders’ rights plan approved by a majority of the Company’s disinterested directors. The Company also may not repurchase any capital stock or repay any indebtedness other than the May 2024 FF Note and the Second CBAZ Promissory Note while the Company has any obligation under the May 2024 FF Note without FirstFire’s written consent. The Company also may not (a) change the nature of its business; (b) sell, divest, change the structure of any material assets other than in the ordinary course of business; (c) enter into a Variable Rate Transaction (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement); or (d) enter into any merchant cash advance transaction, sale of receivables transaction, or any other similar transaction, without the consent of FirstFire, which may not be unreasonably withheld. The May 2024 FF Note also contains a most favored nations provision with respect to the issuance of any debt securities of the Company.

May 2024 FF Warrants

First May 2024 FF Warrant

The First May 2024 FF Warrant will be exercisable for up to 1,375,000 shares of common stock from the date of issuance until the fifth anniversary of the date of issuance. The holder may exercise the First May 2024 FF Warrant by a “cashless” exercise if the Market Price (as defined below) is less than the exercise price then in effect and there is no effective registration statement for the resale of the shares. The “Market Price” is defined as the highest traded price of the common stock during the 30 trading days before the date of the cashless exercise. The number of shares issuable upon cashless exercise will equal (i) the product of (a) the number of shares of common stock that the holder elects to purchase under the First May 2024 FF Warrant, times (b) the Market Price less the exercise price, divided by (ii) the Market Price.

Under the First May 2024 FF Warrant, the holder of the First May 2024 FF Warrant may at any time and from time to time, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation, exercise the First May 2024 FF Warrant to purchase shares of common stock at an initial exercise price of $0.30 per share, subject to adjustment, including adjustments under full-ratchet anti-dilution provisions for any issuances of securities at a lower price per share or per underlying share of common stock other than for an Excluded Issuance, or for any issuances of securities at a price which varies or may vary with the market price of the common stock, to match the price of such lower-priced or variable-priced securities, or for other dilution events. Simultaneous with any adjustment to the exercise price as a result of an anti-dilution adjustment, the number of shares underlying the First May 2024 FF Warrant will be adjusted proportionately so that after such adjustment the aggregate exercise price payable under the First May 2024 FF Warrant for the adjusted number of shares underlying the First May 2024 FF Warrant will be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise). The First May 2024 FF Warrant also contains rights to any rights to purchase securities of the Company distributed pro rata to the stockholders of the Company.

Second May 2024 FF Warrant

The Second May 2024 FF Warrant will be exercisable for up to 250,000 shares of common stock at an initial exercise price of $0.01 per share from the date (the “Second FF Warrants Trigger Date”) of an FF Notes Event of Default until the fifth anniversary of the Second FF Warrants Trigger Date, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation. The Second May 2024 FF Warrant will automatically be canceled if the May 2024 FF Note is fully repaid in cash prior to any FF Notes Event of Default. The Second May 2024 FF Warrant otherwise has the same terms and conditions as the First May 2024 FF Warrant.

June 2024 Amendment to May 2024 Transaction Documents with FirstFire

On June 18, 2024, the Company entered into the Amendment to May 2024 FF Transaction Documents. The Amendment to May 2024 FF Transaction Documents contained agreements relating to the May 2024 FF Purchase Agreement and the May 2024 FF Note and an amendment to the original May 2024 FF Purchase Agreement.

The Amendment to May 2024 FF Transaction Documents provided that neither the Company’s execution of the June 2024 FF Purchase Agreement (as defined below) and the related transaction documents, nor the Company’s issuance of securities to FirstFire pursuant to the June 2024 FF Purchase Agreement and the related transaction documents, will cause a breach of any provision of the May 2024 FF Purchase Agreement or an FF Notes Event of Default. The Amendment to May 2024 FF Transaction Documents further provided that the issuance of the June 2024 FF Note was permitted, and that the June 2024 FF Note will be pari passu in priority to the May 2024 FF Note, notwithstanding anything to the contrary in the May 2024 FF Purchase Agreement or the May 2024 FF Note. In addition, the original May 2024 FF Purchase Agreement was amended to delete a provision that, upon meeting certain terms and conditions, at the Company’s option, FirstFire would be required to fund the purchase price of at least an additional $175,000 under the same terms and conditions as the May 2024 FF Purchase Agreement and related transaction documents.

Placement Agent Compensation Relating to May 2024 FirstFire Private Placement

Under the Boustead Engagement Letter, under which Boustead acted as the placement agent in connection with the initial transaction contemplated by the May 2024 FF Purchase Agreement, the Company paid to Boustead a cash fee of $26,250, equal to 7% of the purchase price of the May 2024 FF Note, and a non-accountable expense allowance of $3,750, equal to 1% of the purchase price of the May 2024 FF Note. The Company also issued Boustead 13,125 shares of common stock, equal to 7% of the May 2024 FF Commitment Shares. In addition, the Company issued a placement agent warrant to purchase up to 7% of the shares issuable upon exercise of the First May 2024 FF Warrant, or 96,250 shares, with an exercise price of $0.30 per share (the “FF Placement Agent Warrant”). The number of shares that may be issued upon exercise of the FF Placement Agent Warrant is limited by the FF Exchange Limitation until the Company obtains the FF Stockholder Approval. The FF Placement Agent Warrant will be exercisable for a period of five years from the date of issuance, contains cashless exercise provisions, and may have certain registration rights.

Under the Boustead Engagement Letter, the Company also issued to Boustead a placement agent warrant to purchase up to a number of shares equal to 7% of the shares of common stock issuable upon exercise of the Second May 2024 FF Warrant, or 17,500 shares, at an exercise price of $0.01 per share (the “Second May 2024 Placement Agent Warrant”), exercisable for five years from the Second FF Warrants Trigger Date.

On June 18, 2024, the Company entered into a Warrant Cancellation Agreement, dated as of June 18, 2024, between the Company and Boustead, which provided that the Second May 2024 Placement Agent Warrant was cancelled and of no further effect, and that no other compensation will be issued to Boustead by the Company in lieu of the Second May 2024 Placement Agent Warrant. No portion of the Second May 2024 Placement Agent Warrant had been exercised prior to its cancellation.

June 2024 FirstFire Private Placement

On June 18, 2024, the Company entered into the Securities Purchase Agreement, dated as of June 18, 2024 (the “June 2024 FF Purchase Agreement”), between the Company and FirstFire, pursuant to which, as a private placement transaction, the Company was required to issue FirstFire a senior secured promissory note on June 18, 2024, in the principal amount of $198,611 (the “June 2024 FF Note” and together with the May 2024 FF Note, the “FF Notes”); 90,277 shares of common stock (the “June 2024 FF Commitment Shares”), as partial consideration for the purchase of the June 2024 FF Note; a warrant at an initial exercise price of $0.30 per share (the “First June 2024 FF Warrant”) for the purchase of up to 662,036 shares of common stock at an initial exercise price of $0.30 per share, as partial consideration for the purchase of the June 2024 FF Note; and a warrant (the “Second June 2024 FF Warrant” and together with the First June 2024 FF Warrant, the “June 2024 FF Warrants” and the June 2024 FF Warrants together with the May 2024 FF Warrants, the “FF Warrants”) for the purchase of up to 120,370 shares of common stock at an initial exercise price of $0.01 per share exercisable from the Second FF Warrants Trigger Date, that we issued to FirstFire as partial consideration for the purchase of the June 2024 FF Note.

The Company also entered into a Security Agreement, dated as of June 18, 2024, between the Company and FirstFire, under which the Company agreed to grant FirstFire a security interest to secure the Company’s obligations under the June 2024 FF Note in all assets of the Company except for the CBAZ Collateral, until the full repayment of the Second CBAZ Promissory Note, pursuant to the Second CBAZ Loan Agreement.

The closing of the transaction contemplated by the June 2024 FF Purchase Agreement, including FirstFire’s payment of the purchase price of $175,000, was subject to certain conditions. On June 18, 2024, such conditions were met. As a result, the June 2024 FF Commitment Shares, the June 2024 FF Note and the June 2024 FF Warrants were issued as of June 18, 2024, and FirstFire paid $175,000, of which the Company received $154,500 in net proceeds after deductions of the placement agent’s fee of $12,250 and non-accountable expense allowance of $1,750, and FirstFire counsel’s fees of $6,500.

June 2024 FF Purchase Agreement

Under the June 2024 FF Purchase Agreement, until the June 2024 FF Note has been fully converted or repaid, the June 2024 FF Note holder will have participation rights and rights of first refusal on any offers of the Company’s securities other than offerings previously disclosed in the Company’s reports filed with the SEC or any Excluded Issuance (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement), and most favored nation rights on any offers of the Company’s securities other than for an Excluded Issuance. The Company will also be prohibited from effecting or entering into an agreement involving a Variable Rate Transaction (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement) other than pursuant to an “at-the-market” agreement with a registered broker-dealer, whereby such registered broker-dealer is acting as principal in the purchase of common stock from the Company or an Equity Line of Credit, without the consent of FirstFire, which may not be unreasonably withheld. In addition, the Company may not issue or agree, propose, or offer to issue any shares of common stock or securities with underlying common stock prior to the 30th calendar day after the date of the June 2024 FF Purchase Agreement other than an Excluded Issuance.

The June 2024 FF Purchase Agreement (as well as the June 2024 FF Note and the June 2024 FF Warrants) provides that the maximum amount of shares of common stock issuable under the June 2024 FF Note and the June 2024 FF Warrants is limited to the FF Exchange Limitation until the Company obtains the FF Stockholder Approval. The Company is required to hold a meeting of stockholders on or before the date that is six months after the date of the June 2024 FF Purchase Agreement, for the purpose of obtaining the FF Stockholder Approval, with the recommendation of the Company’s board of directors that such proposal be approved; the Company must solicit proxies from the Company’s stockholders in connection with the proposal in the same manner as all other management proposals in such proxy statement; and all management-appointed proxyholders must vote their proxies in favor of such proposal. In addition, all members of the Company’s board of directors and all of the Company’s executive officers must vote in favor of such proposal, for purposes of obtaining the FF Stockholder Approval, with respect to all of the Company’s securities then held by such persons, and the Company must generally use the Company’s commercially reasonable efforts to obtain the FF Stockholder Approval. If the Company does not obtain the FF Stockholder Approval at the first meeting at which the proposal is voted upon, the Company must call a stockholder meeting as often as possible thereafter to seek the FF Stockholder Approval until the FF Stockholder Approval is obtained.

June 2024 FF Registration Rights Agreement

As required by the June 2024 FF Purchase Agreement, the Company entered into a Registration Rights Agreement, dated as of June 18, 2024, between the Company and FirstFire (the “June 2024 FF Registration Rights Agreement”), pursuant to which the Company agreed to register the resale of the June 2024 FF Commitment Shares and the shares of common stock underlying the June 2024 FF Note and the June 2024 FF Warrants under the Securities Act pursuant to a registration statement. The Company agreed to file the registration statement with the SEC within 90 calendar days from the date of the June 2024 FF Purchase Agreement and to have the registration statement declared effective by the SEC within 120 days from the date of the June 2024 FF Purchase Agreement. The Company also granted FirstFire certain piggyback registration rights pursuant to the June 2024 FF Purchase Agreement. This registration statement was filed with the SEC in order to comply with these requirements. Pursuant to the June 2024 FF Registration Rights Agreement, if the total number of shares issuable upon conversion of the June 2024 FF Note or upon exercise of the June 2024 FF Warrants becomes greater than the number that may be offered for resale by means of the prospectus that forms a part of this registration statement, then the Company will be required to register the additional shares of common stock for resale by means of one or more separate prospectuses.

June 2024 FF Note

The principal amount of the June 2024 FF Note is based on an original issue discount of 10% and will bear interest at the rate of 10% per annum on a 365-day basis. The interest will be guaranteed, which requires that all interest that would accrue through the latest date of maturity (equal to approximately $19,861) be paid. The June 2024 FF Note will mature on the earlier of the 12-month anniversary date of the issuance date, or June 18, 2025, and the date of the consummation of a sale, conveyance or disposition of all or substantially all of the assets of the Company, or the consolidation, merger or other business combination of the Company with or into any other entity when the Company is not the survivor.

Under the June 2024 FF Note, the Company is required to make eight monthly amortization payments of approximately $27,309 each, commencing October 18, 2024, and pay the entire remaining outstanding balance on June 18, 2025. The Company may prepay the June 2024 FF Note any time prior to an FF Notes Event of Default on 15 trading days’ prior written notice for an amount equal to 110% of the principal amount then outstanding and 110% of the accrued and unpaid interest outstanding.

Under the June 2024 FF Note, the holder of the June 2024 FF Note may at any time and from time to time, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation, convert the outstanding principal amount and accrued interest under the June 2024 FF Note into shares of common stock at the initial FF Notes Fixed Conversion Price. If the Company fails to make an amortization payment when due under the June 2024 FF Note, the balance remaining under the June 2024 FF Note will become convertible, and the conversion price will become the lower of the then-applicable FF Notes Fixed Conversion Price and 80% of the lowest closing price of the common stock during the ten trading days prior to the date of a conversion of the June 2024 FF Note. If an FF Notes Event of Default occurs under the June 2024 FF Note, then the balance remaining under the June 2024 FF Note will become convertible at the lower of the FF Notes Fixed Conversion Price, the closing price of the common stock on the date of the FF Notes Event of Default (or the next trading day if such date is not on a trading day), and $0.195 per share.

An FF Notes Event of Default will occur upon the occurrence of any of the following: The failure to pay obligations when due; failure to issue shares upon conversions as required; a material breach of representations and warranties or covenants; the entry of material judgments against certain of the Company’s subsidiaries; the initiation of bankruptcy or insolvency proceedings of certain of the Company’s subsidiaries; defaults on other indebtedness; failure to remain subject to and compliant with the Exchange Act; failure to maintain intellectual property and other necessary assets; the restatement of any financial statements; disclosure or attempted disclosure of material non-public information to the June 2024 FF Note holder; unavailability of Rule 144 for resales of the Company’s securities on or after six months from the issuance date of the June 2024 FF Note; and the delisting or suspension of listing of the Company’s common stock by the NYSE American. The occurrence of an FF Notes Event of Default will result in a number of additional obligations to the June 2024 FF Note holder, including acceleration and multiplication by 125% of the June 2024 FF Note balance; default interest at the rate of the lesser of (i) 15% per annum and (ii) the maximum amount permitted by law from the due date thereof until the same is paid; and the increase of the principal balance of the June 2024 FF Note by $3,000 each calendar month until the June 2024 FF Note is repaid in its entirety.

If at any time prior to the full repayment or full conversion of all amounts owed under the June 2024 FF Note the Company receives cash proceeds from any source or series of related or unrelated sources on or after the date of the June 2024 FF Note, including but not limited to, payments from customers, the issuance of equity or debt, the incurrence of Indebtedness, a merchant cash advance, sale of receivables or similar transaction, the exercise of outstanding warrants of the Company, the issuance of securities pursuant to an Equity Line of Credit of the Company or the Company’s offering of securities under Regulation A under the Securities Act, or the Company’s sale of assets (including but not limited to real property), the Company shall, within one business day of the Company’s receipt of such proceeds, inform the holder of the June 2024 FF Note of or publicly disclose such receipt, following which the holder of the June 2024 FF Note shall have the right in its sole discretion to require the Company to immediately apply up to 100% of such proceeds to repay all or any portion of the outstanding principal amount and interest (including any default interest) then due under the June 2024 FF Note, not including any such proceeds used to repay the May 2024 FF Note. The 110% prepayment premium will apply to any repayment of the June 2024 FF Note pursuant to this requirement prior to the occurrence of an FF Notes Event of Default.

The June 2024 FF Note will be a senior secured obligation of the Company, with priority over all existing and future indebtedness of the Company, except that the June 2024 FF Note provides that it will be pari passu in priority to the May 2024 FF Note, and junior in priority to the Second CBAZ Promissory Note. The Company may not incur any Indebtedness that is senior to or pari passu with the obligations under the June 2024 FF Note. During the period that any obligation under the June 2024 FF Note remains outstanding, the Company may not, without the June 2024 FF Note holder’s prior written consent, declare or pay any dividends or other distributions on shares of capital stock except in the form of shares of common stock or distributions pursuant to a stockholders’ rights plan approved by a majority of the Company’s disinterested directors. The Company also may not repurchase any capital stock or repay any indebtedness other than the May 2024 FF Note and the Second CBAZ Promissory Note while the Company has any obligation under the June 2024 FF Note without FirstFire’s written consent. The Company also may not (a) change the nature of its business; (b) sell, divest, change the structure of any material assets other than in the ordinary course of business; (c) enter into a Variable Rate Transaction (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement); or (d) enter into any merchant cash advance transaction, sale of receivables transaction, or any other similar transaction, without the consent of FirstFire, which may not be unreasonably withheld. The June 2024 FF Note also contains a most favored nations provision with respect to the issuance of any debt securities of the Company.

June 2024 FF Warrants

First June 2024 FF Warrant

The First June 2024 FF Warrant will be exercisable for up to 662,036 shares of common stock from the date of issuance until the fifth anniversary of the date of issuance. The holder may exercise the First June 2024 FF Warrant by a “cashless” exercise if the Market Price is less than the exercise price then in effect and there is no effective registration statement for the resale of the shares. The number of shares issuable upon cashless exercise will equal (i) the product of (a) the number of shares of common stock that the holder elects to purchase under the First June 2024 FF Warrant, times (b) the Market Price less the exercise price, divided by (ii) the Market Price.

Under the First June 2024 FF Warrant, the holder of the First June 2024 FF Warrant may at any time and from time to time, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation, exercise the First June 2024 FF Warrant to purchase shares of common stock at an initial exercise price of $0.30 per share, subject to adjustment, including adjustments under full-ratchet anti-dilution provisions for any issuances of securities at a lower price per share or per underlying share of common stock other than for an Excluded Issuance, or for any issuances of securities at a price which varies or may vary with the market price of the common stock, to match the price of such lower-priced or variable-priced securities, or for other dilution events. Simultaneous with any adjustment to the exercise price as a result of an anti-dilution adjustment, the number of shares underlying the First June 2024 FF Warrant will be adjusted proportionately so that after such adjustment the aggregate exercise price payable under the First June 2024 FF Warrant for the adjusted number of shares underlying the First June 2024 FF Warrant will be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise). The First June 2024 FF Warrant also contains rights to any rights to purchase securities of the Company distributed pro rata to the stockholders of the Company.

Second June 2024 FF Warrant

The Second June 2024 FF Warrant will be exercisable for up to 120,370 shares of common stock at an initial exercise price of $0.01 per share from the Second FF Warrants Trigger Date until the fifth anniversary of the Second FF Warrants Trigger Date, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation. The Second June 2024 FF Warrant will automatically be cancelled if the June 2024 FF Note is fully repaid in cash prior to any FF Notes Event of Default. The Second June 2024 FF Warrant otherwise has the same terms and conditions as the First June 2024 FF Warrant.

Placement Agent Compensation Relating to June 2024 FirstFire Private Placement

Under the Boustead Engagement Letter, Boustead acted as placement agent in the transaction described above. Pursuant to the Boustead Engagement Letter, the Company paid Boustead a commission of $12,250, equal to 7% of the gross proceeds from this transaction, and a non-accountable expense allowance of $1,750, equal to 1% of the gross proceeds from this transaction. Boustead waived any rights to compensation from the issuance of warrants to purchase common stock of the Company under the Boustead Engagement Letter with respect to this transaction, and deferred any rights to compensation from the issuance of shares of common stock under the Boustead Engagement Letter with respect to this transaction.

Restricted Stock and Option Grants

The Company made the following grants of options to purchase common stock and restricted stock to employees, officers, and directors under the Signing Day Sports, Inc. 2022 Equity Incentive Plan (as amended, the “Plan”) prior to the filing of registration statements on Form S-8 with the SEC on November 16, 2023 and March 1, 2024 which registered the offer and sale, or reoffer and resale, of shares of common stock that are issuable or were issued under the Plan:

In September 2022, certain non-executive employees were granted options to purchase a total of 56,000 shares of common stock. The options had an exercise price of $3.10 per share. A portion of the options were granted subject to certain vesting conditions. Subsequently, four of the employees were terminated. The former employees’ options were formerly exercisable to purchase 49,000 shares of common stock. The former employees did not exercise the options within the options’ exercise period as to the vested portion of the options, resulting in the full termination of these options without exercise.

On September 28, 2022, Dennis Gile, a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, was granted options to purchase a total of 35,000 shares of common stock. The options was exercisable at $3.10 per share. The options were subject to certain vesting conditions. Effective March 19, 2023, Mr. Gile resigned from all positions as an officer or director of the Company. Under the terms of his option agreements, the portion of Mr. Gile’s stock options that had vested prior to Mr. Gile’s resignation, relating to 29,000 shares, expired unexercised on June 19, 2023.

On September 9, 2022 and September 28, 2022, David O’Hara, a former Chief Operating Officer and Secretary of the Company, was granted options to purchase a total of 60,000 shares of common stock. The options may be exercised at $3.10 per share. The options were subject to certain vesting conditions. On March 1, 2024, Mr. O’Hara resigned from his position as Chief Operating Officer and terminated his employment as Chief Operating Officer and Secretary of the Company. The vested portion of the options expired unexercised as of June 1, 2024.

On September 28, 2022, Daniel Nelson, the Chief Executive Officer and Chairman and a director of the Company, was granted options to purchase a total of 35,000 shares of common stock. The options may be exercised at $3.10 per share. The options are subject to certain vesting conditions.

On September 28, 2022, Noah (Jed) Smith, a former director and former beneficial owner of more than 5% of the common stock of the Company, was granted an option to purchase 5,000 shares of common stock. The option was exercisable at $3.10 per share. Effective April 27, 2023, Mr. Smith resigned from his position as a director of the Company. Under the terms of his option agreement, Mr. Smith’s stock option expired unexercised as of July 28, 2023.

On September 28, 2022, Clayton Adams, a former director of the Company, was granted options to purchase a total of 30,000 shares of common stock. The options were exercisable at $3.10 per share. The options were subject to certain vesting conditions. Effective April 27, 2023, Mr. Adams resigned from his position as a director of the Company. Under the terms of his option agreements, the portion of Mr. Adams’ stock options that had vested prior to Mr. Adams’ resignation, relating to 20,000 shares, expired unexercised as of July 28, 2023.

On September 28, 2022, Glen Kim, a former director of the Company, was granted an option to purchase 5,000 shares of common stock. On February 12, 2024, Mr. Kim resigned from his position as a director of the Company. The option expired unexercised as of May 12, 2024.

On September 28, 2022, Martin Lanphere, a former director of the Company, was granted an option to purchase 27,000 shares of common stock for $3.10 per share, subject to certain vesting conditions. Mr. Lanphere was also granted an option to purchase 3,000 shares of common stock for $2.50 per share on April 18, 2023. On December 19, 2023, Mr. Lanphere resigned from his position as a director of the Company. Mr. Lanphere’s options expired unexercised on March 19, 2024.

On September 9, 2022, Roger Mason Jr., a director of the Company, was granted an option to purchase 24,000 shares of common stock. The option may be exercised at $3.10 per share. The option is subject to certain vesting conditions.

On March 14, 2023, David O’Hara, a former Chief Operating Officer and Secretary of the Company, was granted 90,000 shares of restricted stock, subject to certain vesting conditions. On March 1, 2024, Mr. O’Hara resigned from his position as Chief Operating Officer and terminated his employment as Chief Operating Officer and Secretary of the Company. On the same date, the unvested portion of the restricted stock, consisting of 45,000 shares, was automatically forfeited.

On March 14, 2023, options to purchase a total of 53,800 shares of common stock were granted under the Plan to certain employees. The options may be exercised at $3.10 per share. A portion of the options is subject to certain vesting conditions. Subsequently, one of the employees resigned prior to the vesting of a portion of the former employee’s option to purchase 13,800 shares of common stock after vesting; the unvested portion of the option, as to 10,350 shares of common stock, expired immediately and the vested portion of the option, as to 3,450 shares of common stock, expired unexercised as of July 20, 2023.

On April 5, 2023, Richard Symington, a former officer and director of the Company, was granted an option to purchase 100,000 shares of common stock. The option may be exercised at $2.50 per share. The option was subject to certain vesting conditions. Mr. Symington previously resigned from each of his positions as an officer and director of the Company on May 26, 2023. Under a consulting agreement with Mr. Symington in which Mr. Symington agreed to provide certain services to the Company starting 14 days following the Company’s initial public offering, the Company agreed not to terminate the option pending the beginning of such services, subject to termination of the consulting agreement at any time. On November 22, 2023, the Company appointed Mr. Symington President and Chief Technology Officer and terminated the consulting agreement prior to services provided for. Mr. Symington was elected as a director of the Company as of December 19, 2023. On February 22, 2024, Mr. Symington resigned from all positions and terminated his employment with the Company. Due to the option’s vesting conditions, the option was not exercisable prior to termination as of May 22, 2024.

On April 19, 2023, Trent Whitehead, the Company’s former Secretary and Vice President of Human Resources, was granted an option to purchase 10,000 shares of common stock. The option may be exercised at $2.50 per share. The option is subject to certain vesting conditions. On June 28, 2024, Mr. Whitehead resigned from his positions and terminated his employment with the Company. On the same date, the unvested portion of the stock option, as to 6,667 shares, expired unexercised.

On April 19, 2023, stock options to purchase a total of 41,000 shares of common stock were granted under the Plan to certain other employees. The options may be exercised at $2.50 per share. The options are subject to certain vesting conditions.

On May 3, 2023, stock options to purchase a total of 35,000 shares of common stock that were granted under the Plan to certain employees on April 19, 2023 were amended and restated to grant a total of 100,000 shares of common stock. The options were granted at an exercise price of $2.50 per share. The options are subject to certain vesting conditions. Subsequently, one of the employees that received the amended and restated stock options terminated employment and the employee’s stock option for 50,000 shares of common stock expired unexercised.

On May 9, 2023, Greg Economou, a director of the Company, was granted an option to purchase 24,000 shares of common stock. The option may be exercised at $2.50 per share. The option is subject to certain vesting conditions.

The foregoing grants of options to purchase common stock and grants of restricted stock were made in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering and/or Rule 701 under the Securities Act for the offer and sale of securities pursuant to a written compensatory plan or written contract relating to compensation.

Service Provider Agreements

Under agreements entered into with certain service providers effective as of November 28, 2022, in exchange for services, we agreed to issue the number of shares of common stock equal to the number of shares derived by dividing the total of $53,500 by the public offering price of the securities in the initial public offering to the service providers upon the completion of the Company’s initial public offering, if completed by November 15, 2023; otherwise we agreed to issue the number of shares of common stock derived by divided $53,500 by the Fair Market Value (as defined in the agreements) of the common stock. Pursuant to the agreements, each service provider was also required to enter into related restricted stock award agreements and an accredited investor questionnaire prior to the issuances of shares of common stock.

On November 16, 2023, in connection with the closing of the Company’s initial public offering, the Company issued a total of 10,700 shares of common stock to two service providers under the agreements with such service providers. As the final price of the initial public offering was determined to be $5.00 per share on November 13, 2023, the Company determined that the initial public offering had been completed as of November 15, 2023 for purposes of such service provider agreements. The shares of common stock were issued in exchange for services and no cash payments.

Each of the service providers entered into a restricted stock award agreement with the Company which provided that the service provider will not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any of the granted shares without the prior written consent of the Company or its managing underwriter, for up to 12 months following the initial public offering plus such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions.

General

Unless otherwise stated above, the sales of securities described above were made or will be made in reliance upon exemptions provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D thereunder for the offer and sale of securities not involving a public offering.

Item 16. Exhibits.

(a)	Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated November 13, 2023, by and between Signing Day Sports, Inc. and Boustead Securities, LLC (as representative of the underwriters named therein) (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed on November 17, 2023)
2.1	Agreement and Plan of Merger of Signing Day Sports, LLC, Signing Day Sports Baseball, LLC, and Signing Day Sports Football, LLC, with and into Signing Day Sports, Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-1 filed on May 15, 2023)
3.1	Second Amended and Restated Certificate of Incorporation of Signing Day Sports, Inc. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed on March 29, 2024)
3.2	Second Amended and Restated Bylaws of Signing Day Sports, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on May 15, 2023)
3.3	Amendment No. 1 to the Second Amended and Restated Bylaws of Signing Day Sports, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on December 8, 2023)
4.1	Representative’s Warrant issued to Boustead Securities, LLC, dated November 16, 2023 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on November 17, 2023)
4.2	Form of Simple Agreement for Future Equity (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.3	Form of 6% Convertible Note (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.4	Warrant to Purchase Common Stock issued to Boustead Securities, LLC, dated as of December 23, 2021 (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.5	Form of 8% Convertible Unsecured Note (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.6	Form of 8% Unsecured Promissory Note (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.7	Promissory Note issued to John Dorsey, dated January 12, 2023 (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.8	Form of Warrant to Purchase Equity Securities issued with 8% Convertible Unsecured Note (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.9	Form of Common Stock Purchase Warrant issued with 8% Unsecured Promissory Note (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.10	Form of 15% Original Issue Discount Promissory Note (incorporated by reference to Exhibit 4.11 to the Registration Statement on Form S-1/A filed on August 31, 2023)
4.11	Promissory Note issued to Nelson Financial Services Inc., dated July 23, 2023 (incorporated by reference to Exhibit 4.2 to the Quarterly Report on Form 10-Q/A filed on December 29, 2023)
4.12	Promissory Note issued to Daniel Nelson, dated March 17, 2023 (incorporated by reference to Exhibit 4.16 to the Registration Statement on Form S-1/A filed on August 31, 2023)
4.13	Promissory Note issued to Nelson Financial Services Inc., dated March 8, 2023 (incorporated by reference to Exhibit 4.15 to the Registration Statement on Form S-1/A filed on August 31, 2023)
4.14	Promissory Note issued to Nelson Financial Services Inc., dated March 1, 2023 (incorporated by reference to Exhibit 4.14 to the Registration Statement on Form S-1/A filed on August 31, 2023)
4.15	Promissory Note issued to Dennis Gile, dated July 11, 2022 (incorporated by reference to Exhibit 4.12 to the Registration Statement on Form S-1/A filed on August 31, 2023)

4.16	Promissory Note issued to Daniel Nelson, dated July 11, 2022 (incorporated by reference to Exhibit 4.13 to the Registration Statement on Form S-1/A filed on August 31, 2023)
4.17	Form of Warrants to Purchase Common Stock issued to Boustead Securities, LLC, as placement agent for purchases pursuant to Common Stock Purchase Agreement, dated January 5, 2024, between Signing Day Sports, Inc. and Tumim Stone Capital LLC (incorporated by reference to Exhibit 4.18 to the Annual Report on Form 10-K filed on March 29, 2024)
4.18	Promissory Note issued to Daniel Nelson, dated as of April 25, 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on April 26, 2024)
4.19	Form of Senior Secured Promissory Note issued to FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on May 17, 2024)
4.20	Form of Common Stock Purchase Warrant issued to FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on May 17, 2024)
4.21	Form of Common Stock Purchase Warrant issued to FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed on May 17, 2024)
4.22	Form of Warrant to Purchase Common Stock issued to Boustead Securities, LLC, dated as of May 20, 2024 (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K/A filed on May 21, 2024)
4.23	Senior Secured Promissory Note issued on June 18, 2024 by Signing Day Sports, Inc. to FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on June 20, 2024)
4.24	Common Stock Purchase Warrant issued on June 18, 2024 by Signing Day Sports, Inc. to FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on June 20, 2024)
4.25	Common Stock Purchase Warrant issued on June 18, 2024 by Signing Day Sports, Inc. to FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed on June 20, 2024)
5.1*	Opinion of Bevilacqua PLLC
10.1	Marketing Agreement between Arizona Football Coaches Association and Signing Day Sports, dated May 23, 2022 (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.2	Client Service Agreement between Tilson HR, Inc. and Signing Day Sports, dated June 18, 2020 (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.3	Order for Services between Signing Day Sports, Inc. and Paycor Services, dated May 23, 2022 (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.4	Form of Subscription Agreement for 6% Convertible Unsecured Promissory Notes (incorporated by reference to Exhibit 10.33 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.5	Form of Investor Rights and Lock-Up Agreement (incorporated by reference to Exhibit 10.34 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.6	Form of Subscription Agreement for 8% Convertible Unsecured Promissory Notes and Warrants (incorporated by reference to Exhibit 10.35 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.7	Form of Subscription Agreement for 8% Unsecured Promissory Notes and Warrants (incorporated by reference to Exhibit 10.57 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.8	Sponsorship Agreement between Goat Farm Sports and Signing Day Sports, Inc., dated September 9, 2022 (incorporated by reference to Exhibit 10.36 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.9	Collaboration and Revenue-Sharing Agreement between Signing Day Sports, Inc. and Louisville Slugger Hitting Science Center LLC, dated as of October 31, 2022 (incorporated by reference to Exhibit 10.37 to the Registration Statement on Form S-1 filed on May 15, 2023)

10.10	Settlement Agreement, Release of Claims, and Covenant Not To Sue between Signing Day Sports, Inc. and John Dorsey, dated as of January 12, 2023 (incorporated by reference to Exhibit 10.48 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.11	Standard Form Office Lease, dated November 1, 2022, and Addendum to Lease, executed November 2, 2022, between M4 Perimeter, LLC and Signing Day Sports, Inc. (incorporated by reference to Exhibit 10.49 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.12†	Form of Independent Director Agreement between Signing Day Sports, Inc. and each independent director (incorporated by reference to Exhibit 10.51 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.13†	Form of Indemnification Agreement between Signing Day Sports, Inc. and each executive officer or director (incorporated by reference to Exhibit 10.52 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.14†	Signing Day Sports, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.53 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.15†	Amendment No. 1 to the Signing Day Sports, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 filed on March 1, 2024)
10.16†	Form of Stock Option Agreement for Signing Day Sports, Inc. 2022 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-8 filed on March 1, 2024)
10.17†	Form of Restricted Stock Award Agreement for Signing Day Sports, Inc. 2022 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-8 filed on March 1, 2024)
10.18†	Form of Restricted Stock Unit Award Agreement for Signing Day Sports, Inc. 2022 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 99.6 to the Registration Statement on Form S-8 filed on March 1, 2024)
10.19	Repurchase and Resignation Agreement between Signing Day Sports, Inc. and Dennis Gile, dated March 21, 2023 (incorporated by reference to Exhibit 10.58 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.20	Confidential Mutual General Release and Covenant Not to Sue Agreement, effective as of March 29, 2023, between Signing Day Sports, Inc. and John Dorsey (incorporated by reference to Exhibit 10.59 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.21	First Amendment to Lease, dated April 1, 2023, between M4 PERIMETER, LLC and Signing Day Sports, Inc. (incorporated by reference to Exhibit 10.60 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.22†	Amended and Restated Employment Offer Letter, dated March 14, 2023, between Signing Day Sports, Inc. and David O’Hara (incorporated by reference to Exhibit 10.50 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.23†	Employee Confidential Information and Inventions Assignment Agreement, dated April 3, 2023, between Signing Day Sports, Inc. and David O’Hara (incorporated by reference to Exhibit 10.61 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.24†	Executive Employment Agreement, dated April 5, 2023, between Signing Day Sports, Inc. and Richard Symington (incorporated by reference to Exhibit 10.62 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.25	Work for Hire Agreement – Acknowledgement and Assignment between Signing Day Sports and Midwestern Interactive, LLC, dated December 21, 2022 (incorporated by reference to Exhibit 10.64 to the Registration Statement on Form S-1/A filed on June 30, 2023)
10.26	Amendment to Convertible Unsecured Note, dated as of August 7, 2023, among Signing Day Sports, Inc. and certain holders of the 8% Convertible Unsecured Promissory Notes (incorporated by reference to Exhibit 10.65 to the Registration Statement on Form S-1/A filed on August 31, 2023)
10.27	Strategic Alliance Agreement, dated as of October 20, 2023, between Signing Day Sports, Inc. and SAJE Enterprises LLC (DBA Elite Development Program Soccer) (incorporated by reference to Exhibit 10.66 to the Registration Statement on Form S-1/A filed on October 24, 2023)

10.28†	Executive Employment Agreement, dated as of November 22, 2023, between Signing Day Sports, Inc. and Richard Symington (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on November 29, 2023)
10.29	Employee Confidential Information and Inventions Assignment Agreement, dated November 27, 2023, between Signing Day Sports, Inc. and Richard Symington (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on November 29, 2023)
10.30†	Executive Employment Agreement, dated as of November 22, 2023, between Signing Day Sports, Inc. and Daniel Nelson (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on November 29, 2023)
10.31	Employee Confidential Information and Inventions Assignment Agreement, dated November 22, 2023, between Signing Day Sports, Inc. and Daniel Nelson (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on November 29, 2023)
10.32†	Executive Employment Agreement, dated as of November 22, 2023, between Signing Day Sports, Inc. and David O’Hara (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on November 29, 2023)
10.33	Settlement Agreement and Release, dated as of December 12, 2023, between Signing Day Sports, Inc. and Midwestern Interactive, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 15, 2023)
10.34	Business Loan Agreement, dated October 6, 2023, between Signing Day Sports, Inc. and Commerce Bank of Arizona (incorporated by reference to Exhibit 10.13 to the Quarterly Report on Form 10-Q/A filed on December 29, 2023)
10.35	Promissory Note issued by Commerce Bank of Arizona to Signing Day Sports, Inc., dated October 6, 2023 (incorporated by reference to Exhibit 4.3 to the Quarterly Report on Form 10-Q/A filed on December 29, 2023)
10.36	Business Loan Agreement, dated December 11, 2023, between Signing Day Sports, Inc. and Commerce Bank of Arizona (incorporated by reference to Exhibit 10.14 to the Quarterly Report on Form 10-Q/A filed on December 29, 2023)
10.37	Promissory Note issued by Commerce Bank of Arizona to Signing Day Sports, Inc., dated December 11, 2023 (incorporated by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q/A filed on December 29, 2023)
10.38	Assignment of Deposit Account, dated December 11, 2023, between Signing Day Sports, Inc. and Commerce Bank of Arizona (incorporated by reference to Exhibit 10.15 to the Quarterly Report on Form 10-Q/A filed on December 29, 2023)
10.39	Term Sheet for an Equity Line of Credit between Signing Day Sports, Inc. and 3i Management, dated as of November 16, 2023 (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q/A filed on December 29, 2023)
10.40	Common Stock Purchase Agreement, dated January 5, 2024, between Signing Day Sports, Inc. and Tumim Stone Capital LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 8, 2024)
10.41	Registration Rights Agreement, dated January 5, 2024, between Signing Day Sports, Inc. and Tumim Stone Capital LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on January 8, 2024)
10.42†	Amended and Restated Executive Employment Agreement, dated as of March 1, 2024, between Signing Day Sports, Inc. and Daniel Nelson (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 6, 2024)
10.43	Amendment No. 1 to Strategic Alliance Agreement, dated as of March 8, 2024, between Signing Day Sports, Inc. and SAJE Enterprises LLC (DBA Elite Development Program Soccer) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 11, 2024)
10.44†	Executive Employment Agreement, dated as of April 23, 2024, between Signing Day Sports, Inc. and Craig Smith (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on April 26, 2024)
10.45	Employee Confidential Information and Inventions Assignment Agreement, dated as of April 23, 2024, between Signing Day Sports, Inc. and Craig Smith (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on April 26, 2024)

10.46	Amendment No. 1 to Settlement Agreement and Release, dated as of April 11, 2024, between Signing Day Sports, Inc. and Midwestern Interactive, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on April 17, 2024)
10.47†	Employment Offer Letter, dated March 7, 2023, between Signing Day Sports, Inc. and Jeffry Hecklinski (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on April 11, 2024)
10.48†	Executive Employment Agreement, dated as of April 9, 2024, between Signing Day Sports, Inc. and Jeffry Hecklinski (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on April 11, 2024)
10.49	Employee Confidential Information and Inventions Assignment Agreement, dated March 9, 2023, between Signing Day Sports, Inc. and Jeffry Hecklinski (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on April 11, 2024)
10.50†	Employment Offer Letter, dated March 16, 2023, between Signing Day Sports, Inc. and Trent Whitehead (incorporated by reference to Exhibit 10.12 to the Quarterly Report on Form 10-Q filed on May 15, 2024)
10.51	Employee Confidential Information and Inventions Assignment Agreement, dated February 6, 2024, between Signing Day Sports, Inc. and Trent Whitehead (incorporated by reference to Exhibit 10.13 to the Quarterly Report on Form 10-Q filed on May 15, 2024)
10.52	Securities Purchase Agreement, dated as of May 16, 2024, between Signing Day Sports, Inc. and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 17, 2024)
10.53	Security Agreement, dated as of May 16, 2024, between Signing Day Sports, Inc. and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on May 17, 2024)
10.54	Registration Rights Agreement, dated as of May 16, 2024, between Signing Day Sports, Inc. and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on May 17, 2024)
10.55	Amendment to Senior Secured Promissory Note and Warrants, dated as of May 20, 2024, between Signing Day Sports, Inc. and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K/A filed on May 21, 2024)
10.56†	Consulting Agreement, dated as of June 14, 2024, between Signing Day Sports, Inc. and Damon Rich (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 14, 2024)
10.57	Confidential Information and Inventions Assignment Agreement, executed June 14, 2024, between Signing Day Sports, Inc. and Damon Rich (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on June 14, 2024)
10.58	Securities Purchase Agreement, dated as of June 18, 2024, between Signing Day Sports, Inc. and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 20, 2024)
10.59	Security Agreement, dated as of June 18, 2024, between Signing Day Sports, Inc. and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on June 20, 2024)
10.60	Registration Rights Agreement, dated as of June 18, 2024, between Signing Day Sports, Inc. and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on June 20, 2024)
10.61	Amendment to the Transaction Documents, dated as of June 18, 2024, between Signing Day Sports, Inc. and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on June 20, 2024)
10.62	Warrant Cancellation Agreement, dated as of June 18, 2024, between Signing Day Sports, Inc. and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on June 20, 2024)
14.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to the Registration Statement on Form S-1 filed on May 15, 2023)
16.1	Letter from Marcum LLP to the Securities and Exchange Commission dated June 30, 2023 (incorporated by reference to Exhibit 16.1 to the Registration Statement on Form S-1/A filed on June 30, 2023)
23.1*	Consent of BARTON CPA
23.2	Consent of Bevilacqua PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

99.1	Signing Day Sports, Inc. Audit Committee Charter (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-1 filed on May 15, 2023)
99.2	Signing Day Sports, Inc. Compensation Committee Charter (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-1 filed on May 15, 2023)
99.3	Signing Day Sports, Inc. Nominating and Corporate Governance Committee Charter (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-1 filed on May 15, 2023)
99.4	Signing Day Sports, Inc. Disclosure Controls and Procedures Committee Charter (incorporated by reference to Exhibit 99.7 to the Registration Statement on Form S-1 filed on January 26, 2024)
99.5	Signing Day Sports, Inc. Insider Trading Policy (incorporated by reference to Exhibit 99.5 to the Registration Statement on Form S-1 filed on January 26, 2024)
99.6	Signing Day Sports, Inc. Clawback Policy (incorporated by reference to Exhibit 99.6 to the Registration Statement on Form S-1 filed on January 26, 2024)
107*	Calculation of Filing Fee Table

*	Filed herewith
†	Executive compensation plan or arrangement.

(b)	Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that: paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(iii)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on July 5, 2024.

Signing Day Sports, Inc.
By:	/s/ Daniel Nelson
Daniel Nelson Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Daniel Nelson and Craig Smith as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre- and post-effective amendments) to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Nelson Daniel Nelson	Chief Executive Officer (principal executive officer), Chairman, and Director	July 5, 2024

/s/ Damon Rich Damon Rich	Interim Chief Financial Officer (principal financial officer and principal accounting officer)	July 5, 2024

/s/ Jeffry Hecklinski Jeffry Hecklinski	President and Director	July 5, 2024

/s/ Greg Economou Greg Economou	Director	July 5, 2024

/s/ Roger Mason Jr. Roger Mason Jr.	Director	July 5, 2024

/s/ Peter Borish Peter Borish	Director	July 5, 2024